Exhibit 4.5

ONEOK, INC. 401(k) PLAN

As Amended and Restated January 1, 2024

ONEOK, INC. 401(k) PLAN

As Amended and Restated January 1, 2024

TABLE OF CONTENTS

ARTICLE		Page Number

INTRODUCTORY STATEMENT		7

ARTICLE I DEFINITIONS		8

ARTICLE II ELIGIBILITY AND PARTICIPATION		18

1.	Eligibility	18
2.	Commencement of Participation	18
3.	Participation Voluntary; Eligible Automatic Contribution Arrangement	18
4.	Duration of Participation	18
5.	Reentry of Participant	18
6.	Breaks in Service	19
7.	Eligibility in Case of Merger, Consolidation or Acquisition	19

ARTICLE III CONTRIBUTIONS FOR PARTICIPANT 401(K) SALARY REDUCTIONS		20

1.	401(k) Contributions	20
2.	Cash or Deferral Election	20
3.	Roth 401(k) Elective Deferrals	21
4.	Time of Contribution	23
5.	Eligible Automatic Contribution Arrangement	24

ARTICLE IV AFTER-TAX PARTICIPANT CONTRIBUTIONS		27

1.	Percentage of After-Tax Deposits	27
2.	Change of Percentage of After-Tax Deposits	27
3.	Deposit by Payroll Deduction	27
4.	Transfer to Trust	27

ARTICLE V ROLLOVERS, TRANSFERRED ACCOUNTS		28

1.	Rollover of Distributions from the Plan	28
2.	Rollover from Other Plans of the Company	28
3.	Trust to Trust Transfers from Other Plans of the Company	29
4.	Direct Rollovers	29

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5.	Rollover of Nontaxable Distributions	33
6.	Trust to Trust Transfers from Plans of Other Employers	33
7.	Separately Accounted for Rollovers from Other Plans	33
8.	Rollover to IRA for Non-Spouse Beneficiary	34
9.	Transfer to Foreign Trust Disallowed	34
10.	Automatic Rollover by Participants or Inactive Participants	34

ARTICLE VI SUSPENSION OF SALARY REDUCTIONS, DEPOSITS		35

1.	Suspension of Reduction in Compensation or After-Tax Deposits by Participant for Deficiency in Compensation	35
2.	Reinstatement of Voluntarily Suspended Reduction in Compensation or After-Tax Deposits	35

ARTICLE VII COMPANY MATCHING CONTRIBUTIONS		36

1.	Company Matching Contributions	36
2.	Participant’s Matching Contribution Account	37
3.	Permissible Types of Company Contributions	37

ARTICLE VIII PROFIT SHARING CONTRIBUTIONS		38

1.	Profit Sharing Contributions	38
2.	Allocation of Profit Sharing Contributions	39
3.	Permissible Types of Company Contributions	39
4.	Definitions	39

ARTICLE IX LIMITATIONS ON CONTRIBUTIONS AND ANNUAL ADDITIONS		41

1.	General	41
2.	Limitation on Elective Deferrals; Catch-Up Contributions	41
3.	Actual Deferral Percentage Limitations	41
4.	Limitations on Company Matching Contributions and After-Tax Deposits	42
5.	Separate Application of Limitations	42
6.	Limitation on Allocations; Annual Additions	42
7.	No Return or Diversion of Contributions Except for Mistake	47
8.	Distribution of Excess Deferrals	48
9.	Excess 401(k) Contributions	48
10.	Excess Aggregate Contributions	50
11.	Qualified Nonelective and Matching Contributions	51

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12.	Plan Not Dependent Upon Earnings; Company Contributions Limited to Earnings	53
13.	Maximum Contribution	53
14.	Application of Dollar Leveling Method	53
15.	Income Allocable to Excess Contributions	54

ARTICLE X INVESTMENT PROVISIONS		55

1.	Participant Directed Investment	55
2.	Time of Action by Trustee on Investments	58
3.	Redemption of Nontransferable Securities	59
4.	Manner of Holding Cash and Securities	59
5.	Voting of Shares	59
6.	Tender Offers	60
7.	Section 16 Person Limitations; Discretionary Transactions	61
8.	Employee Stock Ownership Plan (ESOP)	62
9.	Investment Diversification of Investments	64
10.	No Guarantee or Indemnity	67

ARTICLE XI CREDITS AND CHARGES TO A PARTICIPANT’S ACCOUNT		68

1.	General Charges and Credits	68
2.	ESOP Dividend Reinvestment	68
3.	Calculation of Charges and Credits to Participant Accounts	68
4.	Commissions, Taxes, and Charges on Security Purchases and Sales	68
5.	Investment Management Fees	68
6.	Allocation of Plan Administrative Expenses	69
7.	Calculation of Credits for Redemption	69
8.	Taxes	69

ARTICLE XII VESTING AND LIQUIDATION OF ACCOUNTS		70

1.	Vesting of Participant and Company Contributions	70
2.	Withdrawals	70
3.	Distribution of Participant Accounts	70
4.	ESOP Employer Stock Distributions	71
5.	Participant Election to Defer Distribution	71
6.	Individual Retirement Account Distributions	72
7.	Deferred Distribution of Accounts	72

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8.	Distribution of Deferred Accounts at Death of Participant	72
9.	Required Distributions	73
10.	Form of Distributions	75
11.	Participant’s Right to Demand Employer Securities	75
12.	Qualified Domestic Relations Orders; Distributions	76

ARTICLE XIII WITHDRAWALS, DISTRIBUTIONS, PLAN LOANS		77

1.	Hardship Withdrawals from 401(k) Contribution Account	77
2.	Participant Withdrawals of After-Tax Deposits	79
3.	Participant Withdrawals of Rollover Contributions	79
4.	Voluntary Withdrawal After Age Fifty-Nine and One-Half (59 1⁄2)	79
5.	Limited Withdrawal Rights; Pre-1999 KGS 401(k) Thrift Plan Account	79
6.	Plan Loans	80
7.	No Withdrawal of Loan Amount	81
8.	Form of Withdrawals or Loan	81

ARTICLE XIV BENEFICIARIES IN THE EVENT OF DEATH		82

1.	Surviving Spouse as Primary Beneficiary	82
2.	Election and Consent to Alternate Beneficiary or Beneficiaries	82
3.	Designation of Beneficiary or Beneficiaries	82
4.	Payment and Distribution to Beneficiary or Beneficiaries	83
5.	Rollover to IRA for Non-Spouse Beneficiary	83

ARTICLE XV MILITARY SERVICE		84

1.	Participant Military Service	84
2.	Treatment of Differential Wage Payments	84
3.	Contributions with Respect to Military Service	84
4.	Distributions	85
5.	Death Benefits	86
6.	Qualified Military Service	86

ARTICLE XVI ADMINISTRATION		87

1.	ONEOK, Inc. Benefit Plan Administration Committee	87
2.	Trust, Trustee and Committee	87
3.	Allocation of Fiduciary and Settlor Responsibilities	88
4.	Action by the Committee	89

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5.	Costs of Plan Administration	89
6.	Uniform and Nondiscriminatory Application	89
7.	Claims Procedures	89
8.	Electronic Medium Notices and Elections; ERISA Disclosure and Reporting	91
9.	Recognition of Agency Relationships	91
10.	Valuation of Trust Assets	91
11.	Allocation and Delegation of Committee Responsibilities	92
12.	Audit	92
13.	Annual Reports	92
14.	Overpayments	92
15.	Unclaimed Benefits	93
16.	Reliance on Data and Consents	93
17.	Duties and Responsibilities of Participants and Others	93

ARTICLE XVII GENERAL PROVISIONS		95

1.	Notices and Communications	95
2.	Non-Assignability	95
3.	Terms of Employment Unaffected	96
4.	Construction of the Plan	96
5.	Forfeitures	96

ARTICLE XVIII TOP-HEAVY RULES		97

1.	Minimum Contribution	97
2.	Rate of Minimum Contribution	97
3.	Top-Heavy Status Determination	98
4.	Vesting	99
5.	Application to Bargaining Unit Employees	99
6.	Definitions	99

ARTICLE XIX MODIFICATION AND TERMINATION		101

1.	Amendment and Termination of Plan	101
2.	Limit to Effect of Modification	101
3.	Participant Rights in Case of Modification	101
4.	Nonforfeitability	101
5.	Termination Distributions	102
6.	Transfer or Sponsorship of Plan	102

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ONEOK, Inc. 401(k) PLAN

As Amended and Restated January 1, 2024

INTRODUCTORY STATEMENT

1. Background. The ONEOK, Inc. 401(k) Plan (the “Plan”) is sponsored and maintained by ONEOK, Inc. (the “Company”). The Plan was originally established by the Company on April 1, 1956. Since its adoption, the Plan was amended from time to time to change the Plan’s design, reflect transactions and other events impacting the Plan and the Company, comply with applicable law, reflect the Plan’s administration, and make certain other clarifying changes.

In particular, the Plan was amended: (1) effective January 1, 2014, to reflect the spin-off of ONE Gas, Inc. from the Company, the exclusion of ONE Gas employees from Plan participation, and the transfer of assets and liabilities attributable to ONE Gas employees to a separate plan, (2) effective December 31, 2018 (the “Profit Sharing Plan Merger Date”) to reflect the merger of the ONEOK, Inc. Profit Sharing Plan into the Plan, and (3) effective as of the Effective Time (as such term is defined in the Agreement and Plan of Merger (the “Magellan Merger Agreement”) by and among ONEOK, Otter Merger Sub, LLC (“Merger Sub”), and Magellan Midstream Partners, L.P. (the “Partnership”, and together with any other entity that becomes a subsidiary or affiliate of ONEOK upon the consummation of the Magellan Merger, (“Magellan”)), dated May 14, 2023, pursuant to which Merger Sub merged with and into the Partnership, with the Partnership surviving as a direct wholly owned subsidiary of ONEOK (the “Magellan Merger”)), to reflect that certain Magellan employees became eligible to participate in the Plan.

Effective as of January 1, 2024, the Plan is now again amended and restated to incorporate previously adopted amendments, to make changes required and permitted due to changes in applicable law, and to make certain other clarifying changes and updates.

2. Purposes. The purposes of the Plan are to encourage systematic savings to meet the financial needs of eligible employees both during active employment and during retirement and to make available a number of investment vehicles for such savings.

3. Rights Affected. Except as otherwise required by law or an amendment or as provided to the contrary herein, the provisions of this amended and restated Plan shall apply only to Employees who complete an Hour of Service on or after the Effective Date. The rights of any other person shall be governed by the Plan as in effect on the date of the person’s Severance of Employment, except to the extent expressly provided in any amendment adopted subsequently thereto; provided, that the Plan’s provisions relating to the Plan’s administration as in effect from time to time shall apply to all persons regardless of the time of their Severance of Employment.

4. Qualification under the Internal Revenue Code. It is intended that the Plan be a qualified profit-sharing plan within the meaning of Code Section 401(a), that the requirements of Code Section 401(k) or 414(v) be satisfied as to that portion of the Plan represented by contributions made pursuant to elections of Elective Deferrals, that the requirements of Code Section 401(m) be satisfied as to that portion of the Plan represented by Matching Contributions and that the trust or other funding vehicle associated with the Plan be exempt from federal income taxation pursuant to the provisions of Code Section 501(a).

5. Documents. The Plan consists of the Plan document as set forth herein, and any amendment thereto. Certain provisions relating to the Plan and its operation are contained in the corresponding agreement governing the Trust (or documents establishing any other funding vehicle for the Plan), and any amendments, supplements, appendices and riders to any of the foregoing.

ARTICLE I

DEFINITIONS

As used in this Plan, unless otherwise required by the context, the following words and phrases shall have the meanings indicated:

PARAGRAPH

401(k) Contribution

The amount contributed by the Company in accordance with Paragraphs 1., 2., and 3. of Article III.

401(k) Contribution Account

The account of a Participant established and maintained for 401(k) Contributions made for such Participant.

Actual Deferral Percentage

The Actual Deferral Percentage for a specified group of Employees (either Highly Compensated Employees or all other Employees eligible to participate in this Plan who are not Highly Compensated Employees) for a Plan Year is the average of the ratios, calculated separately for each employee in such group, of the 401(k) Contribution paid on behalf of each such Employee for the Plan Year to such Employee’s Compensation for the Plan Year. The Employer may, from time to time in its discretion, and to the extent permitted by Code Section 401(k), calculate such ratios by adding to the 401(k) Contribution for such Employee the Matching Contribution paid for the benefit of such Employee and qualified nonelective contributions (within the meaning of Code Section 401(m)(4)(C)).

Affiliate

Any entity that (a) with the Company, constitutes (1) a “controlled group of corporations” within the meaning of Code Section 414(b), (2) a “group of trades or businesses under common control” within the meaning of Code Section 414(c), or (3) an “affiliated service group” within the meaning of Code Section 414(m) or (b) is required to be aggregated with the Company pursuant to regulations under Code Section 414(o).

After-Tax Deposits

The deposits and contributions of Participants made to this Plan pursuant to Paragraph 1. of Article IV.

Board

The Board of Directors of ONEOK.

Catch-Up Contribution

Elective Deferrals made to the Plan that are in excess of an otherwise applicable Plan limit and that are made by Participants who are aged fifty (50) or over by the end of their taxable years, pursuant to Code Section 414(v).

Code

The Internal Revenue Code of 1986, as amended.

Committee

The ONEOK, Inc. Benefit Plan Administration Committee that is responsible for administering the Plan in accordance with Paragraph 1. of Article XVI hereof.

Company

ONEOK, Inc., an Oklahoma corporation, and its direct and indirect wholly owned subsidiaries.

Company Matching Contributions

The matching contribution made by the Company pursuant to Article VII of the Plan with respect to the Reductions in Compensation and After-Tax Deposits of the Participant.

Compensation

A. The total annual base salary plus any lump sum merit pay and promotion awards, gainshare awards, cash incentive compensation (unless specifically excluded under a written bonus arrangement), commissions, overtime pay, and shift differentials paid to a Participant by the Company, but excluding amounts credited by the Company under a plan of deferred compensation to the extent that such notional contributions are not includible in gross income of the Participant for the taxable year in which notionally contributed and excluding compensation paid after a Participant’s death. Provided, that any reduction in salary elected and deferred by the Participant under the cash or deferred arrangement of Article III of the Plan, any other defined contribution plan established or maintained by the Company, any deferred compensation plan, or under Code Sections 125, 132(f)(4), 402(e)(8) and 457 pursuant to the employee benefit plans of the Company shall be included in determining compensation hereunder. For purposes of this definition incentive compensation shall be treated as paid to a Participant at the time of actual payment. Any compensation shall be considered for purposes of this Paragraph for a calendar year notwithstanding that is paid after the Participant’s termination of employment (other than due to the Participant’s death) with the Company, provided the compensation is paid by the later of two and one-half (2 1⁄2) months after severance from employment with the Company or the end of the calendar year that includes the date of severance from employment with the Company. Provided, further, that the annual compensation of each Participant taken into account under this Plan for any year shall not exceed $200,000 or such other amount as may be applicable under Code Section 401(a)(17). Provided, further that the annual compensation limit in effect for the applicable calendar year shall be prorated for purposes of determining the Quarterly Compensation (as defined in Paragraph 4.C of Article VIII) used to calculate the Company contribution under Paragraph 1.A of Article VIII. Except as otherwise determined by the Committee in accordance with its uniform and nondiscriminatory procedures, compensation received by an Employee before an Employee becomes a Participant shall not be treated as Compensation for purposes of the Plan.

B. If a determination period consists of fewer than eight (8) months, the annual compensation limit is an amount equal to the otherwise applicable annual compensation limit multiplied by a fraction, the numerator of which is the number of months in the short determination period, and the denominator of which is twelve (12).

Designation Date

The Designation Date under the Plan with respect to any particular election or other action required or allowed to be taken, elected or confirmed on or before the Designation Date, shall mean and be the next regular payroll date that is established and scheduled to occur for the periodic payment of salaries, wages and compensation to Employees by the Company.

Effective Date

January 1, 2024, the effective date of this amendment and restatement of the Plan. The original effective date of the Plan is April 1, 1956.

Elective Deferrals

With respect to any taxable year, the sum of (i) any pre-tax 401(k) Contributions to the Plan, (ii) any Roth 401(k) Elective Deferral made pursuant to the Plan, and (iii) any Catch-Up Contribution made pursuant to the Plan and Code Section 414(v).

Eligible Employee

Each Employee of the Company, except that an Eligible Employee shall not include: (1) an Employee whose terms and conditions of employment are determined through collective bargaining and set forth in a collective bargaining agreement to which the Company is a party, where the issue of retirement benefits has been the subject of good-faith bargaining, unless such agreement provides for the participation of such Employees in the Plan; (2) any person who is an Employee solely by reason of being a “leased employee” within the meaning of Code Section 414(n) or 414(o) or who is otherwise classified by the Company as a leased employee; (3) an Employee of the Company who is a nonresident alien and who does not receive from the Company any earned income under Code Section 911(d)(2) that constitutes income from sources within the United States under Code Section 861(a)(3); (4) any person whose services have been obtained through a separate contract and who is classified as a fee-for-service worker, a leased employee, or an independent contractor or otherwise or any other person who, in the sole discretion of the Company or an Affiliate, is not treated as an employee for purposes of withholding federal employment taxes, regardless of any contrary governmental or judicial determination relating to such employment status or tax withholding obligation; and (5) any person who is classified by the Company as a “temporary employee” or an “intern” under the Company’s standard personnel policies. If a person described in the preceding sentence is subsequently reclassified as, or determined to be, an employee by the Internal Revenue Service, any other governmental agency or authority, or a court, or if the Company or Affiliate is required to reclassify such an individual as an Employee as a result of such reclassification or determination (including any reclassification by the Company or Affiliate in settlement of any claim or action relating to such individual’s employment status), such individual shall not become eligible to become a Participant in this Plan by reason of such reclassification or determination.

Notwithstanding the foregoing, an Employee who is classified by the Company as a temporary employee or intern and who is not otherwise excluded from the definition of Eligible Employee as described above shall become an Eligible Employee: (1) for all purposes under the Plan upon the completion of a Year of Service, or (2) for purposes of being eligible to make 401(k) Contributions to the Plan, upon the completion of the service requirement set forth in Code Section 401(k)(2)(D).

Employee

Any person employed by the Company or Affiliate, including officers and others engaged in the management of the business, provided such person is in active service of the Company or Affiliate and is classified by the Company or Affiliate as a common-law employee of the Company or Affiliate. A person who is not otherwise employed by the Company or Affiliate shall be deemed to be employed by any such company if (1) such person is a leased employee with respect to whose services the Company or Affiliate is the recipient, within the meaning of Code Section 414(n) or 414(o), but to whom Code Section 414(n)(5) does not apply, or (2) under common law agency rules, he has performed services for the Company and/or a related person (within the meaning of Code Section 414(n)(6)) under the direction and control of the Company and/or related person, pursuant to an agreement between the Company and any other individual or entity, on a substantially full-time basis for a period of at least one (1) year.

Employee Contribution Account

An amount to be separately accounted for and maintained for each Participant to which all Participant After-Tax Deposits (other than those accounted for and maintained as his/her Separate Section 72(d) Employee Contribution Account), and all earnings, income, expenses, gains, and losses attributable thereto shall be charged and credited pursuant to Articles X and XI hereof.

Employee Stock Ownership Plan

That portion of the Plan under which Employee Stock Ownership Plan (“ESOP”) Participant Accounts are invested in ONEOK, Inc. Common Stock pursuant to Paragraph 1. of Article X, and held and administered in accordance with the provisions of Paragraph 8. of Article X, and other pertinent provisions of the Plan.

ERISA

Employee Retirement Income Security Act of 1974, as amended.

ESOP Dividends

The dividends paid to Participants or to the Trust of the Plan on ONEOK, Inc. Common Stock in the Participant Account of such a Participant, or a retired or terminated Employee.

Excess Aggregate Contributions

With respect to any Plan Year, the excess of (1) the aggregate Contribution Percentage Amounts taken into account in computing the numerator of the Contribution Percentage actually made on behalf of Highly Compensated Employees for such Plan Year, over (2) the maximum Contribution Percentage Amounts permitted by the Actual Contribution Percentage test (determined by reducing contributions made on behalf of Highly Compensated Employees in order of their Contribution Percentages beginning with the highest of such percentages). Such determination shall be made after first determining Excess Deferrals and then determining Excess Contributions.

Excess Contributions

The excess with respect to any Plan Year of (1) the aggregate amount of contributions actually paid over to the Trust of the Plan on behalf of Highly Compensated Employees and taken into account in computing the Actual Deferral Percentage for such Highly Compensated Employees for such Plan Year over (2) the maximum amount of such contributions permitted under Code Section 401(k) discrimination limitations under Code Section 401(k)(3)(A)(ii) (determined by reducing contributions made on behalf of Highly Compensated Employees in order of the Actual Deferral Percentages beginning with the highest of such percentages).

Excess Deferrals

Any amount of Elective Deferrals of any Participant that is included in such Participant’s gross income pursuant to the limitation on the exclusion of such Elective Deferrals provided in Code Section 402(g)(1).

Highly Compensated Employee

The term “Highly Compensated Employee” means any Employee who: (1) was a five-percent (5%) owner at any time during the year or the preceding year, or (2) for the preceding year had compensation (within the meaning of Code Section 415(c)(3)) from the Company or an Affiliate in excess of the amount in effect under Code Section 414(q)(1)(B)(i) for the applicable year and, if ONEOK so elects, was in the “top-paid group” for the preceding year. An Employee is in the top-paid group of Employees for any year if such Employee is in the group consisting of the top twenty percent (20%) of the Employees when ranked on the basis of compensation paid during such year. For purposes of determining the number of Employees in the top-paid group, there shall be excluded (i) Employees who have not completed six (6) months of service, (ii) Employees who normally work less than seventeen and one-half (17 1⁄2) hours per week, (iii) Employees who normally work during not more than six (6) months during any year, (iv) Employees who have not attained age twenty-one (21), and (v) except to the extent provided in Treasury regulations, Employees who are included in a unit of Employees covered by an agreement that the Secretary of Labor finds to be a collective bargaining agreement between employee representatives and the Company or an Affiliate.

Hours of Service

All hours for which the Employee is either directly or indirectly compensated by the Company or an Affiliate for performing duties for the Company or an Affiliate. These hours are to be credited to the Employee in the computation period during which the duties were performed and not when paid. The determination of the Hours of Service for reasons other than the performance of duties shall be made in accordance with Section 2530.200b-2(b) of the Department of Labor regulations. The determination of the computation to which the Hours of Service are credited shall be made in accordance with Section 2530.200b-2(c) of Department of Labor regulations. Credit is also to be given for each hour of back pay for which back pay has been awarded or agreed to by the Employer, and these hours are to be credited to the Employee in the computation period during which the duties were performed and not paid. An Employee should be credited with Hours of Service for any customary period of work based upon a forty (40)-hour week or pro rata portion thereof, during which the Employee is absent for any authorized reason in accordance with established Company or Affiliate policy and procedure, is laid off for a temporary period, is on an approved leave of absence, or sick or disability leave, is on jury or military duty, or is not working due to a labor-management dispute. The clause shall be construed so as to resolve any ambiguities in favor of crediting Employees with Hours of Service.

In-Plan Roth Rollover Contribution

The portion of a Participant’s Participant Account (other than Roth 401(k) Elective Deferrals) that the Participant has irrevocably elected to convert to a designated Roth contribution in accordance with Code Section 402A(c)(4) and Paragraph 4.E. of Article V of the Plan.

In-Plan Roth Rollover Contribution Account

The sub-account established under the Plan to account for a Participant’s In-Plan Roth Rollover Contributions.

KGS 401(k) Thrift Plan

The ONEOK, Inc. KGS 401(k) Thrift Plan, heretofore sponsored by ONEOK, which became effective on the effective date of the strategic alliance between ONEOK Inc., a Delaware corporation, and Western Resources, Inc. and the merger of said ONEOK, Inc. with and into WAI, Inc., an Oklahoma corporation.

Matching Contribution Account

An amount to be separately accounted for and maintained for each Participant to which all Company contributions for such Participant and all earnings, expenses, gains, and losses attributable thereto shall be charged and credited.

Matching Contribution Percentage

The average of the ratios (calculated separately for each Employee in such group) of (i) the sum of the Company Matching Contributions and Participant After-Tax Deposits paid under the Plan on behalf of each such Employee for the Plan Year, to (ii) the Employee’s Compensation (within the meaning of Code Section 414(s) for such Plan Year; with the Company having the election to take into account (in computing such percentage) elective deferrals and qualified nonelective contributions (as defined in Code Section 401(m)(4)(C)) under this Plan or any other plan of the Company, to the extent allowed by regulations.

Matching Contributions

The matching contribution made by the Company pursuant to Article VII of the Plan with respect to the Reductions in Compensation and After-Tax Deposits of the Participant.

ONE Gas

ONE Gas, Inc., an Oklahoma corporation, and its subsidiaries.

ONEOK

ONEOK, Inc., an Oklahoma corporation.

ONEOK, Inc. Common Stock

All Qualifying Employer Stock (and/or Qualifying Employer Securities).

Participant

An Employee who has satisfied the eligibility requirements of the Plan and has elected to participate in the Plan.

Participant Account (and/or Participant’s Account)

All cash and other assets held by the Trustee under the Plan in the accounts maintained under the Trust for the particular Participant.

Plan

This ONEOK, Inc. 401(k) Plan, as amended and restated herein.

Plan Year

A twelve (12) month period commencing on January 1 of each year and ending on the subsequent December 31.

Pre-1999 KGS 401(k) Thrift Plan Account

That part of a Participant’s (or former Employee’s) Transferred KGS 401(k) Thrift Plan Account that existed, and of which the balance remained unwithdrawn under the KGS 401(k) Thrift Plan, on December 31, 1998.

Profit Sharing Account

The account of a Participant established and maintained for the Profit Sharing Contributions made for such Participant in accordance with Article VIII and the contributions that were made for the Participant under the ONEOK, Inc. Profit Sharing Plan and transferred to the Plan effective January 1, 2019.

Profit Sharing Contribution

The amount contributed by the Company in accordance with Paragraph 1. of Article VIII.

Qualified Default Investment Alternative

An investment option established and maintained under the Plan that shall be administered as more particularly described in Paragraph 1.C. of Article X, and as so defined therein.

Qualified Matching Contributions

Matching Contributions, which are subject to the distribution and nonforfeitability requirements under Code Section 401(k) when made.

Qualified Non-Elective Contributions

Contributions (other than Matching Contributions or Qualified Matching Contributions) made by the Company and allocated to Participants’ accounts that Participants may not elect to receive in cash until distributed from the Plan, that are nonforfeitable when made, and that are distributable only in accordance with the distribution provisions that are applicable to Elective Deferrals and Qualified Matching Contributions.

Qualifying Employer Stock (and/or Qualifying Employer Security(ies)

The common stock issued by the Employer or an Affiliate, which stock is readily tradable on an established securities market, within the meaning of Code Section 409(l).

Reduction in Compensation

The reduction in Compensation payable to the Employee by the Company, which is elected voluntarily by the Employee under Paragraphs 1. and 2. of Article III, or deemed to have been elected voluntarily pursuant to Paragraph 5. of Article III.

Retirement

The termination of a Participant’s employment with the Company and its Affiliates on or after he or she has attained at least age fifty (50) and completed at least five (5) consecutive Years of Service. For purposes of determining whether a Participant has completed the required number of Years of Service to be eligible for Retirement, each Participant shall be credited with Hours of Service in accordance with the definition of Hours of Service, except that the Participant shall be credited with ten (10) Hours of Service for each day in which the Participant is credited with an Hour of Service.

Roth 401(k) Elective Deferral

An elective deferral of a Participant made pursuant to the provisions and requirements set forth in Paragraph 3. of Article III, and more specifically defined in Paragraph 3.F. of Article III.

Roth 401(k) Elective Deferral Account

A separate account maintained for each Participant who elects to make a Roth 401(k) Elective Deferral which account shall be created, maintained and administered as provided in Paragraph 3. of Article III.

Section 16 Person

A person subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, with respect to equity securities of the Company.

Separate Section 72(d) Employee Contribution Account

An amount to be separately accounted for and maintained for each Participant to which all Participant After-Tax Deposits made after January 1, 1988 shall be allocated and credited, and to which all earnings, income, expense, gains, and losses attributable thereto shall be separately charged and credited after that date pursuant to Paragraphs 1. and 3. of Article XI, and Code Section 72(d).

Severance of Employment

An Employee has a “severance from employment” when the Employee ceases to be an Employee of the Company and all Affiliates. An Employee does not have a severance from employment if, in connection with a change of employment, the Employee’s new employer maintains the Plan with respect to the employee.

Spouse

A Spouse is a person of the same sex or opposite sex to whom the Participant is married if their marriage was validly entered into in a state or foreign country whose laws authorized the marriage even if the couple lives in a state that does not recognize the validity of their marriage.

Total Disability

A physical or mental condition of a Participant that may be expected to result in death or be of a long and indefinite duration and that renders the Participant incapable of performing any substantial gainful activity and shall be as determined under the Company’s long-term disability policy or as determined to be totally disabled by the Social Security Administration.

Transferred KGS 401(k) Thrift Plan Account

The account of a Participant in this Plan, or of a former Participant transferred to and made a part of the Trust of this Plan incident to the merger of such Trust with the Trust of the KGS 401(k) Thrift Plan.

Trust

The Trust established for the receiving, holding, investing, and disposing of the Participant deposits, Company contributions, and any earnings thereon under this Plan, and any predecessor plan.

Trustee

The Trustee under the Plan hereinafter named in Paragraph 2. of Article XVI or any successor to said Trustee.

USERRA

The Uniformed Service Employment and Reemployment Rights Act, 38 United States Code, §§ 4301, et seq.

Year of Service

A twelve (12) month period, beginning on the date the Employee commenced employment with the Company or an Affiliate and ending twelve (12) months thereafter, or any subsequent twelve (12) month period beginning on any anniversary of the employment commencement date and ending twelve (12) months thereafter, during which an Employee has completed at least one thousand (1,000) Hours of Service.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

PARAGRAPH

1.	Eligibility

Except as hereinafter otherwise provided, participation in the Plan shall be open to any Eligible Employee upon and after his/her commencement of employment with the Company; Company Matching Contributions with respect to Participants shall be made upon and after commencement of participation in the Plan, as provided in Article VII of the Plan; Profit Sharing Contributions with respect to Participants shall be made upon and after commencement of participation in the Plan, as provided in Article VIII of the Plan.

2.	Commencement of Participation

Any Eligible Employee may commence initial participation as of the date the Participant becomes eligible, subject to such uniform and nondiscriminatory procedures as may be established by the Committee. Any Eligible Employee who does not commence participation in the Plan upon becoming eligible may thereafter commence participation by electing to make deposits or a Reduction in Compensation, as hereinafter provided. Any Eligible Employee who is a Profit Sharing Participant, as defined in Paragraph 4.A. of Article VIII, will become a Participant for purposes of Profit Sharing Contributions as of the date he/she becomes eligible.

3.	Participation Voluntary; Eligible Automatic Contribution Arrangement

A. General. Participation in the Plan by Eligible Employees shall be voluntary. A Participant may become temporarily ineligible to participate in the event of termination or suspension of the Participant’s participation pursuant to the terms of the Plan.

B. Automatic Enrollment. An Eligible Employee who is notified of the Eligible Automatic Contribution Arrangement described in Paragraph 5. of Article III shall be deemed to have elected to participate in the Plan for all purposes in accordance with the terms thereof, unless and until the Participant affirmatively elects not to be a Participant and/or is no longer eligible to participate in the Plan.

4.	Duration of Participation

After an Employee has satisfied the eligibility requirements and has elected to participate in the Plan, participation in the Plan shall continue until the employer-employee relationship is terminated between the Company and the Participant.

5.	Reentry of Participant

If a former Participant whose employment has terminated shall be rehired as an Employee, such Employee shall be eligible to reenter the Plan as a Participant on the day of such reemployment.

6.	Breaks in Service

If an Employee who has not satisfied the eligibility requirements of the Plan and whose employee relationship with the Company has been terminated, is subsequently reemployed, he/she shall again be eligible to participate in the Plan, and to commence participation in accordance with Paragraphs 1. and 2. of this Article II.

7.	Eligibility in Case of Merger, Consolidation or Acquisition

The Board, or the Committee at the Board’s direction, shall determine on a uniform and nondiscriminatory basis, and subject to the terms of any agreement to which the Company shall be a party, or by which it shall be bound, and in a manner not inconsistent with law (i) which persons, if any, who become employees of the Company as a result of a merger or consolidation or the acquisition of a substantial portion of the assets or stock of a corporation shall be eligible for participation in this Plan, and (ii) whether prior service of such persons shall be deemed to be employment for eligibility purposes under this Plan; provided, that the determination of deemed service for eligibility or similar determinations in any particular instance of the acquisition of stock or assets by the Company pursuant to the foregoing provisions of this Paragraph 7., shall not be effective or control with respect to the employees of any other corporation in any prior or subsequent acquisition of stock or assets of another corporation by the Company.

ARTICLE III

CONTRIBUTIONS FOR PARTICIPANT 401(K) SALARY REDUCTIONS

PARAGRAPH

1.	401(k) Contributions

The Company shall contribute to the Trust for each Plan Year, that portion of the net earnings of the Company for that year equal to the amount of the Reduction in Compensation elected (or deemed to have been elected) by each Participant. Such contributions shall be the 401(k) Contribution for the Participant

2.	Cash or Deferral Election

A. Each Participant in this Plan may elect a Reduction in Compensation in an amount not in excess of fifty percent (50%) of his/her Compensation (but without giving effect to the limits set forth in Code Section 401(a)(17)) or the limitation on exclusion of elective deferrals for his/her taxable year, provided in Code Section 402(g), subject to applicable cost-of-living adjustment thereunder, or as provided in any successor provision of the federal tax law.

The amount of such Reduction in Compensation shall be deferred and become the 401(k) Contribution for such Participant; provided, that to the extent an elected Reduction in Compensation of a Highly Compensated Employee causes the limitations of Paragraph 2., 3., or 6. of Article IX to be exceeded, the election shall not become effective for the excess amount and it shall be paid to the Highly Compensated Employee in cash. If necessary to meet the limitations of Paragraphs 2., 3., or 6. of Article IX, a Participant’s Reduction in Compensation, and the 401(k) Contribution, shall be reduced in the manner determined by the Committee, and may include, without limitation, reducing the percentage of highest elected Reductions in Compensation of Participants then in effect until such limitations are not exceeded. In case the amount and percentage be so reduced, such reduction shall be to the next lower full percentile below the permissible limitation percentage, and shall remain in effect until the next succeeding Designation Date, subject to any further adjustment necessary to meet such limitations under Paragraphs 2., 3., or 6. of Article IX.

B. For purposes of the foregoing, and the Plan “Catch-Up Contributions” are Elective Deferrals made to the Plan that are in excess of an otherwise applicable Plan limit and that are made by Participants who are age fifty (50) or over by the end of their taxable year. An otherwise applicable limit is a limit in the Plan that applies to Elective Deferrals without regard to Catch-Up Contributions, such as limits on annual additions, the applicable limit on Elective Deferrals under Code Section 402(g) (not counting Catch-Up Contributions) and the limit imposed on the actual deferral percentage (“ADP”) test under Code Section 401(k)(3). Catch-Up Contributions for a Participant may be made under the Plan, and for a taxable year may not exceed (1) the limit on Catch-Up Contributions under Code Section 414(v)(2)(B)(i) for the taxable year or (2) when added to other Elective Deferrals, one hundred percent (100%) of the Participant’s Compensation (but without giving effect to the limits set forth in Code Section 401(a)(17)) for the taxable year.

C. Each Participant in this Plan may elect a Reduction in Compensation by signing and filing with the Committee a written election and agreement in the form specified and furnished to such Participant by the Committee and by making such election by telephone voice response system or internet in accordance with such uniform and nondiscriminatory procedures established by the Committee.

D. Participant elections of Reduction in Compensation shall specify the whole percentage (or such other amounts as permitted in accordance with the uniform and nondiscriminatory procedures established by the Committee) of the Participant’s Compensation (and without giving effect to the limits set forth in Code Section 401(a)(17)) that such Participant elects not to receive in cash and to defer as his/her Reduction in Compensation.

E. A Participant’s election of a Reduction in Compensation shall be effective as of the dates of commencement of participation specified in Paragraph 2. of Article II or as soon as administratively practicable thereafter; provided, that any Eligible Employee who does not commence participation on or before the Designation Date following his/her initial date of eligibility may only elect a Reduction in Compensation to be effective as of a subsequent Designation Date or as soon as administratively practicable thereafter.

F. Subject to Paragraph 5. of this Article III, below, the Reduction in Compensation elected by a Participant (in accordance with Paragraph 2.A of this Article III, above) shall remain in effect until changed by such Participant’s delivery of a change of election in the manner provided herein. A Participant may change his/her Reduction in Compensation at any time and such change shall be effective as of the Designation Date following the election change or as soon as administratively practicable thereafter. A Participant’s change of election may designate a different percentage of Reduction in Compensation, subject to the terms and conditions of the Plan; and may state that such Participant elects no Reduction in Compensation and deferral until he/she makes a subsequent change of election hereunder. A Participant’s change of election shall be made by written direction, electronic medium, voice response or other means determined and prescribed by the Committee, in accordance with the uniform and nondiscriminatory procedures established by the Committee.

3.	Roth 401(k) Elective Deferrals

A. General Application.

1. The Plan will accept Roth 401(k) Elective Deferrals made on behalf of Participants. A Participant’s Roth 401(k) Elective Deferrals shall be allocated to a separate account maintained for such deferrals as described in Paragraph 3.B. of this Article III, below.

2. Unless specifically stated otherwise, Roth 401(k) Elective Deferrals will be treated as elective deferrals for all purposes under the Plan.

3. A Participant may make Roth 401(k) Elective Deferrals with Catch-Up Contributions to the extent allowed by Code Section 402A.

B. Separate Accounting.

1. Contributions and withdrawals of Roth 401(k) Elective Deferrals will be credited and debited to the Roth 401(k) Elective Deferral Account maintained for each Participant.

2. The Plan will maintain a record of the amount of Roth 401(k) Elective Deferrals in each Participant’s Account.

3. Gains, losses, and other credits or charges must be separately allocated on a reasonable and consistent basis to each Participant’s Roth 401(k) Elective Deferral Account and the Participant’s other accounts under the Plan.

4. No contributions other than Roth 401(k) Elective Deferrals and properly attributable earnings will be credited to each Participant’s Roth 401(k) Elective Deferral Account.

C. Direct Rollovers.

1. Notwithstanding the provisions of Article V of the Plan, a direct rollover of a distribution from a Roth 401(k) Elective Deferral Account under the Plan will only be made to another Roth 401(k) Elective Deferral Account under an applicable retirement plan described in Code Section 402A(f)(1) or to a Roth IRA described in Code Section 408A, and only to the extent the rollover is permitted under the rules of Code Section 402(c).

2. The Plan will not provide for a direct rollover (including an automatic rollover) for distributions from a Participant’s Roth 401(k) Elective Deferral Account if the amount of the distributions that are eligible rollover distributions are reasonably expected to total less than $200 during a year. In addition, any distribution from a Participant’s Roth 401(k) Elective Deferral Account is not taken into account in determining whether distributions from a Participant’s other accounts are reasonably expected to total less than $200 during a year. However, eligible rollover distributions from a Participant’s Roth 401(k) Elective Deferral Account are taken into account in determining whether the total amount of the Participant’s account balances under the Plan exceeds $1,000 for purposes of mandatory distributions from the Plan.

3. Any provisions of the Plan that allow a participant to elect a direct rollover of only a portion of an eligible rollover distribution but only if the amount rolled over is at least a specified dollar amount are to be applied by treating any amount distributed from the Participant’s Roth 401(k) Elective Deferral Account as a separate distribution from any amount distributed from the Participant’s other accounts in the Plan, even if the amounts are distributed at the same time.

D. Correction of Excess Contributions.

1. In the case of a distribution of excess contributions, a Highly Compensated Employee may designate the extent to which the excess amount is composed of pre-tax 401(k) Contributions and Roth 401(k) Elective Deferrals but only to the extent such types of deferrals were made for the year.

E. Distributions; Loans.

1. Distributions from a Participant’s Roth 401(k) Elective Deferral Account shall be made only to the extent, and at a time that is in accordance with and subject to all other terms and provisions of the Plan generally applicable to a distribution of any 401(k) Contributions made by a Participant under the Plan.

2. If the Highly Compensated Employee does not designate which type of Elective Deferrals are to be distributed, the Plan will distribute pre-tax 401(k) Contributions first.

3. No Participant loan shall be allowed from a Participant Roth 401(k) Elective Deferral Account.

4. The Committee and Plan shall provide written information to each Participant who is eligible to make a Roth 401(k) Elective Deferral describing the federal income tax consequences of a distribution from a Roth 401(k) Elective Deferral Account if it is before completion of the five (5) taxable year period of participation for Roth 401(k) Elective Deferrals under the Plan.

F. Definition.

1. Roth 401(k) Elective Deferrals. For purposes of the foregoing provisions of this Paragraph, and otherwise under the Plan, a “Roth 401(k) Elective Deferral” is an elective deferral that is:

(a)

Designated irrevocably by the Participant at the time of the cash or deferred election as a Roth 401(k) Elective Deferral that is being made in lieu of all or a portion of the 401(k) Contribution the Participant is otherwise eligible to make under the Plan; and

(b)	Treated by the Company as includible in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not made a cash or deferred election.

4.	Time of Contribution

The Company shall make payment of its contributions to the Trust under the terms of this Article III periodically within the time permitted by the Code and ERISA. However, in no event shall contributions be made after the time required by law for filing the Company’s federal income tax return (including extensions) for the year with respect to which the contribution is made; provided, that no Company contributions may be made in any Plan Year to the extent that such contributions would not be deductible by the Company for federal income tax purposes. Notwithstanding the above, Qualified Nonelective Contributions, Company Matching Contributions and Company Contributions are permitted in accordance with EPCRS corrections, even if not deductible.

5.	Eligible Automatic Contribution Arrangement

A. Rules of Application.

1. This Paragraph 5 is intended to set forth the terms and conditions for an “eligible automatic contribution arrangement” within the meaning of Code Section 414(w). To the extent that any other provision of the Plan is inconsistent with the provisions of this Paragraph 5, the provisions of this Paragraph 5 shall control. Capitalized terms shall have the meaning set forth in this Paragraph 5 unless otherwise defined in the Plan.

2. Automatic Elective Deferrals will be made on behalf of each newly eligible or rehired Employee. The amount of Automatic Elective Deferrals made for a Participant each pay period will be equal to the Automatic Election Percentage multiplied by the Participant’s eligible Compensation (without giving effect to the limits set forth in Code Section 401(a)(17)) for the pay period.

3. Notwithstanding anything herein to the contrary, a Participant will have a reasonable opportunity, after receipt of the notice described in Paragraph 5.D., below, to make an affirmative election regarding Automatic Elective Deferrals (including an election to opt out of Automatic Elective Deferrals or a Reduction in Compensation in a different amount) before any Automatic Elective Deferrals are made on the Participant’s behalf. A Participant also may elect to make Reductions in Compensation in lieu of Automatic Elective Deferrals, in accordance with the terms of the Plan, at any time after commencement of Automatic Elective Deferrals. Automatic Elective Deferrals being made on behalf of a Participant will cease or be replaced with a Reduction in Compensation, as applicable, as soon as administratively feasible after the Participant makes such an affirmative election.

4. A Participant may change the manner in which future Automatic Elective Deferrals are to be invested, at any time, in accordance with the terms of the Plan.

5. The Plan shall have six (6) months (rather than two and one-half (2 1⁄2) months) after the end of each Plan Year to distribute Excess Contributions and Excess Aggregate Contributions and thereby avoid the applicable excise tax on such amounts under Code Section 4979.

6. The Reduction in Compensation election of each Participant (who is not suspended from making Elective Deferrals) who has made an affirmative election or on whose behalf Automatic Elective Deferrals are being made shall be increased annually by one percent (1%) of Compensation, unless and until the percentage of Compensation being contributed on behalf of such Participant reaches ten percent (10%). Each Participant subject to automatic enrollment will be notified and have an opportunity to affirmatively elect otherwise in accordance with uniform and nondiscriminatory procedures established by the Committee and shall not be subject again to such annual increase; however, such Participant may be subject to automatic enrollment again in accordance with provisions of this Article III.

Each such applicable annual increase shall occur on April 1, except with regard to the first such annual increase that shall not apply to a Participant within the first six months following the date such Automatic Elective Deferrals began for such Participant.

B. Definitions.

1. An “Eligible Automatic Contribution Arrangement” or “EACA” is an automatic contribution arrangement that satisfies the uniformity and notice requirements of this Paragraph 5.

2. An “automatic contribution arrangement” is an arrangement under which, in the absence of an affirmative election by an eligible Employee, such Employee is deemed to have elected to participate in the Plan and to have elected that a certain percentage of compensation will be withheld from his/her pay and contributed to the Plan as a Reduction in Compensation.

3. “Automatic Elective Deferrals” are the amounts contributed to the Plan under this Paragraph 5 of this Article III. Automatic Elective Deferrals are not includible in the Participant’s gross income at the time deferred; provided, however, that to the extent Automatic Elective Deferrals made on behalf of Participants prior to January 1, 2024, were Roth 401 (k) Elective Deferrals, any Automatic Elective Deferrals made on behalf of such Participants after December 31, 2023, will continue to be Roth 401(k) Elective Deferrals.

4. The “Automatic Election Percentage” is six percent (6%).

C. Uniformity Requirement.

1. Except as provided in Paragraph 5.C.2., below, the same percentage of pay will be withheld as Automatic Elective Deferrals from all similarly situated Participants.

2. Automatic Elective Deferrals will be reduced or stopped to meet the limitations under Code Sections 401(a)(17), 402(g), and 415.

D. Notice Requirement.

At least thirty (30) days, but not more than ninety (90) days, before the beginning of each Plan Year, the Plan Administrator will provide each Participant with notice of the Participant’s rights and obligations under the EACA. The notice will be provided to new hires, rehires and newly eligible Employees as soon as administratively practicable, but in no event later than the date the Employee becomes eligible to participate in the Plan.

E. Withdrawal of Default Elective Deferrals.

1. No later than ninety (90) days after Automatic Elective Deferrals are first withheld from a Participant’s pay, the Participant may request a taxable distribution of his or her Automatic Elective Deferrals. Spousal consent is not required for any such withdrawal of Automatic Elective Deferrals.

2. The amount to be distributed from the Plan upon the Participant’s request is equal to the amount of Automatic Elective Deferrals made through the earlier of (a) the pay date for the second payroll period that begins after the Participant’s withdrawal request, and (b) the first pay date that occurs after thirty (30) days after the Participant’s request, plus attributable earnings through the date of distribution. Any fee charged to the Participant for the withdrawal may not be greater than any other fee charged for a cash distribution from the Plan.

3. Unless the Participant affirmatively elects otherwise, any withdrawal request under this Paragraph 5.E. of this Article III will be treated as an affirmative election to stop having Reductions in Compensation made on the Participant’s behalf as of the date specified in Paragraph 5.E.2. of this Article III, above.

4. Automatic Elective Deferrals distributed pursuant to this Paragraph 5.E. of this Article are not counted towards the dollar limitation on Elective Deferrals contained in Code Section 402(g), nor for the Actual Deferral Percentage limitations set forth in Paragraph 3. of Article IX. Company Matching Contributions that might otherwise be allocated to a Participant’s Account on behalf of Automatic Elective Deferrals will not be allocated to the extent the Participant withdraws such Automatic Elective Deferrals pursuant to this Paragraph 5.E. and any Company Matching Contributions already made on account of Automatic Elective Deferrals that are later withdrawn pursuant to this Paragraph 5.E. will be forfeited.

ARTICLE IV

AFTER-TAX PARTICIPANT CONTRIBUTIONS

PARAGRAPH

1.	Percentage of After-Tax Deposits

A Participant may make After-Tax Deposits from zero (0) to six percent (6%), as he/she may designate, of his/her Compensation for each pay period. A Participant who has commenced making deposits of his/her Compensation hereunder may thereafter change his/her deposit percentage from zero (0) to six percent (6%), as he/she may designate, in accordance with Paragraph 2. of this Article IV.

If necessary to meet the limitations of Paragraphs 2., 3., 4., or 6. of Article IX, a Participant’s After-Tax Deposits, or the combination of a Participant’s elected Reduction in Compensation and After-Tax Deposits, shall be reduced in the manner determined by the Committee. In case the amount and percentage of a Participant’s elected After-Tax Participant Deposit must be so reduced, such reduction shall be to the next lower full percentile below the permissible limitation percentage, and shall remain in effect until the next succeeding Designation Date, subject to any further adjustment necessary to meet such limitations under Paragraphs 2., 3., 4., or 6. of Article IX.

2.	Change of Percentage of After-Tax Deposits

The deposit percentage designated by a Participant for his/her After-Tax Deposit (in accordance with Paragraph 1. of this Article IV, above) shall continue in effect, notwithstanding any change in his/her Compensation, until he/she shall change such percentage. A Participant may change such percentage at any time and such change shall be effective as of the Designation Date following the election change or as soon as administratively practicable thereafter. A Participant shall designate and change the percentage of his/her After-Tax Participant Deposit by written direction, or by electronic medium, voice response system, or other means determined and prescribed by the Committee, in accordance with the uniform and nondiscriminatory procedures established by the Committee.

3.	Deposit by Payroll Deduction

After-Tax Deposits under this Article IV shall be effected only by payroll deductions in the amount designated by the Participant and in accordance with the uniform and nondiscriminatory procedures prescribed by the Committee; provided, that deposits may be made in connection with rollover contributions or transfers of accounts, if authorized or directed as provided in Article V.

4.	Transfer to Trust

The amount of the payroll deductions of After-Tax Deposits so made shall be transferred by the Company to the Trustee under the terms of this Article IV periodically within the time permitted by the Code and ERISA, as amended. The Trustee shall hold the same in the respective Participants’ separate After-Tax Deposit Accounts, subject to the provisions of the Plan; and any such amount shall not be subject to diversion or return to the Company, except return thereof to the Company in the case and to the extent its transfer having been by reason of a mistake of fact, in which case the return to the Company of the amount involved shall be made within one (1) year of the mistaken payment.

ARTICLE V

ROLLOVERS, TRANSFERRED ACCOUNTS

PARAGRAPH

1.	Rollover of Distributions from the Plan

A. General. If any portion of the balance to the credit of a Participant is paid or distributed from the Plan to the Participant in an Eligible Rollover Distribution, as defined herein, the amount may be rolled over by the Participant as directed by the Participant, subject to and in accordance with the terms and provisions of the Plan and the Code.

B. Written Explanation. The Committee shall cause within a reasonable period of time before making an Eligible Rollover Distribution the issuance of a written explanation to the Participant of the provisions under which the Participant may have the distribution directly transferred to an Eligible Retirement Plan, as defined herein, of the provisions of the Code under which the distribution will not be subject to tax if transferred to an Eligible Retirement Plan, and of the provisions of the Code under which the distribution will not be subject to tax if transferred to an Eligible Retirement Plan within sixty (60) days after the date on which the Participant received the distribution, the provisions of the Code regarding foreign trusts and tax treatment of distributions from the Plan, and of the provisions of the Code under which distributions from the Eligible Retirement Plan receiving a distribution may be subject to restrictions and tax consequences that are different from those applicable to distributions from this Plan. The explanation shall describe a Participant’s right to defer distributions from the Plan to the extent provided in the Plan, and a description of investment options available under the Plan (including fees) that will be available if distributions are deferred, in accordance with and to the extent provided for in applicable regulations.

2.	Rollover from Other Plans of the Company

With the prior written approval of the Committee, a Participant in this Plan may make a rollover contribution of all or part of a qualifying rollover distribution to such Participant from a trust that is a part of a separate qualified pension or profit-sharing plan of the Company or any subsidiary of the Company. The allowance of any rollover contribution shall be at the discretion of the Committee, and only in accordance with such terms and conditions as the Committee may prescribe. The Participant’s rollover contribution shall constitute an additional deposit in, and become a part of the accounts of the Participant for all purposes of the Plan, and become subject to all of the terms and provisions of this Plan, except that the Company shall have no obligation to contribute any amount, out of its net earnings and earned surplus, or otherwise, to or for the benefit of a Participant on account of any such rollover contribution by the Participant. Any Participant’s rollover contribution shall be received, deposited, held, and invested in such manner as the Committee shall by regulation prescribe, consistent with the investment and accounting provisions of this Plan.

For purposes of this Paragraph 2., a “qualified pension or profit-sharing plan” shall mean a plan qualified under Code Section 401(a) and ERISA; and a “qualifying rollover distribution” shall mean a distribution to a Participant from a trust that forms a part of the Company or a subsidiary qualified pension or profit-sharing Plan which distribution constitutes a distribution qualifying for rollover to this Plan pursuant to Code Section 402(c) (or corresponding provision of any future federal tax code).

3.	Trust to Trust Transfers from Other Plans of the Company

The Company may, from time to time, direct the Trustee to receive, accept transfers of, and hold as a part of the Trust, deposits or transfers of the funds, deposits, property, assets, and/or accounts of Participants, or employees of any subsidiary of the Company, from a trust that is part of any other qualified defined benefit plan or qualified defined contribution plan of the Company or any subsidiary of the Company. Any such deposit or transfer shall be subject to prior written approval of the Company, and may be pursuant to a modification, continuation, termination, partial termination, consolidation or merger with, or replacement of any such other Company plan or subsidiary plan that may be adopted by the Company or the subsidiary employer, or pursuant to any other arrangement mutually determined and agreed upon by the Company and a subsidiary and/or the subsidiary employee (or Participant). If an employee of the Company or of a subsidiary of the Company whose account is so transferred is otherwise eligible and not already participating in the Plan, he/she shall become a Participant at the time of such transfer and deposit. Any funds or property from the account of a Participant under another Company plan or a subsidiary plan that are so transferred and accepted by the Trustee shall be received and deposited in full to an account or accounts of that Participant under this Plan, and shall thereupon become a part of the Trust held for the account of that Participant in accordance with all of the terms and provisions of the Plan. The Committee shall determine and prescribe reasonable and appropriate procedures, certifications, and other requirements to be accomplished and performed by the Company, the Trustee, the Participant, any such subsidiary and the plan administrator and trustee of such other Company plan or subsidiary plan, in order to assure an effective and satisfactory transfer of trust funds, and any such transfer shall be conditioned upon compliance with all such requirements. Notwithstanding any of the foregoing, the Company shall have no obligation to make any matching or other additional contributions to the Plan to or for the benefit of any Participant by reason of any such transfer or deposit to the Trust under this Paragraph 3.

4.	Direct Rollovers

A. Application. Notwithstanding any provision of the Plan to the contrary that might otherwise limit a Distributee’s election under the Plan, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

B. Definitions. For purposes of this Paragraph the following definitions shall apply:

1. Eligible Rollover Distribution. An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, or for a specified period of ten (10) years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9); or any hardship distribution; the portion of any other distribution(s) that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax employee contributions that are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Code Section 408(a) or (b), or to a qualified defined contribution plan described in Code Sections 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution that is includible in gross income and the portion of such distribution that is not so includible.

2. Eligible Retirement Plan. An Eligible Retirement Plan is an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and that agrees to separately account for amounts transferred into such plan from the Plan, an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity described in Code Section 403(a), an annuity described in Code Section 403(b), or a qualified plan described in Code Section 401(a), that accepts the Distributee’s eligible rollover distribution. The definition of Eligible Retirement Plan shall also apply in the cases of a distribution to a surviving Spouse, or to a Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p).

If any portion of an Eligible Rollover Distribution is attributable to payments or distributions from a Designated Roth Account, an Eligible Retirement Plan with respect to such portion shall include only another Designated Roth Account of the individual from whose Account the payments and distributions were made, or a Roth IRA of such individual.

3. Distributee. A Distributee includes a Participant, Employee or former Employee. In addition, the Participant’s, Employee’s or former Employee’s surviving Spouse and the Participant’s, Employee’s or former Employee’s Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are Distributees with regard to the interest of the Spouse or former Spouse.

4. Direct Rollover. A Direct Rollover is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

C. Automatic Rollovers. In the event of a mandatory distribution from the Plan greater than One Thousand Dollars ($1,000) in accordance with the provisions of the Plan, if the Participant does not elect to have such distribution paid directly to an Eligible Retirement Plan specified by the Participant in a Direct Rollover or to receive the distribution directly in accordance with the Plan, then the Committee will pay the distribution in a Direct Rollover to an individual retirement account designated by the Committee. For purposes of determining whether a mandatory distribution is greater than One Thousand Dollars ($1,000), the portion of the Participant’s distribution attributable to any rollover contribution is included.

D. Rollovers from Other Plans. The Plan will accept rollovers from other plans as follows:

1. Direct Rollovers. The Plan will accept a direct rollover of an Eligible Rollover Distribution from:

(a)	A qualified plan described in Code Section 401(a) or 403(a), including after-tax employee contributions.

(b)	An annuity contract described in Code Section 403(b), including after-tax employee contributions.

(c)	An eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

2. Participant Rollover Contributions from Other Plans. The Plan will accept a Participant contribution of an Eligible Rollover Distribution from:

(a)	A qualified plan described in Code Section 401(a) or 403(a).

(b)	An annuity contract described in Code Section 403(b).

(c)	An eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

3. Participant Rollover Contributions from IRAs. The Plan will accept a Participant rollover contribution of the portion of a distribution from a traditional individual retirement account or annuity described in Code Section 408(a) or 408(b) that is eligible to be rolled over and would otherwise be includible in gross income.

4. Rollover of Roth 401(k) Elective Deferrals or Contributions. The Plan will accept any rollover contributions to a Roth 401(k) Elective Deferral Account under the Plan or other permissible rollover transfers, contributions or payments of Roth 401(k) deferrals or contributions from any other qualified plan, annuity contract, or other plan, account, or arrangement, subject to rules and applicable regulations as determined by the Committee and consistent with the Code and the Plan.

5. Direct Rollovers of Outstanding Plan Loans. To the extent required by the terms of any sales, purchase, or other such similar agreement between the Company and another party to a corporate transaction, or where otherwise approved by the Committee in connection with a corporate transaction, a direct rollover by an Eligible Employee may include an outstanding plan loan from the 401(k) plan sponsored by such other party. Any such rollover of an outstanding plan shall be subject to such uniform and nondiscriminatory procedures as may be established by the Committee and, once the rollover is complete, such outstanding plan loan shall be administered in accordance with the terms of the loan and the terms of the Plan.

E. In-Plan Roth Rollover Contribution. A Participant, who is still currently employed by the Company, may irrevocably elect to convert all or a portion of the non-Roth amounts in his Participant Account, excluding any outstanding loan balance pursuant to Paragraph 6 of Article XIII, into an In-Plan Roth Rollover Contribution; provided, however, that for periods prior to April 1, 2024, only After-Tax Deposits (including earnings thereon) that (a) are otherwise distributable under the terms of the Plan; (b) meet the definition of an “eligible rollover distribution;” and (c) are not part of an outstanding loan balance pursuant to Paragraph 6 of Article XIII may be converted. Any such amounts shall be held in the Participant’s In-Plan Roth Rollover Contribution Account. Assets converted in such a way shall be separately accounted for and shall remain subject to distribution constraints found in Article XIII applicable to them prior to the conversion. Such assets shall also retain any distribution rights, applicable to them prior to the conversion.

Notwithstanding anything in the Plan to the contrary, an In-Plan Roth Rollover Contribution is not a rollover contribution for purposes of the Plan. The Plan will take into account the amounts attributable to an In-Plan Roth Rollover Contribution for purposes of determining whether a Participant’s vested account balance exceeds $7,000 for purposes of Paragraph 3. of Article XII. An In-Plan Roth Rollover Contribution shall not be treated as a distribution for purposes of Code Sections 401(a)(11) and 411(d)(6)(B)(ii). For purposes of determining whether a distribution from the Participant’s In-Plan Roth Rollover Contribution Account or Roth 401(k) Elective Deferral Account is a qualified distribution, the five (5)-taxable-year period of participation shall begin with the first taxable year in which the Participant made an In-Plan Roth Rollover Contribution or Roth 401(k) Elective Deferral. In-Plan Roth Rollover Contributions shall be subject to the same rules as detailed in Paragraph 3 of Article III.

After-Tax Deposits converted to an In-Plan Roth Rollover Contribution shall be exempt from the requirements of Paragraph 2. of Article XIII relating to minimum withdrawals.

A Participant may make a Roth in-plan conversion election at any time following notification to the Committee in accordance with the rules and procedures established by the Committee for such purpose.

For purposes of determining eligibility for In-Plan Roth Rollover Contributions, a Participant’s surviving Spouse, alternate payee or former Spouse and non-spouse beneficiaries shall not be eligible to make In-Plan Roth Rollover Contributions.

5.	Rollover of Nontaxable Distributions

The portion of a distribution of a Participant’s Account that is not includible in gross income for federal income tax purposes may be transferred in a direct trustee-to-trustee transfer to a qualified trust or to an annuity contract described in Code Section 403(b) that provides for separate accounting for amounts so transferred (and earnings thereon), including separately accounting for the portion of such distribution that is includible in gross income and the portion of such distribution that is not so includible, or to an eligible retirement plan, as provided in Code Section 402(c)(2)(A).

6.	Trust to Trust Transfers from Plans of Other Employers

The Company may, from time to time, direct the Trustee to receive, accept transfers of, and hold as a part of the Trust, deposits or transfers of the funds, deposits, property, assets, and/or accounts of Participants from a trust that is part of any qualified defined contribution plan of another employer. Any such deposit or transfer shall be subject to prior written approval of the Company, and may be pursuant to a modification, continuation, termination, partial termination, consolidation or merger with, or replacement of any such other plan that may be adopted by the Company, or pursuant to any other arrangement mutually determined and agreed upon by the Company and such other employer. If an employee of the Company whose account is so transferred is otherwise eligible and not already participating in the Plan, he/she shall become a Participant at the time of such transfer and deposit. Any funds or property from the account of a Participant under the plan of another employer that are so transferred and accepted by the Trustee shall be received and deposited in full to an account or accounts of that Participant under this Plan, and shall thereupon become a part of the Trust held for the account of that Participant in accordance with all of the terms and provisions of the Plan. The Committee shall determine and prescribe reasonable and appropriate procedures, certifications, and other requirements to be accomplished and performed by the Company, the Trustee, the Participant, the plan administrator and trustee of such other employer plan, in order to assure an effective and satisfactory transfer of trust funds, and any such transfer shall be conditioned upon compliance with all such requirements.

Notwithstanding any of the foregoing, the Company shall have no obligation to make any matching or other additional contributions to the Plan to or for the benefit of any Participant by reason of any such transfer or deposit to the Trust under this Paragraph 6.

7.	Separately Accounted for Rollovers from Other Plans

Notwithstanding the foregoing or any other provision of the Plan, the Plan may separately account for amounts attributable to rollover contributions by Participants to the Plan. If such separate accounting is prescribed and made pursuant to direction of the Committee, the amounts attributable to such rollover contributions shall be subject to the general rules otherwise applicable to distributions under the Plan, unless and until there is an amendment of the Plan to expressly provide that such amounts may be distributed at any time pursuant to the Participant’s request. Provided, that any distributions of amounts attributable to a rollover contribution from another plan is subject to the survivor annuity requirements of Code Sections 401(a)(11) and 417, and the minimum distribution requirements of Code Section 401(a)(9) and additional income tax under Code Section 72(t) to the extent otherwise applicable to the Plan and Participants.

8.	Rollover to IRA for Non-Spouse Beneficiary

A direct trustee-to-trustee transfer may be made of any portion of a distribution of the Plan Account of a deceased Participant or Employee to an individual retirement account established for the purpose of receiving the distribution on behalf of an individual who is a designated beneficiary of the Participant or Employee and who is not the surviving Spouse of the Participant or Employee pursuant to Code Section 402(c)(11) and Paragraph 5 of Article XIV.

9.	Transfer to Foreign Trust Disallowed

Notwithstanding anything to the contrary expressed or implied in the Plan, transfers of amounts from the Plan to a foreign trust that is not a qualified plan or that would be considered a distribution of the amount transferred for federal income tax purposes under applicable regulations and guidance of the Internal Revenue Service, shall not be made.

10.	Automatic Rollover by Participants or Inactive Participants

In furtherance of the foregoing and as otherwise allowed by the Plan and directed and authorized by the Committee, the Plan may include and be administered to provide one or more automatic rollover features and procedures, to include such a feature or procedure under which inactive Participants or former Employees may rollover cash or investment options in kind to an individual retirement account by means of an electronic medium or similar program maintained and administered by the Trustee of the Plan, or an affiliate thereof.

ARTICLE VI

SUSPENSION OF SALARY REDUCTIONS, DEPOSITS

PARAGRAPH

1.	Suspension of Reduction in Compensation or After-Tax Deposits by Participant for Deficiency in Compensation

A Participant may, at any time elect in writing, in the manner prescribed by the Committee, to suspend his/her elected Reduction in Compensation or After-Tax Deposits in any regular pay period in which either would normally be deducted pursuant to his/her prior election. In any pay period in which a Reduction in Compensation or After-Tax Participant Deposit would normally be deducted from such a Participant’s pay, such Reduction in Compensation or After-Tax Participant Deposit will be automatically suspended without notice if his/her net pay for such pay period is insufficient to permit the deduction to be made in full.

2.	Reinstatement of Voluntarily Suspended Reduction in Compensation or After-Tax Deposits

A Participant may at any time elect in writing to reinstate his/her Reduction in Compensation or After-Tax Participant Deposit to the Plan that he/she previously voluntarily suspended. Such election to reinstate a previously suspended Reduction in Compensation or After-Tax Participant Deposit shall be made in the manner prescribed by the Committee and shall be effective as soon as administratively practicable after the Participant’s written election for such reinstatement is received and processed by the Committee.

ARTICLE VII

COMPANY MATCHING CONTRIBUTIONS

PARAGRAPH

1.	Company Matching Contributions

The Company shall make Matching Contributions for Participants in the Plan as provided for in this Article VII, below.

Upon and after a Participant’s commencement of participation in the Plan, subject to the limitations specified herein and in Article IX, the Company shall regularly contribute, out of its net earnings and earned surplus as reflected by its books of account, and shall pay to the Trustee at such times as determined by the Company, amounts of Matching Contributions equal to the 401(k) Contributions for that Participant, or that Participant’s After-Tax Deposits for that month, as provided for herein below.

A. The Company shall make a Matching Contribution for each Participant that shall be equal to the 401(k) Contribution for such Participant based upon such Participant’s elected Reduction in Compensation and deferral for each pay period, subject to the limitation stated in clause (C) of this Paragraph 1., below.

B. After making the Matching Contribution provided for in Paragraph A. of this Paragraph 1., above, the Company shall make a Matching Contribution for each Participant that shall be equal to such Participant’s After-Tax Deposits for each pay period, subject to the limitation stated in clause (C) of this Paragraph 1., below.

C. The aggregate Matching Contributions of the Company per pay period under clauses (A) and (B) of this Paragraph 1. for a Participant hereunder shall not exceed six percent (6%) of the Participant’s Compensation per pay period.

D. In addition to the Matching Contribution made pursuant to clauses (A) and (B) of this Paragraph 1 for a Participant, the Company shall contribute to the Plan at or following the end of the Plan Year an additional Matching Contribution (a “True-Up Matching Contribution”) in an amount equal to (i) one hundred percent (100%) of the first six percent (6%) of Compensation contributed, by or on behalf of the Participant, as a 401(k) Contribution or an After-Tax Deposit for the Plan Year, minus (ii) any Matching Contributions previously contributed by the Company on behalf of such Participant for the Plan Year pursuant to clauses (A) and (B) of this Paragraph 1; provided, however, that, such True-Up Matching Contribution shall only be made on behalf of a Participant who is an Employee of the Company or an Affiliate on the last day of the Plan Year (or terminated employment with the Company and its Affiliates during the Plan Year on account of death, Total Disability, or Retirement).

E. Notwithstanding anything in the Plan to the contrary, the amount of cash required to be contributed by the Company to make Company Matching Contributions shall not exceed the amount of cash required to satisfy the required contributions, reduced by the amount of any forfeitures used to offset Company Matching Contributions in accordance with Article XVII, Paragraph 5.B.

2.	Participant’s Matching Contribution Account

The Company’s Matching Contribution shall be credited to each participating Participant’s Matching Contribution Account.

3.	Permissible Types of Company Contributions

Contributions by and from the Company to the Trust and Plan may be made in cash or other property in kind; provided, that no assets may be contributed if such contribution would constitute a prohibited transaction under Code Section 4975, or corresponding provisions of Section 406 of ERISA, if applicable.

ARTICLE VIII

PROFIT SHARING CONTRIBUTIONS

PARAGRAPH

1.	Profit Sharing Contributions

Subject to Paragraphs 1.C. and 3. of this Article VIII, Paragraph 6 of Article IX and the rights of the Company under Article XIX, the Company shall make Profit Sharing Contributions for Profit Sharing Participants in accordance with the following provisions. Capitalized terms shall have the meaning described in this Article VIII unless otherwise defined in the Plan.

A. Basic Profit Sharing Contributions.

1. For periods prior to January 1, 2025, the Company may and expects to make a contribution to the Profit Sharing Account of each Profit Sharing Participant for each Quarterly Period, which contribution shall be an amount equal to one percent (1%) of the Quarterly Compensation of each Profit Sharing Participant.

2. For periods beginning on or after January 1, 2025, the Company shall make a contribution to the Profit Sharing Account of each Profit Sharing Participant for each Quarterly Period, which contribution shall be an amount equal to six percent (6%) of the Quarterly Compensation of each Profit Sharing Participant.

3. As necessary, the Company may make a true-up contribution on behalf of a Profit Sharing Participant equal to the difference between (a) six percent (6%) (or, for periods prior to January 1, 2025, one percent (1%)) of a Profit Sharing Participant’s Compensation and (b) the year-to-date allocation of Profit Sharing Contributions to the Profit Sharing Participant.

B. Discretionary Additional Contributions. The Company also may make an additional contribution to the Trust of the Plan for each Plan Year, the amount of which contribution shall be entirely discretionary with the Company.

C. Company’s Reservation of Rights. The Company reserves the absolute right to discontinue making or to not make any Profit Sharing Contributions at any time prior to the actual contribution thereof to the Trust, all as the Company determines, in its sole discretion, to be necessary, advisable or appropriate, and such right may be exercised by the Company without amendment to the Plan (except in the case of Profit Sharing Contributions pursuant to Paragraph 1.A.2. of this Article VIII), and without notice to Participants or any other restriction, condition or limitation whatsoever to the exercise of such right.

D. Notwithstanding anything in the Plan to the contrary, the amount of cash required to be contributed by the Company to make Profit Sharing Contributions shall not exceed the amount of cash required to satisfy the required contributions, reduced by the amount of any forfeitures used to offset Profit Sharing Contributions in accordance with Article XVII, Paragraph 5.B.

2.	Allocation of Profit Sharing Contributions

Profit Sharing Contributions shall be allocated as follows:

A. All quarterly contributions by the Company for any Quarterly Period pursuant to Paragraph 1.A of this Article VIII shall be allocated effective as of the last day of such Quarterly Period (or as soon as administratively practicable thereafter) to the Profit Sharing Account of each Profit Sharing Participant who is an Employee on the last day of the Quarterly Period (including any Employee who terminated employment with the Company and its Affiliates during the Quarterly Period on account of death, Total Disability, or Retirement).

B. All contributions by the Company for any Plan Year pursuant to Paragraph 1.B of this Article VIII, above, shall be allocated effective as of the last day of such year to the Profit Sharing Account of each Profit Sharing Participant who is an Employee on the last day of the Plan Year (including any Employee who terminated employment with the Company and its Affiliates during the Plan Year due to death, Total Disability, or Retirement) in the same proportion that each such Profit Sharing Participant’s Compensation for the Plan Year bears to the total Compensation of all Profit Sharing Participants for the Plan Year.

C. Allocations may be made to the Profit Sharing Accounts of Profit Sharing Participants within a reasonable period of time after the effective date thereof as determined administratively feasible and practicable by the Committee and its authorized representatives.

3.	Permissible Types of Company Contributions

Contributions by and from the Company to the Trust and Plan may be made in cash or other property in kind; provided, that no assets may be contributed if such contribution would constitute a prohibited transaction under Code Section 4975, or corresponding provisions of Section 406 of ERISA, if applicable.

4.	Definitions

For purposes of this Article, the following words and phrases shall have the meanings indicated:

A. Profit Sharing Participant. A Profit Sharing Participant shall mean:

1. An Eligible Employee who is either (i) first employed or (ii) rehired by the Company on or after January 1, 2005, excluding any such Eligible Employee who is participating in the Plan and who is actively accruing benefits in the Magellan Pension Plan, the Magellan Pension for USW Employees or any other defined benefit pension plan maintained by the Company or an Affiliate;

2. An Eligible Employee who was employed by the Company prior to January 1, 2005, and who made an irrevocable election to be excluded from all further benefit accruals under the ONEOK, Inc. Retirement Plan; and

3. An Eligible Employee who was employed by the Company prior to January 1, 2025 and who made an irrevocable election to be excluded from all further benefit accruals under the Magellan Pension Plan on and after January 1, 2025.

B. Quarterly Period. A period of three (3) consecutive calendar months that begins on the first day of January, April, July or October.

C. Quarterly Compensation. The Compensation within the applicable Quarterly Period.

ARTICLE IX

LIMITATIONS ON CONTRIBUTIONS AND ANNUAL ADDITIONS

PARAGRAPH

1.	General

Company contributions, After-Tax Deposits, and other contributions under the Plan shall be limited as provided in this Article IX.

2.	Limitation on Elective Deferrals; Catch-Up Contributions

No Participant shall be permitted to have Elective Deferrals made under this Plan, or any other plan, contract or arrangement maintained by the Company, during any calendar year, in excess of the dollar limitation contained in Code Section 402(g) in effect for the Participant’s taxable year beginning in such calendar year. In the case of a Participant aged fifty (50) or over by the end of the taxable year, the dollar limitation described in the preceding sentence does not include the amount of Elective Deferrals that can be Catch-Up Contributions as described in Article III, Paragraph2.B. The dollar limitation contained in Code Section 402(g) will be adjusted by the Secretary of the Treasury for the cost-of-living increases under Code Section 402(g)(4).

3.	Actual Deferral Percentage Limitations

The Actual Deferral Percentage for the Highly Compensated Employees for the Plan Year shall not exceed the greater of A. or B. as follows:

A. The Actual Deferral Percentage for the preceding Plan Year for all those Employees eligible to be Participants in this Plan who are not Highly Compensated Employees, multiplied by one and twenty-five hundredths (1.25), or

B. The Actual Deferral Percentage for the preceding Plan Year for those Employees eligible to be Participants in this Plan who are not Highly Compensated Employees multiplied by two (2); provided, however, that under this Paragraph 3.B. limitation, the Actual Deferral Percentage for the Highly Compensated Employees may not exceed the Actual Deferral Percentage for the preceding Plan Year for the Employees eligible to be Participants in this Plan who are not Highly Compensated Employees by more than two (2) percentage points.

This limitation shall be applied and used in testing under the prior or preceding year method under Code Section 401(k)(3). Provided, the Company may amend the Plan to provide that it elects to apply the limitations of Paragraphs A. and B. of this Paragraph 3. by using the Actual Deferral Percentage of eligible Participants who are not Highly Compensated Employees for the current Plan Year rather than the preceding Plan Year in accordance with applicable Regulations, except that if such election is made, it may not be changed, except as provided by the Internal Revenue Service under Code Section 401(k)(3).

If any Highly Compensated Employee is a participant in two (2) or more cash or deferred arrangements of the Company, for purposes of determining the Actual Deferral Percentage with respect to such Participant, all such cash or deferred arrangements shall be treated as one (1) cash or deferred arrangement, for purposes of this Paragraph and the Plan, in accordance with Code Section 401(k)(3) and Treasury regulations §1.401(k)-1(g).

If two (2) or more plans which include cash or deferred arrangements are considered as one (1) plan for purposes of Code Section 401(a)(4) or 410(b), the cash or deferred arrangements included in such plans shall be treated as one (1) arrangement for purposes of this Paragraph and the Plan, in accordance with Code Section 401(k)(3) and Treasury regulations §§1.401(k)-1(b)(3) and 1.401(k)-1(g).

4.	Limitations on Company Matching Contributions and After-Tax Deposits

The Matching Contribution Percentage for eligible Highly Compensated Employees for any Plan Year shall not exceed the greater of (i) one hundred twenty-five percent (125%) of such percentage for all other eligible Employees, for the preceding Plan Year, or (ii) the lesser of two hundred percent (200%) of such Matching Contribution Percentage for all other eligible Employees for the preceding Plan Year, or such Matching Contribution Percentage for all other eligible Employees for the preceding Plan Year, plus two (2) percentage points.

This limitation shall be applied and used in testing under the prior or preceding year method under Code Section 401(m)(2). Provided, the Company may amend the Plan to provide that elects to apply the limitations of this Paragraph by using the current Plan Year rather than the preceding Plan Year, in accordance with applicable Regulations, except that if such election is made, it may not be changed except as provided by the Internal Revenue Service under Code Section 401(m)(2).

If two (2) or more plans of the Company to which matching contributions, employee contributions, or elective deferrals are made are treated as one (1) plan for purposes of Code Section 410(b), such plans shall be treated as one (1) plan for purposes of this Paragraph and the Plan, for purposes of this Paragraph and the Plan, in accordance with Code Section 401(m)(2)(B) and Treasury regulations §1.401(m)-1(f).

If a Highly Compensated Employee participates in two (2) or more plans of the Company to which contributions to which Code Section 401(m) applies are made, all such contributions shall be aggregated for purposes of this Paragraph and the Plan, in accordance with Code Section 401(m)(2)(B) and Treasury regulations §§1.401(m)-1(b)(3) and 1.401(m)-1(f).

5.	Separate Application of Limitations

If this Plan is maintained by separate employers as a multiple employer plan, the Actual Deferral Percentage limitations in Paragraph 3. above, and the Matching Contribution Percentage limitations in Paragraph 4. above, shall be applied as if each separate employer maintaining this Plan as a multiple employer plan maintained a separate plan.

6.	Limitation on Allocations; Annual Additions

Pursuant to this Paragraph 6, contributions and other additions to the Plan with respect to any Participant for any taxable year shall not exceed the limitation provided in Code Section 415(c)(1), expressed as an Annual Addition to the Participant’s Account, which limitation is the lesser of (i) $40,000 (adjusted for increases in the cost-of-living pursuant to Code Section 415(d)), or (ii) one hundred percent (100%) of the Participant’s Compensation, as described and provided herein below.

A. Limitation for Participant that Participates in No Other Plan.

1. If the Participant does not participate in, and has never participated in another qualified plan maintained by the Company or a welfare benefit fund, as defined in Code Section 419(e) maintained by the Company, or an individual medical account, as defined in Code Section 415(l)(2), maintained by the Company, or a simplified employee pension, as defined in Code Section 408(k), maintained by the Company, which provides an Annual Addition as defined in Paragraph 6.C.1., below, the amount of Annual Additions which may be credited to the Participant’s Account for any Limitation Year will not exceed the lesser of the Maximum Permissible Amount or any other limitation contained in the Plan.

If the Company contribution that would otherwise be contributed or allocated to the Participant’s Account would cause the Annual Additions for the Limitation Year to exceed the Maximum Permissible Amount, the amount contributed or allocated will be reduced so that the Annual Additions for the Limitation Year will equal the Maximum Permissible Amount.

2. Prior to determining the Participant’s actual Compensation for the Limitation Year, the Company may determine the Maximum Permissible Amount for a Participant on the basis of a reasonable estimation of the Participant’s Compensation for the Limitation Year, uniformly determined for all Participants similarly situated.

3. As soon as is administratively feasible after the end of the Limitation Year, the Maximum Permissible Amount for the Limitation Year will be determined on the basis of the Participant’s actual Compensation for the Limitation Year.

4. If there is an Excess Amount of a Participant’s Annual Additions for a Limitation Year, it shall be corrected and adjusted in the manner allowed and authorized under Code Section 401(a) and applicable regulations and guidance published by the Internal Revenue Service, including the Employee Plans Compliance Resolution System (EPCRS).

B. Limitation for Participant that Participates in Other Plan.

1. This Paragraph 6.B. applies if, in addition to this Plan, the Participant is covered under another qualified defined contribution plan maintained by the Company, a welfare benefit fund maintained by the Company, an individual medical account maintained by the Company, or a simplified employee pension maintained by the Company, that provides an Annual Addition as defined in Paragraph 6.C.1., during any Limitation Year.

The Annual Additions that may be credited to a Participant’s Account under this Plan for any such Limitation Year will not exceed the Maximum Permissible Amount reduced by the Annual Additions credited to a Participant’s Account under the other qualified defined contribution plans, welfare benefit funds, individual medical accounts, and simplified employee pensions for the same Limitation Year.

If the Annual Additions with respect to the Participant under other qualified defined contribution plans, welfare benefit funds, individual medical accounts, and simplified employee pensions maintained by the Company are less than the Maximum Permissible Amount and the Company contribution that would otherwise be contributed or allocated to the Participant’s Account under this Plan would cause the Annual Additions for the Limitation Year to exceed this limitation, the amount contributed or allocated will be reduced so that the Annual Additions under all such plans and funds for the Limitation Year will equal the Maximum Permissible Amount.

If the Annual Additions with respect to the Participant under such other qualified defined contribution plans, welfare benefit funds, individual medical accounts, and simplified employee pensions in the aggregate are equal to or greater than the Maximum Permissible Amount, no amount will be contributed or allocated to the Participant’s Account under the Plan for the Limitation Year.

2. Prior to determining the Participant’s actual Compensation for the Limitation Year, the Company may determine the Maximum Permissible Amount for a Participant in the manner described in Paragraph 6.A.2., above.

3. As soon as is administratively feasible after the end of the Limitation Year, the Maximum Permissible Amount for the Limitation Year will be determined on the basis of the Participant’s actual Compensation for the Limitation Year.

4. If, pursuant to Paragraph 6.B.3., above, or as a result of the allocation of forfeitures, a Participant’s Annual Additions under the Plan and such other plans would result in an Excess Amount for a Limitation Year, the Excess Amount will be deemed to consist of the Annual Additions last allocated, except that Annual Additions attributable to a simplified employee pension will be deemed to have been allocated first, followed by Annual Additions to a welfare benefit fund or individual medical account, regardless of the actual allocation date.

5. If an Excess Amount was allocated to a Participant on an allocation date of the Plan that coincides with an allocation date of another plan, the Excess Amount attributed to the Plan will be the product of,

(a)	the total Excess Amount allocated as of such date, times

(b)

the ratio of (i) the Annual Additions allocated to the Participant for the Limitation Year as of such date under the Plan to (ii) the total Annual Additions allocated to the Participant for the Limitation Year as of such date under this Plan and all the other qualified defined contribution plans.

6. Any Excess Amount attributed to this Plan will be disposed in the manner described in Paragraph 6.A.4.

C. Definitions. The following definitions shall apply for purposes of this Paragraph 6, and are applicable under the Plan.

1. Annual Additions: The sum of the following amounts credited to a Participant’s Account for the limitation year:

(a)	Company contributions;

(b)	Employee contributions;

(c)	Forfeitures;

(d)

Amounts allocated to an individual medical account, as defined in Code Section 415(l)(2), which is part of a pension or annuity plan maintained by the Company are treated as Annual Additions to a defined contribution plan. Also, amounts derived from contributions paid or accrued that are attributable to post-retirement medical benefits, allocated to the separate account of a key employee, as defined in Code Section 419A(d)(3), under a welfare benefit fund, as defined in Code Section 419(e), maintained by the Company are treated as Annual Additions to a defined contribution plan; and

(e)	Allocations under a simplified employee pension.

For this purpose, any Excess Amount applied under Paragraphs 6.A.4. and 6.B. in the Limitation Year to reduce Company contributions will be considered Annual Additions for such Limitation Year.

2. Compensation: Compensation for purposes of this Paragraph 6 is defined as wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Company or employer maintaining the Plan to the extent that the amounts are includable in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable Plan (as described in Treasury regulations §1.62-2(c)), and excluding the following:

(a)

Employer contributions to a plan of deferred compensation that are not includible in the Employee’s gross income for the taxable year in which contributed, Employer contributions under a simplified employee pension plan, or any distributions from a plan of deferred compensation;

(b)

Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(c)	Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

(d)

Other amounts that received special tax benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in Code Section 403(b) (whether or not the contributions are actually excludable from the gross income of the Employee).

In general, for purposes of applying the limitations of this Paragraph 6., Compensation for a Limitation Year is the Compensation actually paid or made available in gross income during such Limitation Year.

Notwithstanding the preceding sentence, Compensation for a Participant in a defined contribution plan who is permanently and totally disabled (as defined in Code Section 22(e)(3)) is the Compensation such Participant would have received for the Limitation Year if the Participant had been paid at the rate of Compensation paid immediately before becoming permanently and totally disabled.

Any Compensation shall be considered for purposes of this Paragraph for a Limitation Year, notwithstanding Compensation that is paid after the Participant’s severance from employment with the Company, provided the Compensation is paid by the later of two and one-half (2 1⁄2) months after severance from employment with the Company or the end of the Limitation Year that includes the date of severance from employment with the Company.

3. Defined Contribution Dollar Limitation: $40,000, as adjusted under Code Section 415(d).

4. Company: For purposes of this Paragraph, Company shall mean the Company, its subsidiaries that adopt the Plan, and all members of a controlled group of corporations (as defined in Code Section 414(b), as modified by Code Section 415(h)), all commonly controlled trades or businesses (as defined in Code Section 414(c), as modified by Code Section 415(h)) or affiliated service groups (as defined in Code Section 414(m)) of which the adopting entity is a part, and any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o).

5. Excess Amount: The excess of the Participant’s Annual Additions for the Limitation Year over the Maximum Permissible Amount.

6. Limitation Year: A calendar year. All qualified plans maintained by the Company must use the same Limitation Year. If the Limitation Year is amended to a different twelve (12)-consecutive-month period, the new Limitation Year must begin on a date within the Limitation Year in which the amendment is made.

7. Maximum Permissible Amount.

Except for catch up contributions described in Code Section 414(v), the Annual Addition that may be contributed or allocated to a Participant’s Account under the Plan for any Limitation Year shall not exceed the lesser of:

(a)	The Defined Contribution Dollar Limitation.

(b)	One hundred percent (100%) of the Participant’s Compensation for the Limitation Year.

The compensation limit referred to in (b) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Code Section 401(h) or Code Section 419A(f)(2)), which is otherwise treated as an Annual Addition.

If a short limitation year is created because of an amendment changing the Limitation Year to a different twelve (12)-consecutive-month period, the Maximum Permissible Amount will not exceed the defined contribution dollar limitation multiplied by the following fraction:

Number of months in the short limitation year
12

7.	No Return or Diversion of Contributions Except for Mistake

Except as provided in Paragraphs 8., 9., and 10. of this Article IX below, the Trustee shall hold the Company’s contributions in the respective Participants’ Accounts, subject to the provisions of the Plan; and no part of those contributions shall be recoverable by the Company, nor shall they be used for, or diverted to any other purpose, except for return thereof to the Company in the case and to the extent of its contributions having been made by reason of a mistake of fact, in which case the return to the Company of the amount involved shall be made within one (1) year of the mistaken contribution; and if a contribution to the Plan conditioned upon the deductibility of the contribution under Code Section 404, as provided in Paragraph 13. of this Article IX below, then such contribution may be returned to the Company (to the extent disallowed) within one (1) year after the disallowance of the deduction; provided, that any contribution for a Participant that exceeds the limitations provided in Paragraphs 2. and 3. of this Article IX above shall be distributed to the Participant as directed by the Committee within a reasonable period of time consistent with requirements for distributing excess deferrals under the Code and regulations thereunder.

8.	Distribution of Excess Deferrals

If any Excess Deferrals are included in the gross income of a Participant for any taxable year under Code Section 402(g)(1) (or corresponding section of any future federal tax code), then not later than March 1 following the close of the taxable year, such Participant may allocate the amount of such Excess Deferrals among the plans under which the Excess Deferrals were made and may notify the Committee of the portion allocated to the Plan; and not later than April 1 following the close of the taxable year, the Plan may distribute to such Participant the amount allocated to the Plan (and any income allocable to such amount). Such distribution of the Excess Deferrals of a Participant may be made notwithstanding any other provision of the Plan, the Code, or ERISA; provided, that except to the extent provided in applicable Treasury regulations, notwithstanding the distribution of such portion of Excess Deferrals from the Plan, such portion shall be treated as a contribution of the Company for purposes of applying the limitations in Paragraphs 3. and 4. of this Article IX above, and Code Section 401(k). If the Plan distributes only a portion of any Excess Deferrals allocated to the Plan and income allocable thereto, such portion shall be treated as having been distributed ratably from the Excess Deferral allocable to the Plan and the income.

9.	Excess 401(k) Contributions

In the event there are Excess Contributions under the limitations of Code Section 401(k) for any Plan Year actually paid over to the Trust on behalf of Highly Compensated Employees, then the Committee may, in its sole discretion, direct the Trustee to distribute the amount of such Excess Contributions for such Plan Year (and any income allocable to such Excess Contributions). Notwithstanding any other provision of this Plan, Excess Contributions plus any income and minus any loss allocable thereto, shall be distributed no later than the last day of each Plan Year to Participants to whose accounts such Excess Contributions were allocated for the preceding Plan Year; provided, that such distribution shall be made as promptly as practicable, so as to avoid the effect of Code provisions stating that if such excess amounts are distributed more than six (6) months after the last day of the Plan Year in which such excess amounts arose, a ten percent (10%) excise tax will be imposed on the employer maintaining the Plan with respect to such amounts. Excess Contributions shall be allocated to the Highly Compensated Employees with the largest amounts of Company contributions taken into account in calculating the Actual Deferral Percentage test for the Plan Year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such Company contributions and continuing in descending order until all the Excess Contributions have been allocated. For purposes of the preceding sentence, the “largest amount” is determined after distribution of Excess Contributions. If such excess amounts are distributed more than six (6) months after the last day of the Plan Year in which such excess amounts arose, a ten percent (10%) excise tax will be imposed on the Company with respect to such amounts.

Excess Contributions (including the amounts recharacterized) shall be treated as annual additions under the Plan.

Excess Contributions shall be adjusted for any income or loss up to the end of the Plan Year. Unless otherwise determined by the Committee, the income or loss allocable to Excess Contributions is the income or loss allocable to the Participant’s Elective Deferral account (and, if applicable, the Qualified Non-elective Contribution account or the Qualified Matching

Contributions account, or both) for the Plan Year multiplied by a fraction, the numerator of which is such Participant’s Excess Contributions for the year and the denominator of which is the Participant’s account balance attributable to Elective Deferrals (and Qualified Non-Elective Contributions or Qualified Matching Contributions, or both, if any of such contributions are included in the Actual Deferral Percentage test) without regard to any income or loss occurring during such Plan Year.

Excess Contributions shall be distributed from the Participant’s Elective Deferral account and Qualified Matching Contribution account (if applicable) in proportion to the Participant’s Elective Deferrals and Qualified Matching Contributions (to the extent used in the Actual Deferral Percentage test) for the Plan Year. Excess Contributions shall be distributed from the Participant’s Qualified Non-elective Contribution account only to the extent that such Excess Contributions exceed the balance in the Participant’s Elective Deferral account and Qualified Matching Contribution account.

The Committee may, in its sole discretion, permit a Participant to treat his or her Excess Contributions as an amount distributed to the Participant and then contributed by the Participant to the Plan. Such recharacterized amounts will remain nonforfeitable and subject to the same distribution requirements as Elective Deferrals under the Plan. Amounts may not be recharacterized by a Highly Compensated Employee to the extent that such amount in combination with other Participant contributions made by the Participant would exceed any stated limit under the Plan on Participant contributions. Any such recharacterization must occur no later than six (6) months after the last day of the Plan Year in which such Excess Contributions arose and is deemed to occur no earlier than the date the last Highly Compensated Employee is informed in writing of the amount recharacterized and the consequences thereof. Recharacterized amounts will be taxable to the Participant for the Participant’s tax year in which the Participant would have received them in cash.

If and to the extent Excess Contributions (and income allocable thereto) are distributed, such Excess Contributions and allocable income shall be designated by the Company as a distribution of Excess Contributions (and income) and shall be distributed to the appropriate Highly Compensated Employees after the close of the Plan Year in which the Excess Contributions arose and within twelve (12) months after the close of that Plan Year. In all cases, for purposes of the foregoing, the income allocable to Excess Contributions shall equal the sum of the allocable gain or loss for the Plan Year. In addition to the provisions stated above, the Committee may determine and use any reasonable method for computing the income allocable to Excess Contributions, which method shall be nondiscriminatory, be used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and be used by the Plan for allocating income to Participants’ accounts.

The amount of Excess Contributions to be distributed or to be recharacterized under the foregoing provisions of this Article IX with respect to a Participant shall be reduced by any Excess Contributions previously distributed to the Participant for the Participant’s taxable year ending with or within the Plan Year in accordance with Code Section 402(g)(2) (or corresponding section of any future federal tax code), and the amount of Excess Contributions that may be distributed with respect to a Participant for a taxable year shall be reduced by any Excess Contributions previously distributed or recharacterized with respect to the Participant for the Plan Year beginning with or within the taxable year, in the manner necessary to satisfy the applicable provisions of the Treasury regulations under Code Section 401(k).

10.	Excess Aggregate Contributions

In the event the aggregate amount of Matching Contributions and employee contributions (and any qualified nonelective contribution or elective contribution taken into account in computing the contribution percentage) actually made on behalf of Highly Compensated Employees for any Plan Year is an amount in excess of the maximum amount of such contributions permitted under the limitations on matching contributions stated in Paragraph 4. of this Article IX (determined by reducing contributions made on behalf of Highly Compensated Employees in order of their contribution percentages beginning with the highest of such percentages), then the Committee may, in its sole discretion, direct the Trustee to distribute the amount of such excess of such contributions for such Plan Year (and any income allocable to such contributions), but the distribution of such excess contributions (and income) shall be made within six (6) months after the close of such Plan Year. Any distribution of such Excess Aggregate Contributions for any Plan Year shall be made to Highly Compensated Employees on the basis of the amount of contributions on behalf of, or by, each such Highly Compensated Employee.

The determination of the amount of such excess aggregate contributions with respect to the Plan shall be made after (i) first determining the excess deferrals (within the meaning of Code Section 402(g) (or corresponding section of any future federal tax code)), and (ii) then determining the excess 401(k) Contributions under Paragraph 3. of this Article IX.

Notwithstanding any other provision of this Plan, Excess Aggregate Contributions, plus any income and minus any loss allocable thereto, shall be distributed no later than the last day of each Plan Year to Participants to whose accounts such Excess Aggregate Contributions were allocated for the preceding Plan Year; provided, that such distribution shall be made as promptly as practicable, so as to avoid the effect of Code provisions stating that if such Excess Aggregate Contributions are distributed more than six (6) months after the last day of the Plan Year in which such excess amounts arose, a ten percent (10%) excise tax will be imposed on the employer maintaining the Plan with respect to those amounts.

Excess Aggregate Contributions shall be treated as annual additions under the Plan.

Excess Aggregate Contributions shall be adjusted for any income or loss up to the end of the Plan Year. Unless otherwise determined by the Committee, the income or loss allocable to Excess Aggregate Contributions is the income or loss allocable to the Participant’s Employee Contribution account Matching Contribution account, Qualified Matching Contribution account (if any, and if all amounts therein are not used in the Actual Deferral Percentage test) and, if applicable, Qualified Non-elective Contribution account and Elective Deferral account for the Plan Year multiplied by a fraction, the numerator of which is such Participant’s Excess Aggregate Contributions for the year and the denominator of which is the Participant’s account balance(s) attributable to Contribution Percentage Amounts without regard to any income or loss occurring during such Plan Year.

Excess Aggregate Contributions shall be distributed on a pro-rata basis from the Participant’s Employee Contribution account, Matching Contribution account, and Qualified Matching Contribution account (and, if applicable, the Participant’s Qualified Non-elective Contribution account or Elective Deferral account, or both).

The method of distributing Excess Aggregate Contributions shall in all cases satisfy the requirements of Code Section 401(a)(4), and after any correction by means of such distributions, each level of matching contributions must be currently and effectively available to a group of Employees that satisfies Code Section 410(b), and in correcting Excess Aggregate Contributions by means of distributions, Participant contributions may not be distributed to Highly Compensated Employees to the extent needed to meet the requirements of Code Section 401(m)(2) while Matching Contributions attributable to Participant Contributions remain allocated to Highly Compensated Employees’ accounts; provided, that a method of distributing Excess Aggregate Contributions may include the distribution of unmatched Participant contributions that exceed the highest rate at which Participant contributions are matched before matched Participant contributions, or the distribution of Matching Contributions prior to Participant contributions.

The distribution of Excess Aggregate Contributions under this Paragraph shall include all income applicable thereto. The income allocable to Excess Aggregate Contributions is equal to the sum of the allocable gain or loss for the Plan Year. In addition, to the provisions stated above, the Committee may determine and use any reasonable method for computing the income allocable to Excess Aggregate Contributions, which method shall be nondiscriminatory, be used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and be used by the Plan for allocating income to Participants’ accounts.

11.	Qualified Nonelective and Matching Contributions

The Company may, in its sole discretion, elect to make Qualified Nonelective Contributions and Qualified Matching Contributions that are to be treated as 401(k) Contributions in order to satisfy the Actual Deferral Percentage tests prescribed in Paragraph 3. of this Article IX, and treated as Company Matching Contributions, to satisfy the nondiscrimination tests prescribed in Paragraph 4. of this Article IX provided that such Qualified Nonelective Contributions or Qualified Matching Contributions shall be treated as 401(k) Contributions or Company Matching Contributions if they satisfy the requirements for such treatment prescribed by the applicable Treasury regulations. The term “Qualified Nonelective Contributions” means Company contributions to the Plan other than 401(k) Contributions and Company Matching Contributions that satisfy the requirements of the nondiscrimination requirements of the Plan provided in Paragraph 3. of this Article IX, and the distribution limitations applicable to 401(k) Contributions under the Plan, Code Section 401(k)(2)(B), and Treasury regulations Section 1.401(k)-1(d).

The amount of any nonelective contributions to the Plan, including those Qualified Nonelective Contributions treated as elective contributions for purposes of the Actual Deferral Percentage test, must satisfy the requirements of Code Section 401(a)(4) and Treasury regulations thereunder; the amount of nonelective contributions, excluding those Qualified Nonelective Contributions treated as elective contributions for purposes of the Actual Deferral Percentage Test and those nonelective contributions treated as matching contributions for purposes of the Actual Deferral Percentage Test must satisfy the requirements of Code Section 401(a)(4) and applicable Treasury regulations thereunder; and the Qualified Nonelective Contributions and Qualified Matching Contributions must satisfy the requirements of Treasury regulation § 1.401(k)-2(a)(6) for the Plan Year as if such contributions were elective contributions.

The aggregation requirements specified in Treasury regulations § 1.401(k)-2(a)(6)(iii) shall be satisfied with respect to any taking into account of Qualified Nonelective Contributions and Qualified Matching Contributions for purposes of the Actual Deferral Percentage test.

The Plan shall be administered by the Committee to assure that the amount of nonelective contributions, including those Qualified Nonelective Contributions treated as Matching Contributions for purposes of the Actual Contribution Percentage test, shall satisfy the requirements of Code Section 401(a)(4) and the Treasury regulations thereunder. The amount of nonelective contributions, excluding those Qualified Nonelective Contributions treated as Matching Contributions for purposes of the Actual Contribution Percentage test and those Qualified Nonelective Contributions treated as elective contributions under Code Section 401(k) for purposes of the Actual Deferral Percentage Test, shall satisfy Code Section 401(a)(4) and the Treasury regulations thereunder; the elective contributions, including those treated as Matching Contributions for purposes of the Actual Contribution Percentage Test must satisfy the requirements of Code Section 401(k)(3); the Qualified Nonelective Contributions shall be allocated to the Participant under the Plan as of a date within the Plan Year, and the elective contributions shall satisfy Code Section 401(k) and the Treasury regulations thereunder for the Plan Year; and the aggregation of plans requirements of Treasury regulations § 1.401(m)-1(b)(4) shall be satisfied.

In administering the Plan with respect to Qualified Nonelective Contributions, certain contributions are not taken into account. Qualified Nonelective Contributions cannot be taken into account for a Plan Year for a non-highly compensated employee (hereinafter referred to as “NHCE”) to the extent such contributions exceed the product of that NHCE’s compensation and the greater of five percent (5%) or two (2) times the Plan’s Representative Contribution Rate. Any Qualified Nonelective Contribution taken into account under an actual contribution percentage test under Treasury regulations §1.401(m)-2(a)(6) (including the determination of the Representative Contribution Rate for purposes of Treasury regulations §1.401(m)-2(a)(6)(v)(B)), is not permitted to be taken into account. For purposes of this Paragraph, the Plan’s “Representative Contribution Rate” means and is the lowest Applicable Contribution Rate of any eligible NHCE among a group of eligible NHCEs that consists of half of all eligible NHCEs for the Plan Year (or, if greater, the lowest Applicable Contribution Rate of any eligible NHCE in the group of all eligible NHCEs for the Plan Year and who is employed by the Company on the last day of the Plan Year); and the “Applicable Contribution Rate” for an eligible NHCE means and is the sum of the qualified matching contributions taken into account for the eligible NHCE for the Plan Year and the Qualified Nonelective Contributions made for the eligible NHCE for the Plan Year, divided by the eligible NHCE’s compensation for the same period.

12.	Plan Not Dependent Upon Earnings; Company Contributions Limited to Earnings

This Plan is intended to be a profit-sharing plan within the meaning of Code Sections 401(a)(1) and 401(a)(27) without regard to current or accumulated earnings and profits of the Company; provided, that if at any time the Company’s net earnings and earned surplus, as reflected by its books of account, are insufficient to permit the making in full therefrom of any contribution otherwise required to be made by the Company hereunder, such contributions shall be required to be made only to the extent, if any, that such net earnings, earned surplus, and accumulated earnings and profits are sufficient, and the deficiency shall not thereafter be made up even though such earnings and profits again become sufficient therefor; provided further, however, that the portion of this Plan that constitutes an employee stock ownership plan is intended to be a stock bonus plan within the meaning of Code Sections 401(a) and 4975(e)(7), and the Treasury regulations thereunder, which is established and maintained by the Company to provide benefits similar to those of a profit-sharing plan except that the contributions by the Company are not necessarily dependent upon profits and the benefits are distributable in stock of the Company.

13.	Maximum Contribution

In no event, however, shall Company contributions be made in excess of the amount deductible under Code Section 404, or other applicable federal law now or hereafter in effect.

14.	Application of Dollar Leveling Method.

The distribution of Excess Contributions for any Plan Year shall be made to Highly Compensated Employees on the basis of the amount of contributions by, or on behalf of each Highly Compensated Employee in accordance with Code Section 401(k)(8)(C). A parallel method shall also be used for recharacterizing Excess Contributions under Code Section 401(k)(8)(A)(ii), and for distributing Excess Aggregate Contributions under Code Section 401(m)(6)(C).

In order to distribute Excess Contributions (and to apply a parallel method to recharacterize Excess Contributions, or distribute Excess Aggregate Contributions, as applicable) the following procedure and method shall be used:

(1)

Calculate the dollar amount of Excess Contributions for each affected Highly Compensated Employee in a manner described in Code Section 401(k)(8)(B) and Treasury regulations § 1.401(k)-2(b)(2). However, in applying these rules, rather than distributing the amount necessary to reduce the Actual Deferral Percentage of each affected Highly Compensated Employee in order of such Highly Compensated Employee’s Actual Deferral Percentages, beginning with the highest Actual Deferral Percentage, the Plan shall use the amounts in step (2.)

(2)	Determine the total of the dollar amounts calculated in step (1).

This total amount in step (2) (total excess contributions) should be distributed in accordance with steps (3) and (4), below:

(3)

The elective contributions of the Highly Compensated Employee with the highest dollar amount of elective contributions are reduced by the amount required to cause that Highly Compensated Employee’s elective contributions to equal the dollar amount of the elective contributions of the Highly Compensated Employee with the next highest dollar amount of elective contributions. This amount is then distributed to the Highly Compensated Employee with the highest dollar amount. However, if a lesser reduction, when added to the total dollar amount already distributed under this step, would equal the total excess contributions, the lesser reduction amount is distributed.

(4)	If the total amount distributed is less than the total excess contributions, step (3) is repeated.

15.	Income Allocable to Excess Contributions

Notwithstanding anything to the contrary otherwise expressed or implied by the terms of the foregoing provisions of this Article IX, or otherwise in the Plan, the income allocable to Excess Contributions is equal to the allocable gain or loss through the end of the Plan Year.

ARTICLE X

INVESTMENT PROVISIONS

PARAGRAPH

1.	Participant Directed Investment

A. General. The amounts allocated to Participant Accounts and Plan assets shall be invested by the Trustee in accordance with this Article X. The Plan investment options made available to Participants from time to time shall be established, maintained, modified and changed by action of the Committee.

B. Direction of Investment; Investment Options. In accordance with the uniform and nondiscriminatory procedures established by the Committee, a Participant shall have the right and opportunity to direct the manner in which any or all cash in the Participant’s Account, including the Participant’s deposits, the Company’s contributions, and any other cash, shall be invested under any one or more of certain designated investment options made available under the Plan. A Participant’s initial direction of investment (or any subsequent change of direction) shall be in written form or by electronic medium, telephone voice response system or other means determined and prescribed by the Committee and in accordance with the uniform and nondiscriminatory procedures established by the Committee. Investment in certain options may be limited to retention and maintenance of prior contributions invested in such options, with no further investment of contributions therein being permitted, as more particularly provided below. The Committee may establish, modify and change the investment options made available to Participants from time to time. A Participant may also change his investment direction and direct sales from time to time to the extent permitted and authorized in Paragraphs 1.E. and F.

C. Qualified Default Investment of Participant Account

1. Notwithstanding the foregoing, if a Participant fails or refuses to direct the investment of all or any part of his/her Participant Account, the amount of the Account that is not directed to be invested by the Participant shall be invested in a Qualified Default Investment Alternative determined by the Committee in accordance with Paragraph D of this Article X, below, and otherwise in accordance with the Plan.

2. With respect to the investment of assets in a Participant Account pursuant to this Paragraph, the following requirements and conditions shall apply:

(a)	The assets shall be invested in the Qualified Default Investment Alternative as defined herein.

(b)	The Participant or beneficiary on whose behalf the investment is made shall have had an opportunity to direct investment of assets of his/her account but did not direct the investment of the assets.

(c)

The Participant or beneficiary on whose behalf an investment is made in such a Qualified Default Investment Alternative shall be furnished with a notice that satisfies the requirements set forth below.

(d)	Any material provided to the Plan relating to a Participant’s or beneficiary’s investment in a Qualified Default Investment Alternative shall be provided to the Participant or beneficiary.

(e)

Any Participant or beneficiary on whose behalf assets are invested in a Qualified Default Investment Alternative may, consistent with the terms of the Plan (but not less frequently than once within any three (3)-month period) transfer, in whole or in part, such assets to any other investment option or alternative available under the Plan without financial penalty.

(f)	The Plan shall otherwise offer a broad range of investment alternatives within the meaning of 29 CFR 2550.404c-1(b)(3).

3. For investment of a Participant Account pursuant to this Paragraph, the Participant shall be provided written notice of the Qualified Default Investment Alternative investment of his/her Participant Account in a manner determined to be understood by the average Plan Participant and that contains a description of the circumstances under which assets of the individual account of a Participant and beneficiary may be invested on behalf of the Participant or beneficiary in a Qualified Default Investment Alternative; a description of the Qualified Default Investment Alternative under the Plan, including a description of the investment objectives, risk and return characteristics, and fees and expenses attendant to the investment alternative; a description of the right of Participants and beneficiaries on whose behalf assets are invested in a Qualified Default Investment Alternative to direct the investment of those assets to any other investment option under the Plan, without financial penalty; and an explanation of where the Participants and beneficiaries can obtain investment information concerning the other investment options under the Plan.

4. For purposes of the foregoing and the Plan, the term “Qualified Default Investment Alternative” shall mean an investment option established and maintained under the Plan that meets the requirements and conditions for treatment as a qualified default investment alternative under 29 CFR §2550.404c-5.

D. Investment Options.

The investment options existing and recognized under the Plan and Trust shall be determined by the Committee from time to time in its sole discretion. The Plan is intended to satisfy the requirements of Section 404(c) of ERISA and, as such, it is intended that the investment options shall provide Participants investment alternatives which will provide a Participant with a reasonable opportunity to materially affect the potential return on amounts in his/her Plan account and the degree of risk to which such amounts are subject, and to choose from at least three (3) investment options, each of which is diversified, has materially different risk and return characteristics, and which in the aggregate enable the Participant to achieve investment direction of risk and return characteristics within the range normally appropriate for such Participant, and when combined with investments in other alternatives will tend to allow reasonable diversification so as to minimize risk of losses, taking into account all circumstances.

Except to the extent otherwise required by applicable law or as may be necessary for the Committee to satisfy its fiduciary duties and obligations under ERISA, the Plan shall provide for an investment option that is comprised of shares of ONE Gas common stock issued under the Plan to Participants as a dividend to shareholders of ONEOK, Inc. Common Stock in connection with the separation of ONE Gas from ONEOK. Any such investment in ONE Gas common stock after the separation shall be subject to the provisions of this Plan applicable to other Plan investment options, except that (1) the investment in ONE Gas common stock is authorized by ONEOK solely to enable Participants who own ONEOK, Inc. Common Stock under the Plan to participate in the separation under the same terms as other shareholders of ONEOK, Inc. Common Stock; (2) after the separation, no additional shares of ONE Gas common stock may be purchased in any manner whether by deposit, exchange, transfer, reinvestment of dividends or otherwise; and (3) ONE Gas common stock shall not be subject to the diversification requirement (within the meaning of 404(a)(1)(C) of ERISA).

Except to the extent otherwise required by applicable law or as may be necessary for the Committee to satisfy its fiduciary duties and obligations under ERISA, the Plan shall provide for an investment option that is comprised of ONEOK, Inc. Common Stock in accordance with the provisions of Paragraph 8 of this Article X. Notwithstanding any other provisions herein, the right of Participants to direct the purchase, sale or transfer of ONEOK, Inc. Common Stock for their Plan Accounts may be limited, suspended and restricted from time to time, and for such periods of time as the Committee, in its discretion, determines to be necessary and appropriate for administration of the Plan and Trust. The Committee may direct such limitations, suspensions and restrictions to be made, and cause Participants and the Trustee to be given notice thereof, in the manner it determines reasonable and practical in the circumstances.

The investments selected and directed by Participants may increase or decrease in value due to changes and fluctuations in market conditions and other circumstances, and the Company, Committee and Trustee do not warrant or guarantee, by or under the Plan or otherwise, the value of any security or other investment directed by a Participant hereunder.

Notwithstanding the foregoing, the investment by a Participant who is a Section 16 Person shall be subject to the limitations and restrictions and other provisions of Paragraph 7 of this Article X, below, with respect to any Discretionary Transactions involving the investment of his/her deposits, the Company’s contributions and any other cash attributable to his/her account.

Notwithstanding anything to the contrary expressed or implied herein, no member of the Committee who is a senior officer and reports directly to ONEOK’s Chief Executive Officer shall be permitted to vote on the continued availability of ONEOK, Inc. Common Stock as an investment option under the Plan.

E. Change in Participant’s Investment Direction. Any direction by a Participant that available funds in his/her account shall be invested under a particular investment option shall be deemed a continuing direction until changed by the Participant. Subject to the uniform and nondiscriminatory procedures established by the Committee, a Participant may, by written direction, electronic medium, telephone voice response system or other means give direction to the Committee to change investment options for investment of his/her Participant Account; provided, that a Participant who is a Section 16 Person shall be subject to the limitations, restrictions and other provisions of Paragraph 7. of this Article X, below, with respect to such Participant’s direction of investments that are Discretionary Transactions.

F. Sale of Investments at Participant Direction. Subject to the uniform and nondiscriminatory procedures established by the Committee, a Participant may (i) by written direction in form prescribed by the Committee, or (ii) by electronic medium or telephone voice response system, sell or turn in for redemption, as may be appropriate, any security purchased at the Participant’s direction; the Participant may similarly direct the exchange of any security or securities of an investment option under the Plan as allowed and practicable in administration of the Plan; and the Participant may similarly direct the investment of the proceeds of any such sale or redemption, with or without the addition of other available cash then in the Participant’s Account, under any one or more of the investments options currently in effect under the Plan for which additional investment of contributions and cash may be so directed; provided, that a Participant who is a Section 16 Person shall be subject to the limitations, restrictions and other provisions of Paragraph 7. of this Article X, below, with respect to the direction of the sale or redemption transactions involving any security issued by the Company that are Discretionary Transactions, as defined by Paragraph 7. of this Article X below.

G. Minimum Transaction Direction. The Committee may prescribe that a minimum amount and value must be directed to be changed, sold or exchanged in any change, sale, exchange or other transaction directed to be made by a Participant pursuant to the provisions of this Article X and the Plan.

2.	Time of Action by Trustee on Investments

The Trustee will comply with the directions of a Participant with respect to investment, sale and reinvestment as soon as practicable after receipt of such direction; provided, however, that in the case of directions to purchase securities, the Trustee will not comply therewith until a means to make such purchase has been adequately provided in respect to the Participant’s Account. The Committee may establish such rules, regulations and procedures as it determines, in its discretion, to be necessary and appropriate for administering Participant directions of investment under the Plan.

3.	Redemption of Nontransferable Securities

In the case of the redemption of any nontransferable security or on the maturity thereof, the Participant in whose account such security is held shall take such steps as the Trustee may prescribe in order to effect the redemption or collection thereof by the Trustee.

4.	Manner of Holding Cash and Securities

All cash and securities in Participants’ Accounts shall, until disposed of pursuant to the provisions of the Plan, be held in the possession of the Trustee. Transferable securities may be registered in the name of the Trustee or in the name of its nominee. Nontransferable securities shall be issued in such name or names as the Trustee may elect, subject to any applicable laws or regulations at the time in effect with respect thereto. In the sole discretion of the Trustee, investments in a particular security to be held in the accounts of more than one (1) Participant may be represented by a single stock certificate or a single bond, as the case may be.

5.	Voting of Shares

A. ONEOK Stock. Shares of the voting stock of ONEOK held by the Trustee in the account of a Participant under the Plan will be voted, or consents for action with respect thereto will be granted, by the Trustee or other registered owner thereof, only in accordance with written instructions given to the Trustee by the Participant, except that the Trustee, in its discretion, may vote or direct the registered owner to vote or may consent or direct the registered owner to consent to action being taken with respect to any such stock if the Trustee has not received written instructions from the Participant in whose account such shares are held at least five (5) days prior to the date of the meeting at which such vote is to be taken or the last date that a consent of action may be given. Notice of any such meeting or consent request shall be given by the Committee to the Participant and a request for written instructions shall be made by the Committee to be directed to the Trustee at such time and in such form as may be provided by rules and regulations adopted by the Committee.

This Paragraph and all pertinent provisions of the Plan and Trust shall be applied and interpreted in all respects so as to meet the requirements of Code Section 409(e) (or corresponding section of any future federal tax code) so that each Participant or beneficiary in the Plan is entitled to direct the Plan and Trustee as to the manner in which stock and securities of ONEOK which are entitled to vote and are allocated to the Participant Account of such Participant or beneficiary are to be voted.

B. Other Investments. Unless otherwise expressly directed in writing by the Committee, the Trustee shall administer the investments of the Plan assets directed by a Participant under the Plan in a manner such that shares of the voting stock of the corporations held by the Trustee in the account of a Participant under the Plan will be voted or consents for action with respect thereto will be granted by the Trustee or other registered owner thereof in accordance with written instructions given to the Trustee by the Participant, except that the Trustee, in its discretion, may vote or direct the registered owner to vote or may consent or direct the registered owner to consent to action being taken with respect to any such stock if the Trustee has not received written instructions from the Participant in whose account such shares are held at such time as the

Committee, or the Trustee acting pursuant to authorization by the Committee, specifies prior to the date of the meeting at which such vote is to be taken or the last date that a consent of action may be given. Notice of any such meeting or consent request shall be given by the Trustee to the Participant and a request for written instructions shall be made by the Trustee to be directed to the Trustee at such time and in such form as may be provided by rules and regulations adopted by the Committee.

The foregoing provisions of this Paragraph 5.B., when Participant voting is applicable under such provisions, shall be applied and administered so that a Participant shall be entitled to direct the Trustee as to the manner in which voting rights representing the interest of such Participant in the Trust are to be exercised. The Committee shall provide, and cause the Trustee to provide to each Participant, materials pertaining to the exercise of such rights and containing all the information that would otherwise be distributed to shareholders or ownership interests of a corporation or entity involved. Votes representing fractional shares of stock shall be voted in the same ratio, and for and against each issue, as the applicable vote directed by Participants with respect to whole shares of stock.

6.	Tender Offers

Notwithstanding any other provisions of this Plan, the provisions of this Paragraph 6. shall govern the tendering of shares of Common Stock of ONEOK held in this Plan.

A. Upon commencement of a tender offer for any securities that are Common Stock of ONEOK, ONEOK shall notify each Participant of such tender offer and utilize its best efforts to timely distribute or cause to be distributed to the Participant such information as is distributed to shareholders of ONEOK in connection with such tender offer, and shall provide a means by which the Participant can instruct the Trustee whether or not to tender the shares of Common Stock of ONEOK allocated to such Participant’s Account. ONEOK shall provide the Trustee with a copy of any materials provided to Participants.

B. Each Participant shall have the right to instruct the Trustee as to the manner in which the Trustee is to respond to the tender offer for any and all of the shares of Common Stock of ONEOK allocated to such Participant’s Account. The Trustee shall respond to the tender offer with respect to shares of Common Stock of ONEOK as instructed by the Participant. The Trustee shall not tender any stock allocated to a Participant’s Account for which the Trustee has received no instructions from the Participant.

C. The Trustee shall tender that number of unallocated shares of Common Stock of ONEOK that is determined by multiplying the total number of unallocated shares by a fraction of which the numerator is the number of shares of Common Stock of ONEOK allocated to Participants’ accounts for which the Trustee has received instructions from Participants to tender (and such instructions have not been withdrawn as of the date of determination) and the denominator of which is the total number of shares of Common Stock of ONEOK allocated to Participants’ accounts.

D. A Participant who has directed the Trustee to tender shares of Common Stock of ONEOK allocated to such Participant’s Account may, at any time prior to the tender offer withdrawal date, instruct the Trustee to withdraw, and the Trustee shall withdraw such shares of Common Stock from the tender offer prior to the withdrawal deadline.

Prior to such withdrawal deadline, if unallocated shares of Common Stock of ONEOK have already been tendered, the Trustee shall redetermine the number of shares of Common Stock of ONEOK that would be tendered under Paragraph 6.C. above as if the date of such withdrawal were the date of determination, and withdraw the number of unallocated shares necessary to reduce the number of unallocated shares tendered to the amount so redetermined. A Participant shall not be limited as to the number of instructions to tender or withdraw which he/she may give to the Trustee.

E. The Trustee shall credit the proceeds received in exchange for tendered shares of Common Stock of ONEOK to the account from which the tendered stock originated. Each Participant to whose account amounts have been allocated pursuant to this Paragraph 6.E. shall have the right to direct the Trustee to immediately invest such amounts in any of the Options then available for investment under the Plan.

F. Notwithstanding the foregoing, a Participant who is a Section 16 Person shall be subject to the limitations, restrictions and other provisions of Paragraph 7. of this Article X, below, with respect to any tender of shares of Common Stock allocated to such Participant’s Account that is a Discretionary Transaction, as defined in such Paragraph 7.

7.	Section 16 Person Limitations; Discretionary Transactions

A Section 16 Person shall be allowed to direct or have a Discretionary Transaction, as defined below, effected under the Plan only if such Discretionary Transaction is effected pursuant to an election made at least six (6) months following the date of the most recent election, with respect to any employee benefit plan of the Company, that effected a Discretionary Transaction that was:

(1)	an acquisition, if the current proposed Discretionary Transaction would be a disposition; or

(2)	a disposition, if the current proposed Discretionary Transaction would be an acquisition.

For purposes of this Article X, the term “Discretionary Transaction” shall mean a transaction involving equity securities of ONEOK (or ONE Gas, Inc., if acquired as a dividend upon separation from ONEOK) pursuant to an employee benefit plan of the Company that:

(1)	is at the volition of the Participant;

(2)	is not made in connection with the Participant’s death, disability, retirement or termination of employment;

(3)	is not required to be made available to the Participant pursuant to a provision of the Internal Revenue Code; and

(4)	results in either an intra-plan transfer involving such equity security under the Plan, or a cash distribution funded by a volitional disposition of such equity security.

Except to the extent otherwise expressly stated herein, all terms and provisions contained in this Paragraph 7. are intended to have the same meaning and effect as when used in Rule 16b-3 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended (“SEC Rule 16b-3”). Transactions under the Plan by or with respect to Section 16 Persons are intended to qualify for exemptions allowable under SEC Rule 16b-3, unless the Committee specifically determines otherwise; and the provisions of the Plan shall be administered, interpreted and construed to carry out such intention, and any provision that cannot be so administered, interpreted and construed shall, to the extent permissible under the Code and ERISA, as amended, be disregarded.

8.	Employee Stock Ownership Plan (ESOP)

The portion of this Plan and the Trust under which investment in ONEOK, Inc. Common Stock is directed by Participants pursuant to Paragraph 1. of this Article X, above, is intended to be an Employee Stock Ownership Plan designed to invest primarily in Qualifying Employer Securities, including all shares of ONEOK, Inc. Common Stock held by the Plan at the time such portion of the Plan and Trust is first made an Employee Stock Ownership Plan by amendment of the Plan. The shares of ONEOK, Inc. Common Stock, which is an investment option of the Plan, are Qualifying Employer Securities within the meaning of Code Section 409(l), and are the only employer securities of ONEOK in which the Plan shall invest. The investment in such stock shall be made and administered in accordance with the provisions of Code Section 4975(e)(7), or succeeding provisions of the federal tax law, the Treasury regulations thereunder, and the provisions of the Plan more specifically providing for such Employee Stock Ownership Plan, including without limitation, the provisions of this Paragraph 8., stated below; Paragraph 9. of this Article X, providing for diversification of investments; Paragraph 5. of this Article IX, above, providing for the voting of ONEOK, Inc. Common Stock; Paragraph 2. of Article XI, providing for payment of ESOP Dividends on ONEOK, Inc. Common Stock; Paragraph 4. of Article XII, below, providing for the time of distribution of ONEOK, Inc. Common Stock from the Plan; and Paragraph 11. of Article XII, providing for Participant rights to distribution of ONEOK, Inc. Common Stock.

It is intended that the Employee Stock Ownership Plan provided for herein shall not acquire any Plan assets or ONEOK securities by use of an exempt loan under Code Section 4975(d)(3), or otherwise, but notwithstanding the foregoing, if and to the extent any such exempt loan is ever made to or received by the Plan, then any such loan shall conform in all respects to the requirements of Code Section 4975(e) and the Treasury regulations thereunder, and must be primarily for the benefit of Participants and their beneficiaries, and shall comply with the following terms and conditions: (1) the interest rate respecting such loan shall not exceed a reasonable rate of interest; and the Trustee shall consider all relevant factors in determining a reasonable rate of interest, including the amount and duration of the loan, the security and guarantee (if any) involved, the credit standing of the ESOP and the Company (if and to the extent that the Company acts as guarantor), and the interest rate prevailing for comparable loans; and upon due consideration of the foregoing factors, a variable interest rate may be reasonable; (2) at the time that such loan is made or entered into, the interest rate and the price of securities to be acquired should not be such that Plan assets might be dissipated; (3) the terms of such loan, whether or not between independent parties, must be at such time at least as favorable to the Trust as the terms of a comparable loan resulting from arm’s-length negotiations between independent parties; (4) the proceeds of such loan must be used within a reasonable time after their receipt by the Trust only to acquire ONEOK, Inc. Common Stock, to repay such loan, or to repay a prior loan to the Trust; (5) such loan must be without recourse against the Trust; the only assets of the Trust that may be given as collateral on such loan are shares of ONEOK, Inc. Common Stock acquired therewith; no person entitled to payment under such loan shall have any right to assets of the Trust other than collateral given for such loan, cash contributions of the Company made to meet the obligations of the Trust under such loan, and earnings attributable to such collateral and the investment of such contributions; the payments made with respect to such loan by the Trust during a Plan Year must not exceed an amount equal to the sum of such contributions and earnings received during or prior to the year less such payments in prior years; such contributions and earnings must be accounted for separately on the books of account of the Trust, until the loan is repaid; (6) in the event of default on such loan, the value of Plan assets transferred in satisfaction of the loan must not exceed the amount of default; (7) shares of ONEOK, Inc. Common Stock used as collateral for such loan shall be released from the encumbrance thereof, in accordance with the provisions stated in this Paragraph 8., below; and (8) except as otherwise provided hereinbelow under the terms of this Plan and Trust, or as otherwise required by applicable law, no ONEOK, Inc. Common Stock or other ONEOK security acquired with the proceeds of such loan shall be subject to a put, call or other option, or buy-sell or similar arrangement while held by and when distributed from the Trust, whether or not the Trust is then an employee stock ownership plan as described in Code Section 4975(e)(7).

All shares of ONEOK, Inc. Common Stock acquired by the Trust and pledged as collateral on any such loan shall be added to and maintained in a suspense account. Said shares shall be released from such encumbrance as follows: (1) For each Plan Year during the duration of the loan, the number of shares of ONEOK, Inc. Common Stock released shall equal the number of encumbered shares held immediately before release by a fraction. The numerator of the fraction is the amount of principal and interest paid to the lender by the Trust for the year, and the denominator of the fraction is the sum of the numerator plus the principal and interest to be paid for all future years; (2) For purposes of the foregoing determination, the number of future years under the loan must be definitely ascertainable, and shall be determined without taking into account any possible extensions or renewal periods. If the interest rate under the loan is variable, the interest to be paid in future years shall be computed by using the interest rate applicable as of the end of the Plan Year; and (3) To the extent of the foregoing release from encumbrance, shares shall be withdrawn from the suspense account, and nonmonetary units representing the Participants’ interest therein shall be allocated, for each Plan Year. The shares of ONEOK, Inc. Common Stock held in the above-described suspense account shall be voted by the Trustee. With respect to shares released from encumbrance, said shares shall be voted as provided in Paragraph 5. of this Article X , above.

To the extent any ONEOK security is acquired by the Plan with the proceeds of an exempt loan, which security is not publicly traded when distributed or is subject to a trading limitation when distributed, then such security shall be subject to a put option exercisable only by Participant (“Participant” means for purposes of these provisions, the Participant and beneficiaries of the Participant), such Participant’s donees, or by a person (including an estate or its distributee) to whom such security passes by reason of such Participant’s death. Such put option must permit the Participant to put such security to ONEOK, and under no circumstances may the put option bind the Plan, except that such put option may grant the Plan an option to assume the rights and obligations of ONEOK at the time that the put option is exercised; the put option must be exercisable at least during a fifteen (15)-month period, which begins on the date the security subject to the put option is distributed by the Plan, except that if the security is publicly traded without restriction when distributed but ceases to be so traded within fifteen (15) months after the distribution, ONEOK shall notify each security holder in writing within ten (10) days after the security ceases to be so traded that for the remainder of the fifteen (15)-month period the security is subject to a put option. Such notification shall inform the individual distributees of the terms of the put options that they are to hold. Any such put option is to be exercised by the holder notifying ONEOK in writing that the put option is being exercised. The period during which such a put option is exercisable shall not include any time when the distributee is unable to exercise it because the party bound by the put option is prohibited from honoring it by applicable federal and state law. The price at which any such put option must be exercisable is the value of the security, determined under Section 54.4975-11(d)(5) of the Treasury regulations. The terms and provisions for payment under any such put option must be reasonable terms within the meaning of Section 54.4975-7(b)(12)(iv) of the Treasury regulations. The payment under any such put option shall not be restricted by the provisions of a loan or any other arrangement, including ONEOK’s certificate of incorporation, unless so required by applicable state law.

9.	Investment Diversification of Investments

A. Employee Contributions and Elective Deferrals Invested in Employer Securities. In the case of the portion of an account of an Applicable Individual attributable to employee contributions and elective deferrals which is invested in Employer Securities, the Applicable Individual shall be allowed to elect to direct the Plan to divest any such securities and to reinvest an equivalent amount in other investment options meeting the requirements of Paragraph 9.C. of this Article X, below.

B. Company Contributions Invested in Employer Securities. In the case of the portion of the account attributable to employer contributions other than elective deferrals that are invested in Employer Securities, each Applicable Individual who:

1.	is a Participant who has completed at least three (3) years of service, or

2.	is a beneficiary of a Participant described in clause (1) or of a deceased Participant,

may elect to direct the Plan to divest any such Employer Securities and to reinvest an equivalent amount in other investment options meeting the requirements of Paragraph 9.C. of this Article X, below. This provision is not intended to limit any other right to divest investments otherwise provided for in the Plan.

C. Investment Options. The requirements of this Paragraph 9.C. are met if the Plan offers not less than three (3) investment options, other than Employer Securities, to which an Applicable Individual may direct the proceeds from the divestment of Employer Securities pursuant to this Paragraph 9.C., each of which is diversified and has materially different risk and return characteristics. The Plan shall not be treated as failing to meet the requirements of this Paragraph 9.C. merely because the Plan limits the time for divestment and reinvestment to periodic, reasonable opportunities occurring no less frequently than quarterly. Except as provided in Treasury regulations, the Plan shall not meet the requirements of this Paragraph 9.C. if the Plan imposes restrictions or conditions with respect to the investment of Employer Securities that are not imposed on the investment of other assets of the Plan, except such limitation shall not apply to any restrictions or conditions imposed by reason of the application of securities laws.

D. The foregoing provisions shall not apply if the Plan is not an “applicable defined contribution plan” meaning a defined contribution plan that holds any publicly traded employer securities.

For this purpose the term “applicable defined contribution plans” does not include an employee stock ownership plan if (i) there are no contributions to such plan (or earnings thereunder) which are held within such plan and are subject to Code Section 401 (k) or (m), and (ii) such plan is a separate plan for purposes of Code Section 414(l) with respect to any other defined benefit plan or defined contribution plan maintained by the same employer or employers.

E. Definitions. For purposes of this Paragraph the following definitions of terms shall apply:

1. The terms “Applicable Individual” means—

(a)	any Participant in the plan, and

(b)	any beneficiary who has an account under the plan with respect to which the beneficiary is entitled to exercise the rights of a Participant.

2. The term “elective deferral” means an employer contribution described in Code Section 402(g)(3)(A).

3. The term “Employer Security” has the meaning given such term by Section 407(d)(1) of ERISA.

4. The term “employee stock ownership plan” has the meaning given such term by Code Section 4975(e)(7).

5. The term “publicly traded employer securities” means employer securities that are readily tradable on an established securities market.

6. The term “year of service” has the meaning given such term by Code Section 411(a)(5).

F. Diversification of Investment. The following additional provisions apply to diversification of investment.

1. The investment options offered to Participants under the Plan shall be established, maintained and administered in accordance with the provisions of Code Section 401(a)(35) that are applicable to the Plan.

2. The provisions of this Paragraph apply if the Plan holds any publicly traded Employer Security; provided, if ONEOK, or any member of a controlled group of corporations (as described in Treasury regulations Section 1.401(a)(35)-1(f)(2)(iv)(A)), which includes ONEOK, has issued a class of stock that is a publicly traded Employer Security, and the Plan holds Employer Securities that are not publicly traded Employer Securities, then the Plan shall be treated as holding publicly traded Employer Securities.

3. With respect to a Participant (including for purposes of this Paragraph an alternate payee who has an account under the Plan or a deceased Participant’s beneficiary), if any portion of the Participant’s Account under the Plan attributable to elective deferrals (as described in Code Section 402(g)(3)(A)), employee contributions, or rollover contributions is invested in publicly traded employer securities, then the Participant must be offered the opportunity to elect to divest those employer securities and reinvest an equivalent amount in other investment options as described in Paragraph F.5., below.

4. With respect to a Participant who has completed at least three (3) years of vesting service (including for purposes of this Paragraph an alternate payee who has an account under the Plan with respect to such Participant or a deceased Participant’s beneficiary), if a portion of the Participant’s Account attributable to employer nonelective contributions is invested in publicly traded employer securities, then the Participant must be offered the opportunity to elect to divest those employer securities and reinvest an equivalent amount in other investment options as described Paragraph F.5., below.

5. At least three (3) investment options (other than employer securities) must be offered to Participants described above. Each investment option must be diversified and have materially different risk and return characteristics. Periodic reasonable divestment and reinvestment opportunities must be provided at least quarterly. Except as provided in Sections 1.401(a)(35)-1(e)(2) and (3) of the Treasury regulations, restrictions (either direct or indirect) or conditions will not be imposed on the investment of publicly traded employer securities if such restrictions or conditions are not imposed on the investment of other plan assets.

6. For purposes of this Paragraph and the Plan, a “publicly traded security” is a security that is traded on a national securities exchange that is registered under Section 6 of the Securities Exchange Act of 1934 or is traded on a foreign national securities exchange that is officially recognized, sanctioned, or supervised by a governmental authority and the security is deemed by the Securities and Exchange Commission as having a “ready market” under SEC Rule 15c3-1 (17 CFR 240.15c3).

10.	No Guarantee or Indemnity.

Nothing contained in this Plan shall be construed as a guarantee by the Company or by the Trustee of the value of any security in which funds held by the Trustee under the Plan are invested or as an indemnity against any loss resulting from such investments.

ARTICLE XI

CREDITS AND CHARGES TO A PARTICIPANT’S ACCOUNT

PARAGRAPH

1.	General Charges and Credits

All interest, dividends, and other income received by the Trustee in respect to assets included in a Participant’s Account and all gains or losses upon the sale of securities in the Participant’s Account, as determined by the Trustee, shall be credited or charged, as the case may be, to the Participant’s Account.

2.	ESOP Dividend Reinvestment

A. ESOP Dividend. Any ESOP Dividend on ONEOK, Inc. Common Stock shall be paid to the Plan and reinvested in ONEOK, Inc. Common Stock in accordance with the provisions of Paragraph 2.B., below.

B. ESOP Dividend Reinvestment. With respect to each Participant who is entitled to receive an ESOP Dividend on ONEOK, Inc. Common Stock, a corresponding ESOP Dividend shall be credited to and remain in the Participant Account and shall not thereafter be distributable under the provisions of this Paragraph, unless otherwise directed and approved by the Committee.

3.	Calculation of Charges and Credits to Participant Accounts

Except as otherwise directed by the Committee, within its discretion, the cost to be charged to a Participant’s Account of any security purchased by the Trustee, according to the Participant’s direction, shall be the cost of such security at the closing market price on the date such purchase is directed; and the proceeds credited to a Participant’s Account upon the sale or redemption of any securities shall be the actual proceeds thereof.

4.	Commissions, Taxes, and Charges on Security Purchases and Sales

Brokerage commissions, transfer taxes, and other charges and expenses in connection with the purchase or sale of securities shall be added to the cost of such securities or deducted from the proceeds thereof, as the case may be.

5.	Investment Management Fees

Investment management fees charged or incurred by any person, firm, or entity for the management of investments made in or by any fund in connection with a Participant’s investment in particular investment options shall be charged against the Participant’s Account and may include amounts allocated toward the payment of Plan administrative expenses, as the Committee may prescribe and direct from time to time.

6.	Allocation of Plan Administrative Expenses

The Committee may direct and cause all or part of reasonable Plan administrative expenses to be allocated and charged to the Plan accounts of current and former employees and their beneficiaries on a pro rata or other reasonable basis; and such allocation may from time to time be made by allocating all or part of certain reasonable Plan expenses to the Plan accounts of former employees on a pro rata or other reasonable basis without similarly allocating and charging such expenses to the Plan accounts of current employees.

7.	Calculation of Credits for Redemption

Upon the redemption or maturity or any nontransferable Government bonds included in a Participant’s Account, the difference between the cost thereof and the amount received upon such redemption or maturity shall be credited to the Participant’s Account as income.

8.	Taxes

Taxes, if any, on any assets held by the Trustee or income therefrom which are payable by the Trustee shall be charged against the Participants’ Accounts as the Trustee shall determine.

ARTICLE XII

VESTING AND LIQUIDATION OF ACCOUNTS

PARAGRAPH

1.	Vesting of Participant and Company Contributions

A Participant’s contributions under Article IV and his/her rights in the Participant Account derived therefrom are nonforfeitable. The 401(k) Contributions, Matching Contributions and Profit Sharing Contributions for the account of a Participant, and any income and earnings therefrom and accretions thereon, shall become vested in such Participant immediately upon payment of such contributions to the Trustee and receipt by the Trustee of such income, earnings and accretions, and (subject to subsequent loss through decline in value of investments) the Participant may not thereafter be deprived of such funds under any provision of the Plan. All accounts of a Participant under the Plan shall be nonforfeitable.

Notwithstanding anything to the contrary expressed or implied in the Plan as presently stated or hereafter amended, upon the termination or partial termination of the Plan, the rights of all affected Employees and Participants to benefits accrued to the date of such termination or partial termination, to the extent funded as of such date, or the amounts credited to the Employees or Participant Accounts shall be nonforfeitable in accordance with the provisions of the Code, including Code Section 411(d)(3), and applicable Treasury regulations.

2.	Withdrawals

The Company’s contributions and Participant After-Tax Deposits credited to a Participant Account, and the income and earnings on and accretions to a Participant Account, whether derived from the Participant’s deposits or the Company’s contributions or from any other funds at any time in said account, may be withdrawn by or paid to the Participant upon request by the Participant as provided for in Article XIII, upon complete liquidation of the Participant’s Account as provided for in Paragraphs 3., 6., and 7. of this Article XII, or upon adverse modification of the Plan as provided in Paragraph 3. of Article XIX.

3.	Distribution of Participant Accounts

Except as provided in Paragraph 5. of this Article XII, below, when a Participant dies or his/her employment with the Company is terminated by retirement or for any other reason (except transfer of employment to an Affiliate), the entire balance of the Participant’s Account may be distributed in an immediate lump sum payment to the Participant, or his/her surviving Spouse or beneficiaries, at the election of whomever is entitled thereto. In lieu of an immediate lump sum payment, the Participant (but not a surviving Spouse or beneficiary) may elect to distribute his or her Participant Account balance under a systematic withdrawal plan providing for installment payments payable annually, semi-annually, quarterly, monthly or other periodic time period as permitted by the Committee and as designated by the Participant’s election. The determination of the distributee or distributees in the event of a Participant’s death shall be made in accordance with Article XIV of the Plan. If the Participant does not elect to receive distribution of his/her Participant Account in the form of an immediate lump sum upon termination of employment, the Participant shall be deemed to have made an election to defer the payment and distribution of his/her Participant Account in accordance with Paragraph 5. of this Article XII. A Participant may not elect to receive installment payments (i) for the portion of the Participant’s Account attributable to the Participant’s ESOP Account Balance (as defined in Paragraph 4 below) or (ii) for the portion of the Participant’s Account attributable to ONE Gas common stock.

Notwithstanding anything herein to the contrary and subject to Paragraph 6, below, if the Participant’s vested interest in the Plan does not exceed $7,000, his/her Participant Account shall be distributed to the Participant in an immediate lump sum distribution as soon as reasonably practicable following his/her termination of employment. The determination of whether the Participant’s vested interest in the Plan exceeds $7,000 shall include that portion of the account balance attributable to rollover contributions (and earnings allocable thereto) within the meaning of Code Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16). In no event shall payments be delayed in violation of Code Section 401(a)(14).

4.	ESOP Employer Stock Distributions

Notwithstanding any other provisions of the Plan, the ONEOK, Inc. Common Stock in a Participant’s Account to which the Employee Stock Ownership Plan provisions of the Plan are applicable (hereinafter referred to as “ESOP Account Balance”), shall be distributed on the earlier of (i) the time when distribution would otherwise be made under the Plan, or (ii) if the Participant so elects, will be distributed commencing not later than one (1) year after the close of the Plan Year (I) in which the Participant separates from service by reason of attainment of normal retirement age under the Plan, disability or death, or (II) which is the fifth (5th) Plan Year in which the Participant otherwise separates from service, except that this clause (II) shall not apply if the Participant is reemployed by the Company before distribution is required to begin under this clause (II). If distribution of a Participant’s ESOP Account Balance is ever required to be made under clause (ii) in the preceding sentence, then in such case, unless the Participant elects otherwise, the distribution of the Participant’s ESOP Account Balance will be in substantially equal periodic payments (not less frequently than annually) over a period not longer than the greater of five (5) years, or in the case of a Participant with an Account balance in excess of Eight Hundred Thousand Dollars ($800,000), five (5) years plus one (1) additional year (but not more than five (5) additional years) for each One Hundred Sixty Thousand Dollars ($160,000) or fraction thereof by which such balance exceeds Eight Hundred Thousand Dollars ($800,000), with such dollar amounts adjusted for cost-of-living increases pursuant to Code Sections 409(o)(2) and 415(d). The foregoing provisions of this Paragraph 4 are intended to provide for distribution of a Participant’s ESOP Account Balance at least as soon as provided in Code Section 409(o) only if such form and timing of distribution would be earlier than otherwise generally provided by the Plan.

5.	Participant Election to Defer Distribution

A Participant, whose employment with the Company is terminated by retirement or for any reason other than death, may make an affirmative election to defer the distribution of his/her Participant Account if it exceeds $7,000 on the date of his/her retirement or separation from service. Such affirmative election of deferral of distribution is separate and distinct from the requirement of consent to immediate distribution stated in Paragraph 3. of this Article XII, above, and shall apply independently thereof. It shall be made by in accordance with the uniform and nondiscriminatory procedures established by the Committee not later than sixty (60) days following the Participant’s retirement or separation from service.

A Participant shall be deemed to have elected to defer the distribution of his/her Participant Account if he/she does not affirmatively elect to receive an immediate lump sum distribution after he/she has been advised in writing by the Committee of his/her right to defer distribution under this Paragraph 5. of this Article XII, upon termination of his/her employment by retirement or for any other reason; provided, however, in no event shall commencement of a Participant’s distribution be deferred beyond the Required Beginning Date specified in Paragraph 9.E.3. of this Article XII.

6.	Individual Retirement Account Distributions

In the event of mandatory distribution greater than $1,000 in accordance with the provisions of Paragraph 3 of this Article XII, above, or otherwise, if the Participant does not elect to have such distribution paid directly to an Eligible Retirement Plan specified by the Participant in a direct rollover in accordance with Article V of the Plan, or to receive the distribution directly, then the Committee shall cause the distribution to be paid in a direct rollover to an individual retirement account designated by the Committee.

7.	Deferred Distribution of Accounts

A. Subject to Paragraph 7.B., below, if a Participant makes the affirmative or deemed election of deferral of distribution provided in Paragraph 5. of this Article XII, above, his/her Participant Account shall continue to be maintained in the Trust in the manner provided by the Plan. Subject to the prior approval and consent of the Committee, the Participant may at any time thereafter request in writing that distribution of his/her Participant Account be made. When such a request is approved by the Committee, the Participant’s Account shall be distributed to the Participant within a reasonable time following receipt and approval of that request.

B. Notwithstanding the foregoing, a Participant (or former Employee) shall have the right to withdrawal of all or a portion of that part of his/her Pre-1999 KGS 401(k) Thrift Plan Account of which distribution was deferred pursuant to the provisions of the KGS 401(k) Thrift Plan in accordance with those provisions, which are incorporated herein by reference.

8.	Distribution of Deferred Accounts at Death of Participant

If a Participant who has made the affirmative or deemed election to defer receipt of his/her Participant Account under Paragraph 5. of this Article XII, above, dies before a complete distribution of the account has been made, then upon his/her death, his/her entire account balance shall be distributed to his/her surviving Spouse, beneficiaries, or legatees in accordance with Paragraph 9. of this Article XII.

9.	Required Distributions.

A.	General Rules.

1. Precedence. The requirements of this Paragraph 9. of Article XII of the Plan will take precedence over any inconsistent provisions of the Plan.

2. Requirements of Treasury Regulations Incorporated. Notwithstanding any provision in the Plan to the contrary, all distributions under the Plan shall be made in accordance with Code Section 401(a)(9), including the incidental death benefit requirements of Code Section 401(a)(9)(G), and Treasury regulations §1.401(a)(9)-2 through §1.401(a)(9)-9.

B.	Time and Manner of Distribution.

1. Required Beginning Date. Distribution of a Participant’s Participant Account will commence no later than the Participant’s Required Beginning Date, as defined in Paragraph 9.E.3.

C.	General Rule; Required Distributions.

1. Required Distributions. Distribution of a Participant’s Participant Account upon reaching the Participant’s Required Beginning Date shall be paid to such Participant in the form of minimum required distributions calculated in accordance with Code Section 401(a)(9).

2. Distributions in Event of Death of Participant. In event of the death of a Participant prior to the distribution of the Participant’s entire interest under the Plan, the Participant’s entire interest in the Plan shall be distributed to the Participant’s Designated Beneficiary no later than December 31 of the fifth (5th) year after the Participant’s death.

3. Required Distributions – Roth 401(k) Elective Deferral Account. Effective with respect to minimum required distributions for periods beginning on or after January 1, 2024, a Participant’s Roth 401(k) Elective Deferral Account shall not be subject to the required minimum distribution or the incidental death benefit requirements of Code Section 401(a)(9) prior to the Participant’s death.

D. Distributions upon the Death of a Participant Under the Setting Every Community Up for Retirement Enhancement Act of 2019. Notwithstanding the foregoing provisions of this Section, distributions attributable to a Participant who dies after 2019 shall be subject to the following provisions:

1. The only distributions payable upon the Participant’s death that are permitted to be paid over the life expectancy of a Designated Beneficiary are those distributions that are payable to an Eligible Designated Beneficiary (as defined below). Any post-death distributions that are payable to any Designated Beneficiary other than an Eligible Designated Beneficiary (as defined below) must be paid in full within ten (10) years of the Participant’s death.

2. For purposes of these post-death distribution requirements, an Eligible Designated Beneficiary is:

(a)	The Participant’s surviving Spouse.

(b)	The Participant’s child who has not reached the age of majority.

(c)	A disabled person, as defined in Code Section 72(m)(7).

(d)	A person certified to be chronically ill (as defined in Code Section 7702B(c)(2)), for a reasonably lengthy period or indefinitely.

(e)	A person who is not more than ten (10) years younger than the Participant.

3. For purposes of any post-death distributions payable to an Eligible Designated Beneficiary:

(a)	The post-death distribution shall begin within one year of the Participant’s death, except as otherwise provided herein.

(b)

A minor child will cease to be an Eligible Designated Beneficiary when he or she reaches the age of majority, at which time any remaining balance in the Participant’s account balance must be fully distributed to such child within ten (10) years of the minor child reaching the age of majority.

(c)	If an Eligible Designated Beneficiary dies, any remaining balance in the Participant’s account balance must be fully distributed within ten (10) years.

4. A Designated Beneficiary, who is not an Eligible Designated Beneficiary, must receive his or her distribution within 10 years of the Participant’s death, except that if the Participant died before January 1, 2020, distributions can continue to be made over the Designated Beneficiary’s lifetime. Upon the death of the Designated Beneficiary, any remaining balance in the Participant’s account balance must be fully distributed within 10 years of the Designated Beneficiary’s death.

5. A beneficiary who is not a Designated Beneficiary or an Eligible Designated Beneficiary must receive his or her distribution within five (5) years of the Participant’s death, except that if the Participant died before January 1, 2020, distributions can continue to be made over the beneficiary’s lifetime.

E. Definitions. The following terms and definitions are applicable to this Paragraph 9 and distributions provided for therein.

1. Designated Beneficiary. The individual who is designated as the beneficiary under Article XIV of the Plan and is the Designated Beneficiary under Code Section 401(a)(9) and Treasury regulations under Code Section 401(a)(9).

2. Life Expectancy. Life expectancy as determined under Code Section 401(a)(9) and the Treasury regulations to include life expectancy computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury regulations.

3. Required Beginning Date. April 1 of the calendar year following the later of (i) the calendar year in which the Participant attains the applicable age (as defined below), or (ii) the calendar year in which the Participant retires. Provided, that clause (ii) of the preceding sentence shall not apply except as provided in Code Section 409(d), in the case of a Participant who is a five-percent owner (5%) (as defined in Code Section 416) with respect to the Plan Year ending in the calendar year in which the Participant attains the applicable age.

For purposes of determining a Participant’s required beginning date, the applicable age means:

(a)	Age seventy and one-half (70 1⁄2) in the case of a Participant who attains age seventy and one-half (70 1⁄2) prior to January 1, 2020.

(b)	Age seventy-two (72) in the case of a Participant who attains age seventy-two (72) after December 31, 2019 and prior to January 1, 2023.

(c)	Age seventy-three (73) in the case of a Participant who attains age seventy-two (72) after December 31, 2022 and age seventy-three (73) before January 1, 2033.

(d)	Age seventy-five (75) in the case of a Participant who attains age seventy-three (73) after December 31, 2032.

F. Transition; TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Paragraph 9, distributions may be made under a designation made before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to Section 242(b)(2) of TEFRA.

10.	Form of Distributions

All distributions pursuant to this Article XII shall be in cash, except as provided in Paragraph 11 of this Article XII.

11.	Participant’s Right to Demand Employer Securities

Notwithstanding any other provisions herein, each Participant who has his/her Participant Account invested in ONEOK, Inc. Common Stock and is entitled to a distribution from the Plan shall have a right to demand that his/her ESOP Account Balance be distributed in the form of ONEOK, Inc. Common Stock, except as provided in Paragraph 3. of this Article XII.

To the extent required by Code Section 411(d)(6), such rights shall also apply to ONE Gas, Inc. common stock.

12.	Qualified Domestic Relations Orders; Distributions

Notwithstanding any other provisions of the Plan, if a Participant’s Account is ordered paid, transferred, or assigned, in whole or in part, to an alternate payee pursuant to an order determined by the Plan Administrator to be a Qualified Domestic Relations Order within the meaning of Code Section 414(p), the payment and distribution to such alternate payee of amounts attributable to the Participant’s Account shall be made by the Plan and Trustee in a single lump sum distribution, and such distribution to such alternate payee shall be made pursuant to such a Qualified Domestic Relations Order prior to the date on which the Participant attains or would have attained the earliest retirement age under the Plan, and within a reasonable period of time after such determination, if such payment is otherwise permissible under Code Section 414(p). For purposes of this Paragraph 12., the term “earliest retirement age” shall mean the earlier of (i) the date on which the Participant is entitled to a distribution under the Plan, or (ii) the later of (a) the date the Participant attains age fifty (50), or (b) the earliest date on which the Participant could begin receiving benefits under the Plan if the Participant separated from service. Periodic distributions authorized from plan accounts assigned to alternate payees under the KGS 401(k) Thrift Plan pursuant to a Qualified Domestic Relations Order shall be made in accordance with such Order, notwithstanding the foregoing provisions generally providing for immediate distribution.

ARTICLE XIII

WITHDRAWALS, DISTRIBUTIONS, PLAN LOANS

PARAGRAPH

1.	Hardship Withdrawals from 401(k) Contribution Account

A Participant may request a withdrawal from his/her 401(k) Contribution Account (and such similar account within his/her Pre-1999 KGS 401(k) Thrift Plan Account), including earnings, in accordance with the uniform and nondiscriminatory procedures established by the Committee and subject to the following conditions:

A. The withdrawal request must be on account of an immediate and heavy financial need (sometimes hereinafter referred to as “hardship”) of the Participant and the withdrawal must be necessary to satisfy such hardship, all as determined by the Committee in accordance with the nondiscriminatory and objective standards set forth herein.

B. No hardship withdrawal shall be made in an amount in excess of the amount of the immediate and heavy financial need of the Participant. The amount of an immediate and heavy financial need may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution.

C. No hardship withdrawal shall be permitted unless the Participant has obtained all currently available distributions from the Participant’s Account, other than hardship distributions or loans, and all other plans of deferred compensation, whether qualified or nonqualified, maintained by the Company or any Affiliate.

D. A withdrawal will be deemed to be made on account of an immediate and heavy financial need if it is on account of:

1. Expenses for (or necessary to obtain) medical care that would be deductible under Code Section 213(d) (determined without regard to whether the expenses exceed seven and one-half percent (7.5%) of adjusted gross income described in Code Section 213(d) previously incurred by the Participant, the Participant’s Spouse or domestic partner (who is the Participant’s designated beneficiary)), or any dependents;

2. Costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

3. Payment of tuition, related educational fees and room and board expenses, for up to the next twelve (12) months of post-secondary education for the Participant, or the Participant’s Spouse, domestic partner (who is the Participant’s designated beneficiary), children, or dependents, as defined in Code Section 152, without regard to Code Sections 152(b)(1),(b)(2) and (d)(1)(B);

4. Payments necessary to prevent the eviction of the Participant from his/her principal residence or foreclosure on the mortgage on that residence;

5. Payments for burial or funeral expenses for the Participant’s deceased parent, Spouse, domestic partner (who is the Participant’s designated beneficiary), children or dependents (as defined in Code Section 152, without regard to Code Section 152(d)(1)(B));

6. Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds ten percent (10%) of adjusted gross income);

7. Expenses (including loss of income) incurred on account of a federally declared disaster if a Participant’s principal residence or place of employment is in a FEMA designated area; and

8. Such other facts and circumstances as the Commissioner of Internal Revenue lists as deemed immediate and heavy financial needs through publication of regulations, revenue rulings, notices, and other documents of general applicability.

E. Notwithstanding anything otherwise expressed or implied in the Plan, or under Code Section 401(k), or the regulations under that Section, a hardship distribution shall not be determined or allowed under the Plan on account of an event or condition of immediate and heavy financial need of a person who is a beneficiary of a Participant under the Plan, unless such person, in addition to being such a beneficiary, also has a relationship of being the spouse, the domestic partner, or a dependent of the Participant and an immediate and heavy financial need of such person for which a hardship distribution is expressly allowable to a spouse, domestic partner, child or dependent under the terms and provisions of Paragraph 1.D, above; and a hardship distribution shall not otherwise be allowed under the Plan for or with respect to circumstances of immediate and heavy financial need of a beneficiary of a Participant if such beneficiary is not either the spouse, domestic partner, child or a dependent of the Participant.

F. The hardship withdrawal, if approved by the Committee, shall be paid to the Participant as soon as practicable following the date the Participant’s written request is submitted to the Committee. The Participant’s written request must represent in writing that the need cannot be reasonably relieved by other sources. The Committee may rely on this representation absent knowledge to the contrary. A hardship withdrawal for payment of tuition under Paragraph D.3., above, may be made in two (2) parts over the twelve (12)-month period to conform the withdrawal to the amount of tuition determined to be needed by the student.

G. A hardship withdrawal and distribution is not an eligible rollover distribution under Code Section 402(c) and the Plan shall be administered consistent with such classification and treatment.

2.	Participant Withdrawals of After-Tax Deposits

A Participant may request to withdraw in a lump sum all or any part of the value of his/her After-Tax Deposits in his/her Participant Account, provided that the withdrawal is for at least $500 or the full value of the After-Tax Deposits in his/her Participant Account, if less. A Participant may request a withdrawal in accordance with the uniform and nondiscriminatory procedures established by the Committee. No more than one withdrawal per calendar year shall be permitted under this Paragraph.

3.	Participant Withdrawals of Rollover Contributions

A Participant may request to withdraw in a lump sum all or any part of the value of his/her rollover contributions in his/her Participant Account in accordance with the uniform and nondiscriminatory procedures established by the Committee. For the avoidance of doubt, this Paragraph shall not apply to In-Plan Roth Rollover Contributions.

4.	Voluntary Withdrawal After Age Fifty-Nine and One-Half (59 1⁄2)

A Participant may request to withdraw in a lump sum all or any part of the value of his/her Participant Account (other than his/her Profit Sharing Account) at any time after his/her attainment of age fifty-nine and one-half (59 1⁄2). This right to withdrawal shall be exercised in accordance with the uniform and nondiscriminatory procedures established by the Committee.

5.	Limited Withdrawal Rights; Pre-1999 KGS 401(k) Thrift Plan Account

Notwithstanding anything to the contrary expressed herein, a Participant shall have the right to make a withdrawal from his/her Pre-1999 KGS 401(k) Thrift Plan Account balance at January 11, 1999, pursuant to the following provisions:

A. Withdrawal from Matching Contribution Account. A Participant who has been a Participant in the Plan for a period of five (5) years or more may withdraw in a lump sum any or all of the matching contributions in such Participant’s Pre-1999 KGS 401(k) Thrift Plan Account, provided that the amount of the withdrawal is for at least $500 or the full value of the matching contributions in his/her Pre-1999 KGS 401(k) Thrift Plan Account, if less. A Participant may request a withdrawal in accordance with the uniform and nondiscriminatory procedures established by the Committee.

B. Withdrawal Penalty. In the event a Participant withdraws sums pursuant to Paragraph 5.A. of this Article XIII above, such Participant shall not be entitled to Company Matching Contributions until the first of the next month following the expiration of six (6) months from the date of such withdrawal by such Participant. This abatement of the Participant’s right to receive Company Matching Contributions shall not affect the Participant’s right to elect a Reduction in Compensation or make After-Tax Deposits to the extent otherwise permissible under the Plan.

6.	Plan Loans

A. Loans shall be made available to all Participants and beneficiaries on a reasonably equivalent basis.

B. Loans shall not be made available to Highly Compensated Employees, as defined in Article I of the Plan, in an amount greater that the amount made available to other employees.

C. Loans must be adequately secured and bear a reasonable rate of interest.

D. If a Participant Account is subject to Qualified Joint and Survivor Annuity requirements, a Participant must obtain the consent of his or her spouse, if any, to use of the Participant’s Account balance as security for the loan. Spousal consent shall be obtained no earlier than the beginning of the ninety (90)-day period that ends on the date on which the loan is to be so secured. The consent must be in writing, must acknowledge the effect of the loan, and must be witnessed by a Plan representative or notary public. Such consent shall thereafter be binding with respect to the consenting spouse or any subsequent spouse with respect to that loan.

E. In the event of default, foreclosure on the note and attachment of security will not occur until a distributable event occurs in the Plan.

F. Loan repayments will be suspended under the Plan as permitted under Code Section 414(u)(4).

G. If a valid spousal consent has been obtained in accordance with Paragraph 6.D., above, then notwithstanding any other provision of the Plan, the portion of the Participant’s vested account balance used as a security interest held by the Plan by reason of a loan outstanding to the Participant shall be taken into account for purposes of determining the amount of the Participant’s Account balance payable at the time of death or distribution, but only if the reduction is used as repayment of the loan. If less than one hundred percent (100%) of the Participant’s vested account balance (determined without regard to the preceding sentence) is payable to the surviving Spouse, then the Participant’s Account balance shall be adjusted by first reducing the vested account balance by the amount of the security used as repayment of the loan, and then determining the benefit payable to the surviving Spouse.

H. No loan to any Participant or beneficiary can be made to the extent that such loan, when added to the outstanding balance of all other loans to the Participant or beneficiary, would exceed the lesser of (a) Fifty Thousand Dollars ($50,000) reduced by the excess (if any) of the highest outstanding balance of loans during the one (1)-year period ending on the day before the loan is made, over the outstanding balance of loans from the plan on the date the loan is made, or (b) one-half of the balance of the Participant’s Participant Account. For purposes of the above limitation, all loans from all plans of the Company and its Affiliates are aggregated. Furthermore, any loan shall by its terms require that repayment (principal and interest) be amortized in level payments, not less frequently than quarterly, over a period not extending beyond five (5) years from the date of the loan, unless such loan is used to acquire a dwelling unit that, within a reasonable time (determined at the time the loan is made) will be used as the principal residence of the Participant. An assignment or pledge of any portion of the Participant’s interest in the Plan and a loan, pledge, or assignment with respect to any insurance contract purchased by the Plan, will be treated as a loan under this Paragraph.

I. If a Participant has an outstanding loan balance at the time his or her employment terminates, the entire outstanding principal and accrued interest shall be due and payable by the end of the cure period specified in the separate loan procedures. Any outstanding loan amounts that are immediately due and payable hereunder shall be treated as if the Participant had defaulted on the outstanding loan. Notwithstanding the foregoing, if a Participant with an outstanding loan balance terminates employment with the Company and all Affiliates such Participant may elect, within sixty (60) days of such termination, to roll over the outstanding loan to an eligible retirement plan, as defined in Article V, that accepts such rollovers.

J. All loans shall be made and administered in accordance with separate loan procedures that are hereby incorporated into the Plan by reference.

7.	No Withdrawal of Loan Amount

A Participant to whom a loan has been made pursuant to the provisions of Paragraph 6 of this Article XIII, above, shall not be allowed at any time to withdraw any amount from his/her Participant Account in excess of the amount that is equal to the current value of his/her Participant Account, minus the outstanding unpaid balance of such loan together with any accrued interest thereon.

8.	Form of Withdrawals or Loan

All withdrawals pursuant to this Article XIII shall be in cash, except that a Participant electing (i) a withdrawal after age fifty-nine and one-half (59 1⁄2) may elect to receive all or any portion of such withdrawal from the Participant’s ESOP Account Balance in the form of shares of ONEOK, Inc. Common Stock, or (ii) any type of withdrawal may elect to receive the withdrawn portion of the Participant’s Account invested in ONE Gas common stock in shares of ONE Gas common stock. If a Participant elects a loan or a withdrawal other than as described in the preceding sentence from his or her ESOP Account Balance or the portion of his or her Participant Account attributable to ONE Gas common stock, the Participant must exchange such investments for other available investments under the Plan to complete the withdrawal.

ARTICLE XIV

BENEFICIARIES IN THE EVENT OF DEATH

PARAGRAPH

1.	Surviving Spouse as Primary Beneficiary

A Participant’s nonforfeitable Participant Account (reduced by any security interest held by the Plan by reason of a loan outstanding to such Participant) shall be payable in full, on the death of the Participant, to the Participant’s surviving Spouse, or if there is no surviving Spouse or the surviving Spouse consents, in the manner provided in Paragraph 2. of this Article XIV, below, then to a designated beneficiary of the Participant under Paragraph 3. of this Article XIV, below.

2.	Election and Consent to Alternate Beneficiary or Beneficiaries

A Participant may elect at any time to waive the required distribution and payment of his/her Account to his/her surviving Spouse in the event of his/her death. Any such election must be made in writing or by electronic means or other means by the Participant in the form and manner prescribed by the Committee. Any election by a Participant to waive the surviving Spouse benefit may be revoked at any time by the Participant by a declaration of revocation delivered to the Committee in writing or by electronic medium or other means in such form and manner as it may prescribe. Any election to waive the surviving Spouse benefit provided under Paragraph 1. of this Article XIV above shall not take effect unless the Spouse of the Participant consents to such election in writing or by electronic medium or other means prescribed by the Committee, such election designates a beneficiary that may not be changed without spousal consent (or the consent of the Spouse expressly permits designations by the Participant without requirement of further consent by the Spouse), and the Spouse’s consent acknowledges the effect of such election and is witnessed by a Plan representative or notary public; or it is established to the satisfaction of the Plan representative that the consent required of the Spouse, as hereinabove provided, may not be obtained because the Spouse cannot be located, or because of such other circumstances as may be prescribed by Treasury regulations; provided, that any such consent by a Spouse shall be effective only with respect to such spouse.

3.	Designation of Beneficiary or Beneficiaries

A Participant who has no Spouse, or who with his/her Spouse’s consent has elected to waive the surviving Spouse benefit as hereinabove provided, may file with the Committee, a written designation or provide and state a designation by electronic medium or other means, in the form and/or manner determined and prescribed by the Committee, of the beneficiary or the beneficiaries to receive all or part of his/her account upon his/her death, and the Participant shall also file with or provide by electronic or other means to the Committee such information as to the identity of the beneficiary or beneficiaries and the relationship of the beneficiary or beneficiaries to the Participant as the Committee may from time to time require. The last designation received by the Committee shall be controlling over any testamentary or other disposition; provided, however, that no designation, or change or cancellation thereof, under this Plan shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.

4.	Payment and Distribution to Beneficiary or Beneficiaries

Upon the death of a Participant, his/her account shall be paid or distributed to the Participant’s Spouse, or beneficiary or beneficiaries designated by him/her as provided in the preceding Paragraphs 1. through 3. of this Article XIV, above, or, in the absence of such designation, to the estate of the Participant, and thereupon the Trustee, the Company, and the Committee shall not be under any further liability to anyone. Provided, that the provisions for payment of a distribution to a surviving Spouse of a deceased Participant in the KGS 401(k) Thrift Plan for a designated period of time shall remain in effect and be applicable until such distribution is completed pursuant to such provisions.

5.	Rollover to IRA for Non-Spouse Beneficiary

Notwithstanding the foregoing, a direct trustee-to-trustee transfer may be made of any portion of a distribution of the Plan Account of a deceased Participant or Employee to an individual retirement account established for the purpose of receiving the distribution on behalf of an individual who is a designated beneficiary of the Participant or Employee and who is not the surviving Spouse of the Participant or Employee pursuant to Code Section 402(c)(11).

ARTICLE XV

MILITARY SERVICE

PARAGRAPH

1.	Participant Military Service

Notwithstanding any provisions of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service of an Employee will be provided in accordance with the special rules relating to veterans’ reemployment rights under USERRA in Code Section 414(u).

2.	Treatment of Differential Wage Payments

A. Except as otherwise provided under Code Section 414(u):

1. an individual receiving a differential wage payment shall be treated as an Employee of the Company making the payment,

2. the differential wage payment shall be treated as Compensation, and

3. the Plan shall not be treated as failing to meet the requirements of any provision described in Code Section 414(u)(1)(C) by reason of any contribution or benefit which is based on the differential wage payment; provided, however, that this subsection shall apply only if all Employees of the Company and its Affiliates (as determined under Code Sections 414 (b), (c), (m), and (o)) performing service in the uniformed services described in Code Section 3401(h)(2)(A) are entitled to receive differential wage payments on reasonably equivalent terms and, if eligible to participate in a retirement plan maintained by the Company or an Affiliate, to make contributions based on the payments on reasonably equivalent terms. For purposes of applying this Paragraph, the provisions of Paragraphs (3), (4), and (5) of Code Section 410(b) shall apply.

B. For purposes of this Paragraph, the term “differential wage payment” has the meaning given such term by Code Section 3401(h)(2).

3.	Contributions with Respect to Military Service

A. 401(k) Contributions, Roth 401(k) Elective Deferrals, and After-Tax Deposits. A Participant who returns to employment with the Company or an Affiliate following a period of qualified military service shall be permitted to make additional pre-tax 401(k) Contributions, Roth 401(k) Elective Deferrals, and After-Tax Deposits, within the applicable limits set forth in Article IX of the Plan, up to an amount equal to the pre-tax 401(k) Contributions, Roth 401(k) Elective Deferrals, and After-Tax Deposits that the Participant would have been permitted to contribute to the Plan if the Participant had continued to be employed and received Compensation during the period of qualified military service. Pre-tax 401(k) Contributions, Roth 401(k) Elective Deferrals, and After-Tax Deposits under this Section may be made during the period that begins on the date such Participant returns to employment and that has the same length as the lesser of (i) three (3), multiplied by the period of qualified military service, and (ii) five (5) years.

B. Profit Sharing Contributions. The Company shall contribute to the Plan, on behalf of each Participant who returns from qualified military service as described in Paragraph 3.A and who is a Participant, an amount equal to the Profit Sharing Contributions that would have been required under Article VIII had such Participant continued to be employed and received compensation during the period of qualified military service. For purposes of determining the amount of a Participant’s Profit Sharing Contributions, the Participant’s compensation shall mean the Compensation that the Participant would have received during a period of qualified military service (or, if the amount of such Compensation is not reasonably certain, the Participant’s average earnings from the Company or an Affiliate for the twelve (12)-month period immediately preceding the Participant’s period of qualified military service), provided, however, that the Participant returns to work within the period during which his right to reemployment is protected by law.

C. Matching Contributions. The Company shall contribute to the Plan, on behalf of each Participant who has made pre-tax 401(k) Contributions, Roth 401(k) Elective Deferrals, and After-Tax Deposits under Paragraph 3.A, an amount equal to the Matching Contribution that would have been required under Article VII had such pre-tax 401(k) Contributions, Roth 401(k) Elective Deferrals, and After-Tax Deposits been made during the period of qualified military service.

D. Limitations on Contributions. To the extent required by Code Sections 414(u) and 414(v), the pre-tax 401(k) Contributions, Roth 401(k) Elective Deferrals, After-Tax Deposits, Profit Sharing Contributions and Matching Contributions made under this Section shall be subject to the limitations described in Article IX for the Plan Year to which such contributions relate.

E. Reduction of Amounts Contributed During Period of Qualified Military Service. Notwithstanding anything in this Section to the contrary, any pre-tax 401(k) Contributions, Roth 401(k) Elective Deferrals, After-Tax Deposits, Profit Sharing Contributions and Matching Contributions made to the Plan on behalf of a Participant while such Participant is on a period of qualified military service shall reduce any pre-tax 401(k) Contributions, Roth 401(k) Elective Deferrals, After-Tax Deposits, Profit Sharing Contributions and Matching Contributions that can be made on behalf of such Participant under the terms of this Section if the Participant returns to employment with the Company or an Affiliate following a period of qualified military service.

4.	Distributions

During a period of qualified military service, a Participant on active duty for a period of more than thirty (30) days may elect to withdraw all or a portion of the value of his 401(k) Contribution Account. If the period of active duty is not for more than one hundred seventy-nine (179) days and is not an indefinite period, the Participant shall not be permitted to make a pre-tax 401(k) Contribution, a Roth 401(k) Elective Deferral or an After-Tax Deposit for the six (6)-month period beginning on the date of the distribution.

5.	Death Benefits

A. Death Benefits Under USERRA-Qualified Active Military Service. In the case of a Participant who dies while performing qualified military service, the survivors of the Participant shall be entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan had the Participant resumed and then terminated employment with the Company on account of death.

B. If a Participant would not be entitled to reemployment rights immediately before his death under USERRA, the provisions of Paragraph 5.A. above, shall not apply in determining the death benefits to which the Participant’s survivors are entitled under the Plan.

6.	Qualified Military Service

For purposes of this Article XV, “qualified military service” shall mean any service in the uniformed services (as defined in chapter 43 of title 38, United States Code) where the Participant’s right to reemployment is protected by law.

ARTICLE XVI

ADMINISTRATION

PARAGRAPH

1.	ONEOK, Inc. Benefit Plan Administration Committee

The Plan shall be administered by the ONEOK, Inc. Benefit Plan Administration Committee (the “Committee”) consisting of ONEOK’s Chief Financial Officer, most senior officer with day-to-day responsibility for the Human Resources function, most senior officer with day-to-day responsibility for the Treasury function, and their respective successors in title or duties, authority and function. ONEOK’s Chief Financial Officer shall serve as Chair of the Committee and may appoint additional members to such Committee, in his sole discretion. Each of the members of the Committee may from time to time designate an alternate who shall have full power to act in his/her absence or inability to act. Members of the Committee may participate in the benefits under the Plan provided they are otherwise eligible to do so. Except as otherwise provided by the Board, no member of the Committee shall receive any compensation for his/her services as such. No bond or other security shall be required of any member of the Committee in such capacity in any jurisdiction. In the absence of the Chairman of the Committee, the alternate designated by the Chairman shall preside at the meetings of the Committee. The Committee shall serve as the plan administrator within the meaning of Section 3(16)(A) of ERISA.

2.	Trust, Trustee and Committee

ONEOK and Fidelity Management Trust Company, N.A., have entered into a Trust Agreement pursuant to which the Fidelity Management Trust Company is to act as Trustee under the Plan. ONEOK may, without further reference to or action by any Employee, Participant, any Company, or Affiliate of a Company, (a) from time to time enter into such further agreements with the Trustee or other parties, and make such amendments to said Trust Agreement or such further agreements, as ONEOK may deem necessary or desirable to carry out the Plan; (b) from time to time designate successor Trustees that in each case shall be a bank or trust company having capital and surplus of not less than five hundred million dollars ($500,000,000); and (c) from time to time take such other steps and execute such other instruments as ONEOK may deem necessary or desirable to put the Plan into effect or to carry it out. The ONEOK, Inc. Benefit Plan Sponsor Committee shall determine the manner in which ONEOK shall take any such action. Moreover, the Committee may execute such further agreements with the Trustee or other parties as it reasonably deems necessary to fulfill its own obligations with respect to administration of the Plan. The Committee shall advise the Trustee in writing with respect to all benefits that become payable under the terms of the Plan and shall direct the Trustee to pay such benefits from the respective Participants’ Accounts. The Committee shall have such other powers and duties as are specified in this instrument as the same may from time to time be constituted, and not in limitation but in amplification of the foregoing, the Committee shall have sole discretionary authority to make all determinations and interpretations with respect to administration of the Plan; to interpret or construe the provisions of this instrument and to determine all questions that may arise hereunder as to the status and rights of Participants and others hereunder; to decide any disputes which may arise hereunder; to construe and determine the effect of beneficiary designations; to determine all questions that shall arise under the Plan, including questions as to the rights of Employees to become Participants, as to the rights of Participants, and including questions submitted by the Trustee on all matters necessary for it properly to discharge its duties, powers, and obligations; to employ legal counsel, accountants, actuaries, consultants and agents; to establish and modify such rules and regulations and prescribe forms for carrying out the provisions of the Plan not inconsistent with the terms and provisions hereof, as the Committee may consider proper and desirable; to open, close and manage accounts at one or more commercial banks, investment banks, trust companies, broker-dealers, investment advisers, investment managers, registered investment companies, investment funds and other financial institutions; to deposit and withdraw money, securities or other property in and from such accounts and provide written or oral instructions with respect to the administration and management of such accounts; to make, sign, furnish, deliver or file reports, returns, forms or other instruments with respect to, on behalf of or for the Plan or Trustee; and in all things and respects whatsoever, without limitation, to direct the administration of the Plan and Trust with the Trustee being subject to the direction of the Committee. The Committee shall establish and maintain reasonable procedures governing the filing of benefit claims, notification of benefit determinations and appeal of adverse benefit determinations, as described in and consistent with Paragraph 7. of this Article XVI, below, and which shall also be described in the summary plan description for the Plan. The Committee may supply any omission or reconcile any inconsistency in this instrument in such manner and to such extent as it shall deem expedient to carry the same into effect and it shall be the sole and final judge of such expediency. The Committee may adopt such regulations with respect to the signature by an Employee, Participant and/or the spouse of an Employee or Participant to any directions or other papers to be signed by Employees or Participants and similar matters as the Committee shall determine in view of the laws of any state or states.

3.	Allocation of Fiduciary and Settlor Responsibilities

The administrator (within the meaning of Section 3(16)(A) of ERISA) and named fiduciary of the Plan (within the meaning of Section 402 of ERISA), who shall have authority to control and manage the operation and administration of the Plan, is the Committee. The fiduciary may serve in more than one (1) fiduciary capacity under the Plan. It may employ one (1) or more persons to render advice to it. It may delegate ministerial functions to any person or persons. The Trustee and ONEOK may by agreement in writing arrange for the delegation by the Trustee to the Committee of any of the Trustee’s functions except the custody of the assets, the voting with respect to shares held by the Trustee, and the purchase and sale or redemption of securities. Any appointment of an additional or replacement named fiduciary in accordance with this Paragraph will be subject to advance approval of the Board.

Except for those authorities and responsibilities that are expressly reserved to the Board herein, the ONEOK, Inc. Benefit Plan Sponsor Committee shall possess and exercise all non-fiduciary “settlor” authority to act on behalf of ONEOK with respect to the Plan. The ONEOK, Inc. Benefit Plan Sponsor Committee shall consist of the officers designated as members of the ONEOK, Inc. Benefit Plan Sponsor Committee pursuant to the management committees list maintained by ONEOK’s Corporate Secretary and their respective successors in title or duties, authority and function.

4.	Action by the Committee

Any act that this instrument authorizes or requires the Committee to do may be done by a majority of the then members of the Committee. The action of such majority of the members, expressed either by a vote at a meeting or in writing without a meeting, shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all of the members of the Committee at the time in office, provided, however, that the Committee may, in specific instances, authorize one (1) of its members to act for the Committee when and if it is found desirable and convenient to do so.

5.	Costs of Plan Administration

Except as provided in Paragraphs 4., 5., 6. and 8. of Article XI, or otherwise determined and directed by the Committee, the Company shall pay all costs and expenses incurred in administering the Plan including without limitation the expenses of the Committee, the fees and expenses of the Trustee, the fees of its counsel, and other administrative expenses.

6.	Uniform and Nondiscriminatory Application

All rules and decisions of the Committee shall be uniformly and consistently applied to all Employees and Participants in similar circumstances. The Committee shall be entitled to rely upon information furnished by the Company pertinent to any calculation or determination made pursuant to this Plan.

7.	Claims Procedures

Any decisions of the Committee respecting an Employee’s right to become a Participant in the Plan or the right of a Participant or beneficiary to benefits shall be delivered to the Employee, Participant or beneficiary in writing. If an Employee, Participant or beneficiary is denied benefits under the Plan, the Committee shall notify the Employee, Participant or beneficiary of its decision with a written or electronic notification. Such notification shall set forth (i) the specific reason or reasons for the denial or adverse determination, (ii) the specific Plan provisions on which the determination is based, (iii) a description of any additional material or information necessary for the Employee, Participant or beneficiary (hereinafter also referred to as a “claimant”) to perfect the claim and an explanation of why such material or information is necessary, and (iv) a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the right of a claimant to bring a civil action under ERISA following an adverse benefit determination on review.

A claimant shall have a right to a full and fair review of a claim and adverse benefit determination, and, in all cases of such review, (i) a claimant shall have at least sixty (60) days following receipt of notification of an adverse benefit determination within which to appeal such determination; (ii) a claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim for benefits; (iii) a claimant shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records and other information the Committee determines to be relevant to the claimant’s claim for benefits; and (iv) a review that takes into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. A claimant shall be notified of the determination of the Committee and Plan on review within a reasonable time, but not later than sixty (60) days after the receipt of the claimant’s request for review, unless the Committee and Plan determine that special circumstances require an extension of time for processing of the claim and review, in which event, written notice of such extension shall be furnished to the claimant prior to the termination of the initial sixty (60)-day period, and in no event shall such extension exceed a period of sixty (60) days from the end of such initial period, and such notice of extension shall indicate the special circumstances requiring an extension of time and the date by which the Committee and Plan expect to render the determination on review. A claimant shall be provided by the Committee and Plan a written or electronic notification of a benefit determination on review. In the case of an adverse benefit determination on review, such notification shall set forth (i) the specific reason or reasons for the adverse determination, (ii) reference to the specific Plan provisions on which the benefit determination is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, or other information the Committee determines to be relevant to the claimant’s claim for benefits, and (iv) a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about such procedures, and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

ONEOK, each Company, the Committee and other Plan fiduciaries shall be fully protected in relying on the accuracy and completeness of all personal data, consents, elections and designations provided by any Participant, and each Participant shall be solely responsible for the accuracy and completeness of such information.

A claim or action (i) to recover benefits allegedly due under the Plan or by reason of any law, (ii) to enforce rights under the Plan, (iii) to clarify rights to future benefits under the Plan, or (iv) that relates to the Plan and seeks a remedy, ruling or judgment of any kind against the Plan, a Company, the Committee, a Plan fiduciary or a party in interest (collectively, a “Judicial Claim”), may not be commenced in any court or forum until after the claimant has exhausted the Plan’s claims and appeals procedures (an “Administrative Claim”). A claimant must raise every argument and/or produce all evidence the claimant believes supports the claim or action in the Administrative Claim and shall be deemed to have waived any argument and/or the right to produce any evidence not submitted to the Committee as part of the Administrative Claim. Any Judicial Claim must be commenced in the appropriate court or forum no later than twenty-four (24) months from the earliest of (A) the date the first benefit payment was made or allegedly due, (B) the date the Committee or its delegate first denied the claimant’s request or (C) the first date the claimant knew or should have known the principal facts on which such claim or action is based (such as by timely reviewing periodic Participant Account statements and timely reviewing payroll statements); provided, however, that, if the claimant commences an Administrative Claim before the expiration of such twenty-four (24)-month period, the period for commencing a Judicial Claim shall expire on the later of the end of the twenty-four (24)-month period and the date that is three (3) months after the claimant’s appeal of the initial denial of his Administrative Claim is finally denied, such that the claimant has exhausted the Plan’s claims and appeals procedures. Any claim or action that is commenced, filed or raised, whether a Judicial Claim or an Administrative Claim, after expiration of such twenty-four (24)-month period (or, if applicable, expiration of the three (3)-month period following exhaustion of the Plan’s claims and appeals procedures) shall be time-barred. Filing or commencing a Judicial Claim before the claimant exhausts the Administrative Claim requirements shall not toll the twenty-four (24)-month limitations period (or, if applicable, the three (3)-month limitations period).

By participating in the Plan, each Participant is deemed to have waived any right to participate in any class action or accept any form of personal recovery (equitable, monetary or otherwise) therefrom. Any legal proceeding filed by any Participant in connection with the Plan may only be filed in the United States District Court for the Northern District of Oklahoma, located in Tulsa, Oklahoma. Moreover, each Participant shall be deemed to have agreed to participate in binding arbitration or such other means of alternate dispute resolution as ONEOK or the Committee may require from time to time.

8.	Electronic Medium Notices and Elections; ERISA Disclosure and Reporting

A. The Plan may use an electronic medium to provide applicable notices and for the making of Participant elections to the maximum extent permitted by law. Any electronic system used by the Plan shall be reasonably designed to provide the information in any notice to an Employee, Participant or other recipient in a manner that is no less understandable to the recipient than a written document. Such electronic system used by the Plan shall be reasonably designed to alert the recipient, at the time a notice is provided, to the significance of the information in the notice, any instructions needed to access the notice and the availability of a paper copy at no cost to the recipient.

B. Notwithstanding any other provision stated, expressed or implied to the contrary in this Plan document, the Plan may be administered with respect to any election, consent, direction or other right, act, or feature provided for under or in connection with the Plan, by the Committee authorizing, directing or allowing that such things be done, delivered, provided or communicated by written instrument or by electronic medium, telephone voice response system, or any other means authorized and permitted under applicable laws and regulations, and determined and prescribed from time to time by the Committee.

9.	Recognition of Agency Relationships

The Trustee need not recognize the agency of any party for an Employee or Participant unless it shall receive documentary evidence thereof satisfactory to it and thereafter from time to time, as the Trustee may determine, additional documentary evidence showing the continuance of such agency; provided that the Trustee shall not be required to recognize any agency that the Trustee deems to be a device for violating the provisions of Paragraph 2. of Article XVII. Until such time as the Trustee shall receive documentary evidence satisfactory to it of the cessation or modification of any agency, the Trustee shall be entitled to rely upon the continuance of such agency and to deal with the agent as if he/she or it were the Employee or Participant.

10.	Valuation of Trust Assets

The Trustee shall value the assets of the Plan Trust as of the close of the last day of the Plan Year, and more frequently, if directed by the Committee. The assets of the Trust shall be valued at their fair market value and the Committee shall, in accordance with a method consistently followed and uniformly applied, allocate the sums contributed by the Company and Participants, plus the net income or minus the net loss of the Trust, and plus the net appreciation or minus the net depreciation in the Trust assets, to the separate Participants’ Accounts of the respective Participants under the Plan in accordance with the foregoing and the provisions of Article XI of the Plan.

11.	Allocation and Delegation of Committee Responsibilities

The Committee may (i) allocate among any of the members of the Committee any of the responsibilities of the Committee under the Plan or (ii) designate any person, firm, or corporation that is not a member of the Committee to carry out any of the responsibilities of the Committee under the Plan. Any such allocation or designation shall be made pursuant to a written instrument signed by a majority of the members of the Committee or its duly authorized representative and fiduciary. If such allocation or designation occurs, then the person, firm, or corporation designated, or to whom such allocation and delegation of authority, responsibilities, or duties is made, shall, upon acceptance thereof by them, be solely responsible for performing the delegated, allocated, or designated duties and functions until such delegation may terminate from time to time.

12.	Audit

Independent accountants shall annually examine the records of the Company and the Committee in respect of the Plan and, on the basis of such examination, make such report to the Trustee, as it may request. The records of the Trustee and (subject to such report by said independent accountants) the records of the Company and the Committee shall be conclusive in respect of all matters involved in the administration of the Plan.

13.	Annual Reports

The Committee shall annually furnish to each Participant a statement as of the end of the previous Plan Year, at such time and in such form as the Committee shall determine, setting forth the account of such Participant. Such statement shall be deemed to have been accepted as correct, unless written notice to the contrary is received by the Trustee within thirty (30) days after the mailing of such statement to the Participant.

14.	Overpayments

Whenever a payment is made by the Plan that is more than the benefit to which any Participant, beneficiary, alternate payee or other person is entitled under the Plan or applicable law, whether due to a mistake of fact or any other reason, an equitable lien by agreement shall be imposed on such excess payment and the Plan will have an unrestricted right to recover the cumulative amount of all such excess payments. If the recipient does not repay the overpaid amount promptly upon request, the Plan or the Company may withhold or offset future amounts, sue to recover such amounts or use any other lawful remedy to recoup any such amounts. In addition, the recipient may be required to reimburse the Company for any liability the Company incurs due to any failure to withhold, remit and report applicable taxes with respect to any such overpayment. If the Company, the Plan or any Plan fiduciary commences a legal proceeding to recover an overpayment, the recipient (including any third party who is holding any funds attributable to the overpayment) will be required to reimburse such entity for reasonable attorneys’ and other professional fees, court costs, disbursements and any other expenses incurred in attempting to collect the overpayment.

15.	Unclaimed Benefits

If the Plan is unable to make payment to any Participant, beneficiary, alternate payee or other person to whom a payment is due under the Plan because it cannot ascertain the identity or location of such person after making reasonable, good faith efforts, then the Plan Administrator may take such actions as it deems necessary and advisable, including, but not limited to, use of a third-party locator service, transferring such amounts to an IRA for the recipient’s benefit, forfeiture, freezing the Plan account, payment of Plan administration expenses or escheat under applicable state law. The cost of such actions and any resulting taxes, penalties and related costs (including reasonable attorneys’ fees) shall be borne by the payee to the maximum extent permitted by law. In the event a payee is located subsequent to the forfeiture and prior to the time the Plan has been terminated, such benefit shall be restored, first from forfeitures, if any, and then from an additional Company contribution if necessary.

16.	Reliance on Data and Consents

Each of the Company, the Trustee, the Committee, all fiduciaries with respect to the Plan, and all other persons or entities associated with the operation of the Plan, the management of its assets, and the provision of benefits thereunder, may reasonably rely on the truth, accuracy and completeness of all data provided by any Participant, Spouse, beneficiary or alternate payee, including, without limitation, data with respect to age, health and marital status. Furthermore, the Company, the Trustee, the Committee, and all fiduciaries with respect to the Plan may reasonably rely on all consents, elections and designations filed with the Plan or those associated with the operation of the Plan and its corresponding trust by any Participant, the Spouse of any Participant, any beneficiary of any Participant, any alternate payee of any Participant or the representatives of such persons without duty to inquire into the genuineness of any such consent, election or designation. None of the aforementioned persons or entities associated with the operation of the Plan, its assets and the benefits provided under the Plan shall have any duty to inquire into any such data, and all may rely on such data being current to the date of reference, it being the duty of the Participants, Spouses of Participants, beneficiaries and alternate payees to advise the appropriate parties of any change in such data.

17.	Duties and Responsibilities of Participants and Others

It shall be the duty of each Participant, surviving Spouse, beneficiary and alternate payee to:

A. promptly provide such information as may reasonably be required by the Committee, fiduciaries and funding agents upon establishment of their respective interests in the Plan and at all times thereafter;

B. make such elections as may be required under the Plan;

C. notify the Committee of all changes in address and marital status, spousal identity and employment status, and of all other changes that might affect the rights of such person under the Plan;

D. periodically verify and update as appropriate all designations of prospective beneficiaries (to the extent that such person has the privilege of designating prospective beneficiaries);

E. give the Committee sufficient advance notice with respect to benefit commencement;

F. return to the Plan any amounts received with respect to periods of suspension service (if the Plan provides for suspension of benefit payments during periods of suspension service) and any other amounts paid in error; and

G. in connection with information received from the Committee or any fiduciary or service provider with respect to the Plan, to verify such information and to call to the attention of the Committee within sixty (60) days after the receipt thereof any inaccuracies, errors or discrepancies therein.

ARTICLE XVII

GENERAL PROVISIONS

PARAGRAPH

1.	Notices and Communications

A. Delivery of Notices and Other Documents. All notices, reports, and statements given, made, delivered, or transmitted to a Participant shall be deemed duly given, made, delivered, or transmitted when mailed, by such class of mail as the Trustee may deem appropriate, with postage prepaid and addressed to the Participant at the address last appearing on the books of the Company. A Participant may change his/her address from time to time by written notice in form prescribed by the Committee.

B. Delivery of Communication by Participants. Written directions, notices, and other communications from Participants to the Company, the Trustee, or the Committee shall be mailed by first-class mail or delivered to such location as shall be specified in regulations or upon the forms prescribed by the Committee, and shall be deemed to have been given when received at such location.

2.	Non-Assignability

A. General. To the extent permitted by law, it is a condition of the Plan, and all rights of each Participant shall be subject thereto, that no right or interest of any Participant in the Plan or in his/her account shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including (but without limitation) by execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, but excluding devolution by death or mental incompetency; and no right or interest of any Participant in the Plan or in his/her account shall be liable for or subject to any obligation or liability of such Participant.

B. Loans. The foregoing limitation in Paragraph 2.A. shall not apply to a loan made to a Participant if such loan is secured by the Participant’s accrued nonforfeitable benefit and such loan is made in accordance with the nondiscriminatory loan policy prescribed in Paragraph 6. of Article XIII.

C. Qualified Domestic Relations Orders. The foregoing limitation shall not apply to a Qualified Domestic Relations Order, and payments shall be made hereunder in accordance with the applicable requirements of any such Qualified Domestic Relations Order in accordance with written procedures to be established by the Committee to determine the qualified status of domestic relations orders and to administer distributions under such orders in accordance with Section 206(d)(3) of ERISA, and regulations thereunder. For purposes of this Plan a “Qualified Domestic Relations Order” means any judgment, decree, or order (including approval of a property settlement) that creates or recognizes the existence of an alternate payee’s right to, or assigns to an alternate payee the right to, receive all or a portion of the benefits payable with respect to a Participant under this Plan, and relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child, or other dependent of a Participant, is made pursuant to a state domestic relations law (including a community property law), and which meets the requirements of Sections 206(d)(3)(C) and (D) of ERISA. For purposes of the foregoing, an “alternate payee” means any spouse, former spouse, child, or other dependent of a Participant who is recognized by a Qualified Domestic Relations Order as having a right to receive all or a portion of, the benefits payable under the Plan with respect to such Participant. A distribution to an alternate payee under the Plan shall be made as soon as administratively practicable following the Plan Administrator’s determination that an order is a Qualified Domestic Relations Order.

3.	Terms of Employment Unaffected

Participation in the Plan by a Participant shall in no way affect any of the Company’s rights to assign such Participant to a different job or position; to change his/her title, authority, duties, or rate of compensation; or to terminate his/her employment.

4.	Construction of the Plan

The Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma. Any interpretation of the Plan by the Committee shall be conclusive and may be relied upon by the Trustee and all parties in interest. Any conflict between the terms of this Plan document and any other communication regarding the Plan shall be resolved in favor of this Plan document. If any provision of this Plan is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan, and the remaining provisions of the Plan shall be construed and enforced in accordance with ONEOK’s stated intent or the Committee’s discretionary interpretation thereof, as if such provision had not been included. Internal cross-references within the plans are not intended to be conclusive and should be adjusted as the context may require in order to reflect their most logical association.

5.	Forfeitures

Forfeitures must be utilized no later than the last day of the Plan Year following the Plan Year in which the forfeiture occurs. Forfeitures shall be applied as follows:

A. First, if an amount must be restored to lost or missing Participant’s Account, such restoration shall be made from forfeitures unless ONEOK chooses to make an additional contribution for that purpose.

B. Second, remaining forfeiture amounts shall be applied to reduce the amount of cash contributed by the Matching Contribution or Profit Sharing Contributions otherwise due under the terms of the Plan.

C. Third, if ONEOK (acting in its settlor capacity as the Plan sponsor) chooses to satisfy its contributions due under the Plan in cash (without the use of forfeitures to reduce, in whole or in part, the contributions otherwise due under the Plan), any remaining forfeiture amounts for a Plan Year shall be used to pay reasonable administrative expenses of the Plan not otherwise paid by ONEOK (in its settlor capacity as the Plan sponsor) or satisfied through other means; provided, however, that in no event shall forfeitures be permitted to be used to reimburse revenue sharing amounts or discounts afforded by recordkeepers or other service providers or to pay the following fees or expenses that have been disclosed to Participants as being payable from, or a charge to, Participant accounts: (1) any investment fees or expenses (including, by way of example and not limitation, fees charged by fund managers), and (2) fees or expenses attributable to participant-initiated transactions (including, by way of example and not limitation and only to the extent applicable under the Plan, any loan fees, fees attributable to the review of domestic relations orders, managed account fees, brokerage window fees and withdrawal or distribution fees).

ARTICLE XVIII

TOP-HEAVY RULES

PARAGRAPH

1.	Minimum Contribution

If this Plan is top-heavy in any Plan Year, the Plan guarantees a minimum contribution of three percent (3%) of Compensation for each Non-key Employee who is a Participant employed by the Company on the last day of the Plan Year. If the contribution rate for the Key Employee with the highest contribution rate is less than three percent (3%), the guaranteed minimum contribution for Non-key Employees under this Paragraph 1. shall equal the highest contribution rate received by a Key Employee. The contribution rate is the sum of Company contributions (not including Company contributions to Social Security) and any forfeitures allocated to the Participant’s Account for the Plan Year divided by his/her Compensation for the Plan Year taking into consideration amounts contributed as a result of a salary reduction arrangement in determining the contributions made on behalf of Key Employees. All qualified defined contribution plans maintained by the Company shall be considered as a single plan for purposes of determining the contribution rate. For any year in which the Plan is top-heavy, each Non-key Employee shall receive a minimum contribution if not separated from service at the end of the Plan Year regardless of whether such Non-key Employee has declined to make any mandatory contribution otherwise required by the Plan.

If this Plan is top-heavy and any Participant in the Plan is a Participant in any other top-heavy defined contribution plan(s) maintained by the Company, then this Plan shall provide the defined contribution plan minimum contribution for all such top-heavy defined contribution plans.

If any Participant in the Plan is also covered by a top-heavy defined benefit plan of the Company, the aggregate top-heavy minimum benefit requirement for such Participant for all plans affected shall be satisfied by such Participant receiving a safe harbor minimum defined contribution under this Plan equal to at least five percent (5%) of his/her Compensation for each Plan Year such plans are top-heavy, all in accordance with and pursuant to the provisions of Treasury regulations §1.416-1, M-12, and any amendment thereto.

Notwithstanding the foregoing, the minimum contributions described in Code Section 416(c)(2) shall not be made on behalf of any Employee who has not met the age and service requirements of Code Section 410(a)(1)(A).

2.	Rate of Minimum Contribution

To the extent the contribution rate with respect to a Non-key Employee for a Plan Year as described in Paragraph 1. above, is less than the minimum contribution, the Company will increase its contribution for such Employee to the extent necessary so his/her contribution rate for the Plan Year shall equal the guaranteed minimum contribution. The required additional contribution shall be made from net profits of the Company to the extent available, but if for a particular Plan Year there are no profits out of which to make contributions to the Plan, the Company shall nevertheless make the minimum guaranteed contribution for each Non-key Employee. The Committee shall allocate the additional contribution to the account of the Non-key Employee for whom the Company makes the contribution.

3.	Top-Heavy Status Determination

The Plan is top-heavy for a Plan Year if the top-heavy ratio as of the Determination Date exceeds sixty percent (60%). The top-heavy ratio is a fraction, the numerator of which is the present value of the Accrued Benefit of all Key Employees as of the Determination Date, the contributions due as of the Determination Date, and distributions made within the one-year period immediately preceding the Determination Date, and the denominator of which is a similar sum determined for all Participants under this Plan; provided, that if any individual has not performed services for the Company at any time during the one (1)-year period ending on the Determination Date, any accrued benefit for such individual (and on account of such individual) shall not be taken into account. The foregoing determination of top-heaviness, and the top-heavy ratio shall also apply to distributions under a terminated plan that, if it had not been terminated, would have been required to be included in an aggregation group including the Plan. The Committee shall calculate the top-heavy ratio without regard to any Non-key Employee who was formerly a Key Employee. The Committee shall calculate the top-heavy ratio, including the extent to which it must take into account any distributions, rollovers, and other transfers, in accordance with Code Section 416 and the regulations thereunder.

If the Company maintains any other qualified plans, this Plan is a top-heavy plan only if it is part of the Top-Heavy Aggregation Group, and the top-heavy ratio for both the Top-Heavy Aggregation Group and the Additional Aggregation Group exceeds sixty percent (60%). The Committee shall calculate the top-heavy ratio and determine top-heavy status for the aggregation of plans for a particular year by the following procedures:

A. The present value of accrued benefits (including distribution to Key Employees) is determined separately for each plan as of each plan’s Determination Date;

B. The plans are then aggregated by adding together the results for each plan as of the Determination Dates for such plans that fall within the same calendar year, and

C. The combined results shall indicate whether or not the plans so aggregated are top heavy.

The Plan shall not be considered to be a top-heavy plan if it at any time consists solely of a cash or deferred arrangement that meets the requirements of Code Section 401(k)(12) or 401(k)(13), and matching contributions with respect to which the requirements of Code Sections 401(m)(11) and 401(m)(12) are met. If, but for the preceding sentence, the Plan would be treated as a top-heavy plan because it is a member of an aggregation group that is a top-heavy group, contributions under the Plan may be taken into account in determining whether any other plan in the group meets the requirements of requirements of providing minimum contributions and benefits under Code Section 416(c).

4.	Vesting

The vesting in Plan benefits for Participants provided in Paragraph 1. of Article XII, shall be applicable to this Plan as a top-heavy plan.

5.	Application to Bargaining Unit Employees

Notwithstanding any other provision of the Plan, during any Plan Year in which the Plan is top-heavy, the provisions of this Article shall not apply to any Employee covered by a collective bargaining agreement as described in Code Section 416(i)(4).

6.	Definitions

For purposes of applying the provisions of this Article XVIII, the following definitions shall be applicable:

A. “Key Employee” means, as of any Determination Date, any Participant or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date was an officer of the Company having an annual compensation greater than One Hundred Thirty Thousand Dollars ($130,000) (as adjusted under Code Section 416(i)(1)), a five-percent (5%) owner of the Company, or a one-percent (1%) owner of the Company who has total annual compensation from the Company of more than One Hundred Fifty Thousand Dollars ($150,000). For this purpose, annual compensation means compensation within the meaning of Code Section 415(c)(3). The determination of who is a key employee shall be made in accordance with Code Section 416(i)(1) and the applicable regulations and other guidance of general applicability thereunder.

B. “Non-key Employee” means a Participant who does not meet the definition of Key Employee, and such Participant’s beneficiary or beneficiaries.

C. “Five percent (5%) owner” means any person who owns (or is considered as owning within the meaning of Code Section 318) more than five percent (5%) of the outstanding stock of the Company or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Company.

D. “One percent (1%) owner” means any person who would be described in Paragraph 6.C., above, if “one percent (1%)” were substituted for “five percent (5%)” each place it appears in Paragraph 6.C., above.

For purposes of the foregoing, subparagraph (C) of Code Section 318(a)(2) shall be applied by substituting “five percent (5%)” for “fifty percent (50%);” the rules of Subsection (b), (c), and (m) of Code Section 414 shall not apply for purposes of determining ownership of the Company; and the term “compensation” shall have the meaning given such term by Code Section 414(q)(7).

E. “Accrued Benefit” shall mean the amount of the Participant’s account under this Plan as of any particular date derived within the limitation year for this Plan.

F. “Top-Heavy Aggregation Group” means each qualified plan of the Company in which at least one (1) Key Employee participates (in the Plan Year containing the Determination Date or any of the four (4) preceding Plan Years) and any other qualified plan of the Company which, when considered with such qualified plans with Key Employee participants, enables such plans (those with at least one (1) Key Employee) to meet the coverage and nondiscrimination rules of Code Sections 401(a)(4) or 410.

G. “Additional Aggregation Group” means the Top-Heavy Aggregation Group plus any other qualified plans maintained by the Company, but only if such group would satisfy in the aggregate the requirements of Code Sections 401(a)(4) and 410. The Committee shall determine which plan or plans to consider in determining the Additional Aggregation Group.

H. “Determination Date” for any Plan Year is the last day of the preceding Plan Year.

I. “Valuation Date” means the annual date on which Plan assets are to be valued hereunder for the purpose of determining the value of account balances, which occurred most recently within a twelve (12)-month period ending on the determination date.

ARTICLE XIX

MODIFICATION AND TERMINATION

PARAGRAPH

1.	Amendment and Termination of Plan

ONEOK hopes and expects to continue the Plan indefinitely. However, the right to amend, modify or terminate the Plan is necessarily reserved by ONEOK. The amendment or modification of the Plan may be made by the ONEOK, Inc. Benefit Plan Sponsor Committee executing or approving a written instrument containing such amendment or modification as it deems necessary or advisable; provided, that no amendment or modification of the Plan that would increase the benefits provided to Participants or increase contributions required to be made by the Company under the Plan, or to terminate the Plan, shall be made unless such amendment or modification is authorized pursuant to a resolution adopted by the Board.

2.	Limit to Effect of Modification

A modification may affect Participants at the time thereof as well as future Participants, but no modification, termination or partial termination or discontinuance of the Plan for any reason may diminish the account of any Participant as of the effective date of such modification or discontinuance. No modification may alter the allocation of the benefits as between Officers and Directors, on the one hand, and other Employees, on the other hand. A modification that affects the rights or duties of the Trustee may be made only with the consent of the Trustee.

3.	Participant Rights in Case of Modification

In the event that any modification of the Plan shall adversely affect the rights of any Participant as to the use of or withdrawal from his/her account, such Participant, for a period of ninety (90) days after the effective date of such modification, shall have the option, to be exercised by written notice to the Trustee in form prescribed by the Committee (a copy of which form of notice shall accompany the notice of modification), to have liquidated and distributed to him/her his/her entire account as of the effective date of such modification; provided, that such right of distribution shall be subject to any applicable qualification requirements of the Code and regulations thereunder, and shall not be permitted to the extent the Committee determines that such distribution will adversely affect the qualified status of the Plan, or is otherwise not permissible or authorized under the Code and regulations.

4.	Nonforfeitability

Notwithstanding any other provisions of the Plan, in the case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan after the date of the enactment of ERISA, each Participant in the Plan shall (if the Plan then terminated) receive a benefit immediately after the merger, consolidation, or transfer that is equal to or greater than the benefit he/she would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

5.	Termination Distributions

Upon any termination or partial termination of the Plan, each Participant will receive distribution of the entire balance of his/her account held under the Plan (subject to the successor plan rule in Treasury regulation § 1.401(k)-1(d)(4)).

6.	Transfer or Sponsorship of Plan

The Plan is sponsored by ONEOK for the exclusive benefit of the employees of the Company and their beneficiaries. Any transfer of sponsorship of the Plan to a successor employer may be permissible in connection with the acquisition of business assets or operations, but such a transfer of sponsorship of the Plan shall not be made if it is not in connection with the acquisition of a business assets or operations or if substantially all business risks and opportunities under the transaction are those associated with the transfer of the sponsorship of the Plan.

Signature Page Follows

The ONEOK, Inc. Benefit Plan Sponsor Committee hereby adopts this amended and restated ONEOK, Inc. 401(k) Plan on this 20th day of December 2024, effective January 1, 2024.

ONEOK, INC. BENEFIT PLAN SPONSOR COMMITTEE

By:	/s/ Mary Spears
Name:	Mary Spears
Title:	Senior Vice President, Chief Accounting Officer, Finance & Tax